   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 28, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           MEGO MORTGAGE CORPORATION
             (Exact name of Registrant as Specified in its Charter)
                             ---------------------

              DELAWARE                               6162                              88-0286042
    (State or Other Jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of Incorporation or Organization)       Classification Code Number)              Identification No.)

                        1000 PARKWOOD CIRCLE, SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                                JAMES L. BELTER
                            EXECUTIVE VICE PRESIDENT
                           MEGO MORTGAGE CORPORATION
                        1000 PARKWOOD CIRCLE, SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                          Copies of communications to:

                 FERN S. WATTS, ESQ.                                   JOERG H. ESDORN, ESQ.
              GREENBERG TRAURIG HOFFMAN                             GIBSON, DUNN & CRUTCHER LLP
             LIPOFF ROSEN & QUENTEL, P.A.                                 200 PARK AVENUE
                 1221 BRICKELL AVENUE                                 NEW YORK, NEW YORK 10166
                 MIAMI, FLORIDA 33131                                      (212) 351-4000
                    (305) 579-0500                                   (FACSIMILE) (212) 351-4035
              (FACSIMILE) (305) 579-0717

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
           TO BE REGISTERED                 REGISTERED              NOTE                PRICE           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
12 1/2% Senior Subordinated Notes
  Series C due 2001...................     $40,000,000             $1,000            $40,000,000            $12,122
========================================================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           MEGO MORTGAGE CORPORATION

                               OFFER TO EXCHANGE
                                      ITS
              12 1/2% SENIOR SUBORDINATED NOTES SERIES C DUE 2001
                         ($40,000,000 PRINCIPAL AMOUNT)
                    FOR ANY AND ALL OUTSTANDING UNREGISTERED
              12 1/2% SENIOR SUBORDINATED NOTES SERIES B DUE 2001
                         ($40,000,000 PRINCIPAL AMOUNT)

                             ---------------------

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON                , 1998, UNLESS EXTENDED.

                             ---------------------

     Mego Mortgage Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange its 12 1/2% Senior Subordinated Notes Series C due 2001 (the "Exchange Notes") for an equal principal amount of its outstanding 12 1/2% Senior Subordinated Notes Series B due 2001 (the "Additional Notes"), of which an aggregate of $40,000,000 in principal amount is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and term of the Additional Notes except that (i) the Company's offer and exchange of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, the Exchange Notes will not bear legends restricting their transfer, and (ii) Holders (as defined herein) of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined herein), which rights will terminate when the Exchange Offer is consummated, except as specifically provided in the Registration Rights Agreement (as defined herein). The Exchange Notes will evidence the same debt as the Additional Notes (which they replace) and will be issued under and be entitled to the same benefits of the Indenture (as defined herein) governing the Additional Notes, as well as the Company's currently outstanding $40,000,000 principal amount of its 12 1/2% Senior Subordinated Notes Series A due 2001 (the "Original Notes," and together with the Additional Notes and the Exchange Notes, the "Notes").

     The Company will accept for exchange any and all validly tendered
Additional Notes on or prior to 5:00 p.m., New York City time, on             ,
1998 (if and as extended, the "Expiration Date"). Tenders of Additional Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Additional Notes being tendered for exchange. Additional Notes may be tendered only in integral multiples of $1,000.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE FOR THE EXCHANGE NOTES.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is             , 1997

     The Additional Notes were sold by the Company on October 20, 1997 to Friedman, Billings, Ramsey & Co., Inc. (the "Initial Purchaser") in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchaser subsequently resold the Additional Notes in transactions not requiring registration under the Securities Act or applicable state securities laws to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act,
(ii) a limited number of Accredited Investors, within the meaning of Rule 501(a) promulgated under the Securities Act and (iii) foreign purchasers outside the United States in reliance on Regulation S promulgated under the Securities Act. Accordingly, the Additional Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof without further registration under the Securities Act. However, any Holder of Additional Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission set forth in the above referenced no action letters, (ii) will not be able to tender Additional Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Additional Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each Holder of the Additional Notes (other than the specified Holders previously mentioned) who wishes to exchange Additional Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company or any Subsidiary Guarantor (as defined in "Description of the Notes"), (ii) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and
(iii) at the time of consummation of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Additional Notes for its own account as a result of market-making activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Additional Notes) with the prospectus contained in this Exchange Offer Registration Statement (as defined herein). Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in this Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     Holders of Additional Notes whose Additional Notes are not tendered and accepted in the Exchange Offer will continue to hold such Additional Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture, and with respect to transfer, under the Securities Act and, except as set forth above, will have no further rights under the Registration Rights Agreement.

     The Company will pay all the expenses incurred by it incident to the Exchange Offer. Any Additional Notes not accepted for exchange for any reason will be returned without expense to the tendering Holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer."

     The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. To the extent that Additional Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Additional Notes could be adversely affected.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of each global note, Exchange Notes in certificated form will be issued in exchange for the global note only as set forth in the Indenture. See "Description of the Notes -- Book-Entry, Delivery and Form."

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus gives effect to (i) a 1,600-for-1 stock split effected in October 1996 and (ii) certain amendments to the Indenture pursuant to which the Original Notes and the Additional Notes were, and the Exchange Notes will be, issued.

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, the Company's expectation and estimates as to the Company's business operations, including the introduction of new products and future financial performance, including growth in revenues and net income and cash flows. In addition, in those and other portions of this Prospectus, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company's management, with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. The Company does not intend to update these forward-looking statements.

                                  THE COMPANY

     Mego Mortgage Corporation (the "Company") is a specialized consumer finance company that originates, purchases, sells, securitizes and services consumer loans consisting primarily of conventional uninsured home improvement and debt consolidation loans which are generally secured by liens on residential property ("Conventional Loans"). The Company has historically originated loans through its network of independent correspondent lenders ("Correspondents") and home improvement construction contractors ("Dealers"). Until May 1996, the Company originated only home improvement loans insured under the Title I credit insurance program ("Title I Loans") of the Federal Housing Administration (the "FHA"). Subject to certain limitations, the Title I program provides for insurance of 90% of the outstanding principal balance of the loan, and certain other costs. The Company began its conventional lending operations to high credit quality and higher income borrowers than the typical Title I borrower in May 1996 in order to leverage its existing network of Correspondents and Dealers. Pursuant to these programs, the Company originates uninsured conventional home improvement loans to facilitate larger home improvement and remodeling projects which exceed the FHA Title I program loan limits, as well as enable borrowers to use all or a portion of the proceeds for debt consolidation. Debt consolidation loan proceeds are used to shift high interest rate credit card debt and other consumer finance obligations into a single monthly mortgage payment. Such Conventional Loans when added to existing senior lien balances may have a post funding combined loan-to-value ratio ("LTV") of up to 125% of the underlying properties' value. At August 31, 1997, the Company's Conventional Loan portfolio had a weighted-average combined LTV of 112%. For the three months ended August 31, 1996 and the year ended August 31, 1997, the Company originated $11.2 million and $428.8 million of Conventional Loans, respectively, which constituted 22.5% and 81.4% of the Company's total loan originations during the respective periods.

     The profile of the Company's borrowers is typified by individuals who own their homes and have verifiable income but may have limited access to traditional financing sources due to insufficient home equity, limited credit history or high ratios of debt service to income. These borrowers, particularly those who wish to consolidate debt, require or seek a high degree of personalized service and prompt response to their loan applications. As a result, the Company's borrowers generally are not averse to paying the higher interest rates that the Company receives in its loan programs as compared to the interest rates charged by banks and other traditional financial institutions. The Company has developed a proprietary credit index profile ("CIP") that includes as a significant component the credit evaluation score methodology developed by Fair, Isaac and Company ("FICO") to classify borrowers on the basis of likely future performance. The other components of the Company's credit scoring system include debt-to-income ratio, employment history and residence stability. The Company currently makes Conventional Loans only to those borrowers with an "A" or "B" credit grade, representing the two lowest credit risk levels, using the CIP. At August 31, 1997, the Company's Conventional Loan borrowers had a weighted-average FICO score of 672, an average annual income of $57,468, an average of 8.6 years of current industry employment, and an average of 4.3 years of residence in the underlying mortgaged property. The Company receives varying rates of interest based upon the borrower's credit profile and income and assumed risk. For the years ended August 31, 1996 and 1997, the loans originated by the Company had a weighted-average interest rate of 14.03% and 13.92%, respectively.

     The Company's loan originations increased to $526.9 million during the year ended August 31, 1997 from $139.4 million during the year ended August 31, 1996. The Company's revenues increased to $54.8 million for the year ended August 31, 1997 from $23.6 million for the year ended August 31, 1996. For the year ended August 31, 1997, the Company had net income of $14.7 million compared to $6.9 million for the year ended August 31, 1996. The Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis.

     The Company currently sells substantially all the loans it originates either through securitizations at a yield below the stated interest rate on the loans, generally retaining the right to service the loans and to receive any amounts in excess of the yield to the purchasers, or through whole loan sales to third party institutional purchasers. In connection with whole loan sales, the Company either sells the loans on a servicing retained basis at a yield below the stated interest rate on the loans or on a servicing released basis at a premium. The Company has completed seven securitizations from March 1996 through November 1997, and expects to sell a substantial portion of its loan production through securitizations in the future. Through access to securitization, the Company believes that it has the ability to sell higher volumes of loans on more favorable terms than through whole loan sales. However, the Company continues to make whole loan sales on either a servicing released or servicing retained basis. Currently, sales on a servicing released basis and some sales on a servicing retained basis enable the Company to generate a cash premium at the time of sale. At August 31, 1997, the Company serviced $618.5 million of loans it had sold through whole loan sales and securitizations, and $9.6 million of loans it owned.

     The Company was incorporated under the laws of the State of Delaware in 1992. The Company's principal executive offices are located at 1000 Parkwood Circle, Suite 500, Atlanta, Georgia 30339, and its telephone number is (770) 952-6700.

                             STRATEGIC INITIATIVES

     The Company's strategic plan is to continue to expand its lending operations while maintaining the credit quality of its portfolio. The Company's strategies include: (i) offering new complementary loan products such as non-conforming first mortgage loans; (ii) expanding its existing network of Correspondents and Dealers; (iii) initiating direct mortgage lending; and (iv) mitigating negative cash flow by continuing to sell a portion of the Company's originations in secondary market transactions for cash premiums, seeking to increase the amount of warehouse credit lines available to the Company and developing loan products which are salable for cash premiums.

     Subprime First Mortgage Lending. The Company intends to expand its loan product lines commencing in December 1997 to include the origination of subprime conventional residential first mortgage loans ("First Mortgage Loans") by leveraging its existing relationships. The Company intends to originate this product solely for sale at cash premiums in the secondary market, without recourse for credit losses or risk of prepayment. With respect to this new product line, increased emphasis will be placed on the underlying collateral value of the residence with such value fully supported by independent appraisals. Prior to funding any loans in this new product line, the Company plans to obtain contractual forward purchase commitments for this product line from third party financial institutions.

     Correspondent and Dealer Networks. At August 31, 1997, the Company had developed a network of 694 active Correspondents and 670 active Dealers. The Company's Correspondents generally offer a wide variety of loans and its Dealers typically offer home improvement loans in conjunction with debt consolidation.

By offering a more diversified product line, including Conventional Loans, and maintaining its high level of service, the Company has increased the loan production from its existing network of Correspondents and Dealers. The Company also intends to increase its number of active Correspondents and Dealers by greater penetration of existing markets, due to its broader product fine.

     Direct Lending. In order to diversify its loan source channels, the Company commenced direct to consumer origination of Conventional Loans in September 1997. The Company has entered into an agreement with a consumer finance institution for the acquisition of loan referrals of pre-qualified potential borrowers whose credit profiles and/or higher LTV requirements may not meet the referring institution's conforming loan product guidelines, but may be suitable for approval and funding under the Company's existing product mix. The Company expects to enter into similar agreements with additional lenders. In the direct to consumer origination channel, origination fees are typically paid by the borrowers to the Company and are expected to exceed the Company's cost of referrals. This program is unlike Correspondent originations which require upfront cash premiums for the acquisition of loans with no related offsets. Accordingly, this channel of origination requires less upfront cash than the Company's historical methods. The Company anticipates that as it expands its lending operations it will continue to realize economies of scale thereby reducing its average loan origination costs and enhancing its profitability. Over the long-term, the Company will seek to reduce its dependency on outside funding sources. See "Business -- Business Strategy."

                   RELATIONSHIP WITH MEGO FINANCIAL; SPIN-OFF

     The Company was formed in June 1992 as a wholly-owned subsidiary of Mego Financial Corp. ("Mego Financial"), a publicly traded company, and commenced origination of loans in March 1994. In November 1996, the Company consummated an underwritten initial public offering (the "IPO") of 2.3 million shares of its common stock, $.01 par value (the "Common Stock"). As a result of the consummation of the IPO, Mego Financial's ownership of the Company was reduced to approximately 81.3% of the outstanding Common Stock. On September 2, 1997, Mego Financial distributed all of its 10.0 million shares of Common Stock of the Company to Mego Financial's shareholders in a tax-free spin-off (the "Spin-off"). In order to fund the Company's past operations and growth, and in conjunction with filing consolidated tax returns, the Company incurred debt and other obligations to Mego Financial and its subsidiary, Preferred Equities Corporation ("PEC"). The amount of debt owed to Mego Financial and PEC was $12.8 million at August 31, 1996 and $10.1 million at August 31, 1997. The Company repaid $3.9 million of debt to Mego Financial in October 1997 with the proceeds of the Private Placement (as defined herein). It is not anticipated that Mego Financial will provide funds to the Company or guarantee the Company's indebtedness in the future, although it may do so. The Company intends to use a portion of the net proceeds of the Equity Offering (as defined herein) to repay $3.9 million of debt owed to Mego Financial. The Company also has agreements with PEC for the provision of management services and loan servicing. See "Certain Transactions."

                              RECENT DEVELOPMENTS

     On November 12, 1997, the Company filed a Registration Statement with the Commission relating to its proposed public offering (the "Equity Offering") of 3,500,000 shares of its Common Stock. An overallotment option granted to the underwriters of the Equity Offering would increase the size of the offering to 4,025,000 shares of Common Stock. The Company intends to use the net proceeds of the Equity Offering to repay an additional approximately $3.9 million of debt owed to Mego Financial, pay down amounts under its lines of credit and provide capital to originate and securitize loans. There can be no assurance that the Equity Offering will in fact be consummated.

     In October 1997, the Company consummated a private placement (the "Private Placement") of the Additional Notes which increased the aggregate principal amount of Notes outstanding from $40.0 million to $80.0 million. The Company used approximately $29.0 million of the net proceeds of the Private Placement to reduce amounts outstanding under the Company's lines of credit and $3.9 million of the net proceeds to repay debt owed to Mego Financial. The balance of the net proceeds has been and will be used to originate and securitize loans. Prior to the consummation of the Private Placement, the Company obtained the required consents pursuant to a solicitation (the "Consent Solicitation") to amendments (the "Indenture Amendments") to the indenture governing the Notes (the "Original Indenture" and as amended, the "Indenture"), which among other things permitted the issuance of the Additional Notes and the Exchange Notes and modified certain covenants applicable to the Company. In connection with the Consent Solicitation, the Company made consent payments of $10.00 cash per $1,000 principal amount of Original Notes to Holders thereof who properly furnished their consents to the Indenture Amendments.

     In October 1997, the Company entered into a revolving credit facility with a financial institution providing for an initial advance of up to $5.0 million secured by certain residual interest and interest only securities. This credit facility bears an annual interest rate of the higher of (i) the prime rate as established by The Chase Manhattan Bank, N.A., plus 2.5% or (ii) 9.0%. This credit facility may be increased to an aggregate principal amount of up to $8.8 million with additional lender participations.

     Pursuant to the Spin-off, effective on September 2, 1997, Mego Financial distributed all of its 10.0 million shares of the Company's Common Stock to Mego Financial's shareholders. The Company believes that the Spin-off will not have a material adverse effect on the Company's business or strategic plans, and expects the Spin-off to provide the Company with a simplified corporate structure and increased flexibility with respect to financing options and tax planning.

     As of September 2, 1997, Jeffrey S. Moore became Chief Executive Officer of the Company. See "Management." Additionally, the Company determined to change its fiscal year-end from August 31 to December 31, effective December 31, 1997.

     In June and August 1997, the Company completed its first two non-monoline insured securitizations pursuant to which it sold pools of loans amounting to $104.6 million and $73.3 million, respectively. The Company will continue to service the sold loans and is entitled to receive a servicing fee of 1.0% from payments in respect of interest on the sold loans. From March 1996 to date, the Company has completed seven securitizations pursuant to which it has sold loan pools having an aggregate principal balance of approximately $531.3 million.

                          TERMS OF THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of its Exchange Notes for each $1,000 principal amount of its outstanding Additional Notes that are properly tendered and accepted. As of the date of this Prospectus, $40.0 million in aggregate principal amount of the Additional Notes are outstanding. Upon consummation of the Exchange Offer, the terms of the Exchange Notes (including the principal amount, interest rate, maturity and ranking) will be identical in all material respects to the terms of the Additional Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain terms providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." As of the Record Date (as defined
                             herein), there are        registered Holders of
                             Additional Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Additional Notes being tendered for exchange.

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998 (the Expiration Date "Expiration Date"). See
                             "The Exchange Offer -- Terms of the Exchange Offer;
                             Expiration Date; Termination."

Exchange Date..............  The date of acceptance for exchange of the
                             Additional Notes will be the first business day practicable following the Expiration Date.

Accrued Interest on the
  Exchange Notes and
  Additional Notes.........  The Exchange Notes will bear interest from their respective issuance dates at the same rate and upon the same terms as the Additional Notes. Holders whose Additional Notes are accepted for exchange will receive accrued and unpaid interest thereon to, but not including, the issuance date of the Exchange Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Additional Notes accrued from and after the date of issuance of the Exchange Notes. Such accrued but unpaid interest on the Additional Notes will be payable with the first interest payment on the Exchange Notes.

Conditions of the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, including (i) no commencement of any action, legal or governmental, with respect to the Exchange Offer or which the Company reasonably determines would make it inadvisable to proceed with the Exchange Offer, (ii) no banking moratorium or similar event or international calamity involving the United States, and (iii) no material adverse change in the business or prospects of the Company. The Company expects that the foregoing conditions will be satisfied. All such conditions may be waived by the Company. Holders of Additional Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Conditions of the Exchange Offer."

Procedures for Tendering
  Additional Notes.........  See "The Exchange Offer -- Procedures for Tendering
                             Additional Notes."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal Rights."

Acceptance of Additional
  Notes and Delivery of
  Exchange Notes...........  Subject to the satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept for exchange any and all Additional Notes that are properly tendered to the Exchange Agent (as defined herein) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Acceptance of Additional Notes for Exchange; Delivery of Exchange Notes."

Certain Federal Income Tax
  Considerations...........  For a discussion of certain federal income tax consequences of the exchange of the Additional Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent.............  American Stock Transfer & Trust Company is the
                             exchange agent (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

                    TRANSFER RESTRICTIONS ON EXCHANGE NOTES

Exchange Notes.............  Based upon interpretations by the staff of the
                             Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 180 days following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities. See "The Exchange Offer" and "Plan of Distribution." Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder (as defined herein) or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

                       EFFECT ON HOLDERS OF ADDITIONAL NOTES

Additional Notes...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Additional Notes pursuant to the terms of this Exchange Offer, the remaining Holders of the Additional Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Additional Notes who do not tender their Additional Notes in the Exchange Offer will continue to hold such Additional Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Additional Notes will continue to be subject to the restrictions on transfer provided for in the Additional Notes and the Indenture. To the extent that Additional Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Additional Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

                       DESCRIPTION OF THE EXCHANGE NOTES

Securities Offered.........  $40,000,000 aggregate principal amount of the
                             Company's 12 1/2% Senior Subordinated Notes Series C due December 1, 2001.

Interest Payment Dates.....  Semi-annually on June 1 and December 1 of each year commencing June 1, 1998.

Subsidiary Guarantees......  The obligations of the Company under the Notes will be jointly and severally guaranteed by each of its future Restricted Subsidiaries, other than Special Purpose Subsidiaries (each as defined herein). See "Description of the Notes -- Subsidiary Guarantees."

Optional Redemption........  The Notes are not redeemable at any time by the
                             Company prior to maturity, except that, until December 1, 1998, the Company may redeem, at its option, up to 35% of the original principal amount of the Notes at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the redemption date with the net proceeds of one or more Public Equity Offerings (as defined herein) if at least 65% of the original principal amount of the Notes remains outstanding after such redemption. See "Description of the
                             Notes -- Optional Redemption."

Mandatory Redemption.......  None.

Sinking Fund...............  None.

Ranking....................  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, and will be senior in right of payment to all Indebtedness (as defined herein) of the Company that by its terms is expressly subordinated in right of payment to the Notes. Each Subsidiary Guarantee (as defined herein) will be a general unsecured obligation of the Subsidiary Guarantor (as defined herein), subordinated in right of payment to all Senior Indebtedness of such Subsidiary Guarantor, and will be senior in right of payment to all Indebtedness of such Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to the Subsidiary Guarantees. As of August 31, 1997, after giving effect to the issuance of the Additional Notes pursuant to the Private Placement and the application of the net proceeds therefrom, the outstanding Senior Indebtedness of the Company, on a consolidated basis, would have been approximately $6.6 million.

Change of Control..........  Upon a Change of Control (as defined herein),
                             Holders of the Notes will have the option to require the Company to repurchase all outstanding Notes of the Holders requiring such repurchase at 101% of their principal amount, plus accrued interest to the date of repurchase. There can be no assurance that the Company will have the funds available to repurchase the Notes in the event of a Change of Control.

Certain Covenants..........  The Indenture pursuant to which the Exchange Notes will be, and the Original Notes and the Additional Notes were, issued contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur certain indebtedness, pay dividends and make other distributions, engage in transactions with affiliates, sell assets (including stock of subsidiaries), issue subsidiary preferred stock, create certain liens, engage in mergers or consolidations and enter into any arrangement that would impose certain restrictions on the ability of subsidiaries to make dividend and other payments to the Company. See "Description of the Notes -- Certain Covenants."

Amendment or Waiver of
  Indenture Provisions.....  Certain provisions of the Indenture, including those related to Change of Control, may be amended or waived with the consent of the Holders of at least the majority in principal amount of then outstanding Notes.

Use of Proceeds............  No proceeds will be received by the Company from the Exchange Offer. The net proceeds from the sale of the Additional Notes, however, were used to provide capital to originate and securitize loans, to repay debt owed to Mego Financial and to pay down the amounts outstanding under the Company's lines of credit.

                                  RISK FACTORS

     Before tendering Additional Notes for Exchange Notes offered hereby, Holders of Additional Notes should carefully consider all of the matters described herein under "Risk Factors," including, among others: Holders of Additional Notes who do not exchange pursuant to the Exchange Offer will suffer certain adverse consequences; risks relating to subordination and leverage; consequences of a change of control; risks related to the fact that the Company has operated, and expects to continue to operate for the foreseeable future, on a negative cash flow basis; risks relating to changes in interest rates; risks related to the Company's dependence on securitization and other sale transactions; risks associated with capitalized mortgage servicing rights and valuation of mortgage related securities; risks relating to possible termination of servicing rights; contingent risks including the risks relating to losses from loan delinquencies and other loan defaults; risks relating to subprime first mortgage lending including the reliance on contractual commitments for the purchase of First Mortgage Loans; risks relating to the Company's limited operating history; risks inherent in the implementation of the Company's growth strategy; risks relating to the Company's dependence on credit enhancement; risks relating to dependence on financing and need for additional financing; risks relating to the Company's concentration of operations in California and Florida; legislative and regulatory risks; risks relating to the Company's dependence on management and services provided by PEC; and risks associated with competition.

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial information set forth below should be read in conjunction with the financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. Certain reclassifications have been made to conform prior years with the current presentation.

                                                              YEAR ENDED AUGUST 31,
                                                    -----------------------------------------
                                                    1994(1)    1995      1996        1997
                                                    -------   -------   -------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain on sale of loans...........................  $   579   $12,233   $16,539   $    45,123
  Net unrealized gain on mortgage related
     securities(2)................................       --        --     2,697         3,518
  Loan servicing income, net......................       --       873     3,348         3,036
  Interest income, net of interest expense of
     $107, $468, $1,116, and $6,374...............      172       473       988         3,133
                                                    -------   -------   -------   -----------
Total revenues....................................      751    13,579    23,572        54,810
                                                    -------   -------   -------   -----------
Total costs and expenses..........................    2,262     7,660    12,417        31,000
                                                    -------   -------   -------   -----------
Income (loss) before income taxes(3)..............   (1,511)    5,919    11,155        23,810
Income taxes(3)...................................       --     2,277     4,235         9,062
                                                    -------   -------   -------   -----------
Net income (loss).................................  $(1,511)  $ 3,642   $ 6,920   $    14,748
                                                    =======   =======   =======   ===========
Net income per share..............................                                $      1.25
                                                                                  ===========
Weighted-average number of common shares and
  common share equivalents........................                                 11,802,192
                                                                                  ===========
Ratio of earnings to fixed charges(4).............      N/A      7.69x     2.38x         5.59x(5)

                                          AS OF AUGUST 31,                 AS OF AUGUST 31, 1997
                                     ---------------------------   -------------------------------------
                                                                                            PRO FORMA
                                                                                 PRO            AS
                                     1994(1)    1995      1996      ACTUAL    FORMA(6)    ADJUSTED(6)(7)
                                     -------   -------   -------   --------   ---------   --------------
STATEMENT OF FINANCIAL CONDITION
  DATA:
Cash and cash equivalents..........  $  824    $   752   $   443   $  6,104   $ 11,601       $ 39,399
Loans held for sale, net...........   1,463      3,676     4,610      9,523      9,523          9,523
Mortgage related securities(2).....      --         --    22,944    106,299    106,299        106,299
Excess servicing rights(2).........     904     14,483    12,121         --         --             --
Mortgage servicing rights..........      --      1,076     3,827      9,507      9,507          9,507
Total assets.......................   5,122     24,081    50,606    154,200    161,724        189,522
Total liabilities..................     983     13,300    32,905     61,093     28,217         19,817
Subordinated debt..................      --         --        --     40,000     80,400(8)      80,400(8)
Total stockholders' equity.........   4,139     10,781    17,701     53,107     53,107         89,305

                                                              YEAR ENDED AUGUST 31,
                                                    ------------------------------------------
                                                    1994(1)     1995        1996        1997
                                                    -------    -------    --------    --------
OPERATING DATA:
Loans originated..................................  $ 8,164    $87,751    $139,367    $526,917
Weighted average interest rate on loans
  originated......................................    14.18%     14.55%      14.03%      13.92%
Servicing portfolio (end of year):
  Company-owned loans:
     Conventional.................................  $    --    $    --    $    922    $  8,661
     Title I......................................    1,471      3,720       3,776         902
                                                    -------    -------    --------    --------
          Total Company-owned loans...............    1,471      3,720       4,698       9,563
                                                    -------    -------    --------    --------
  Sold and securitized loans:
     Conventional.................................       --         --      10,501     363,961
     Title I......................................    6,555     88,566     198,990     254,544
                                                    -------    -------    --------    --------
          Total sold and securitized loans........    6,555     88,566     209,491     618,505
                                                    -------    -------    --------    --------
          Total servicing portfolio...............  $ 8,026    $92,286    $214,189    $628,068
                                                    =======    =======    ========    ========

                                                             AS OF AUGUST 31,
                                                ------------------------------------------
                                                1994(1)     1995        1996        1997
                                                -------    -------    --------    --------
DELINQUENCY DATA:
Conventional Loan delinquency data(9):
  31-60 days past due.........................       --         --        0.44%       0.40%
  61-90 days past due.........................       --         --        0.00        0.20
  91 days and over past due...................       --         --        0.00        0.34
Title I Loan delinquency data(9):
  31-60 days past due.........................     2.06%      2.58%       2.27%       3.19%
  61-90 days past due.........................     0.48       0.73        0.90        1.68
  91 days and over past due...................     0.36       0.99        4.78(10)     7.06
  91 days and over past due, net of claims
     filed(11)................................     0.26       0.61        2.05        5.20
  Outstanding claims filed with HUD(12).......     0.10       0.38        2.73        1.86
Amount of FHA insurance available for
  Title I Loans serviced......................  $   813    $ 9,552    $ 21,205    $ 21,094(13)
Amount of FHA insurance available as a
  percentage of Title I Loans serviced........    10.13%     10.35%      10.46%       8.26%(13)
Total delinquency data:
  31-60 days past due.........................     2.06%      2.58%       2.17%       1.54%
  61-90 days past due.........................     0.48       0.73        0.85        0.80
  91 days and over past due...................     0.36       0.99        4.53(10)     3.07
  91 days and over past due, net of claims
     filed(14)................................     0.26       0.61        1.94        2.32
Outstanding claims filed with HUD(15).........     0.10       0.38        2.59        0.75
Aggregate losses on liquidated loans(16)......  $    --    $  16.8    $   32.0    $  201.0

---------------

 (1) The Company commenced originating loans in March 1994.
 (2) Mortgage related securities represent interests retained by the Company in loan sale transactions and the excess of the interest rate payable by an obligor on a sold loan over the yield to purchasers, after payment of servicing and other fees. Pursuant to the implementation of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), the Company has reclassified, as of January 1, 1997, excess servicing rights as interest only receivables which are carried as mortgage related securities.
 (3) The results of operations of the Company were included in the consolidated federal income tax returns filed by Mego Financial through the date of the Spin-off. Mego Financial allocated income taxes to the Company calculated on a separate return basis. See "Certain Transactions."

 (4) Earnings include pretax income, the portion of rents representative of the interest factor and interest on debt. Fixed charges include interest on indebtedness, prepaid commitment fees and the portion of rents representative of the interest factor.
 (5) Ratio computed giving pro forma effect for the total additional interest expense resulting from the issuance of the Additional Notes at an interest rate of 12 1/2% in lieu of the interest expense recorded by the Company under its existing lines of credit repaid with the net proceeds of the Private Placement.
 (6) Gives effect to (i) the issuance of the Additional Notes pursuant to the Private Placement and (ii) the application of the net proceeds therefrom.
 (7) As adjusted to give effect to (i) the sale of the shares proposed to be offered pursuant to the Equity Offering (at an assumed offering price of $11.125 per share after deducting underwriting discounts and commissions and estimated expenses of the Equity Offering) and (ii) the application of the estimated net proceeds from the Equity Offering.
 (8) Represents $80.0 million principal amount of Notes and $400,000 of premium with respect to the $40.0 million of Additional Notes, which premium will be amortized over the life of the Exchange Notes.
 (9) Represents the dollar amount of delinquent loans as a percentage of total dollar amount of each respective type of loan serviced by the Company (including loans owned by the Company) as of the year end. Conventional Loan delinquencies for the years ended August 31, 1996 and 1997 represented 0.31% and 10.35%, respectively, of the Company's total delinquencies. The Company did not originate Conventional Loans until May 1996.
(10) During fiscal 1996, the processing and payment of claims filed with HUD were delayed. See "Business -- Loan Servicing."
(11) Represents the dollar amount of delinquent Title I Loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I Loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(12) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I Loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(13) If all claims filed with HUD had been processed and paid as of August 31, 1997, the amount of FHA insurance available for all serviced Title I Loans would have been reduced to $16.5 million, which as a percentage of Title I Loans serviced would have been 6.6%.
(14) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(15) Represents the dollar amount of Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(16) On Title I Loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I Loans related to 700 Title I insurance claims made by the Company, as servicer, since commencing operations through August 31, 1997. Losses on Title I Loans liquidated will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I Loans, plus appropriate interest and costs.

                                  RISK FACTORS

     Investment in the Exchange Notes offered hereby involves a high degree of risk, including the risks described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and the Exchange Offer before tendering their Additional Notes for Exchange Notes offered hereby. The risk factors described below are generally applicable to the Additional Notes as well as the Exchange Notes, other than the risk factor entitled "Consequences of Failure to Exchange." In addition, the risk factors described below contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition to factors that may be described elsewhere in this Prospectus, the Company specifically wishes to advise readers that the factors listed below could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Additional Notes who do not exchange their Additional Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Additional Notes as set forth in the legend thereon as a consequence of the issuance of the Additional Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Additional Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances set forth in the Registration Rights Agreement, the Company does not intend to register the Additional Notes under the Securities Act. In addition, any Holder of Additional Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Additional Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Additional Notes not tendered could be adversely affected. See "The Exchange Offer."

SUBORDINATION AND LEVERAGE

     The Notes (including the Subsidiary Guarantees) are subordinated in right of payment to all existing and future Senior Indebtedness, including all warehouse indebtedness and all other indebtedness for borrowed money. The Company currently has significant outstanding indebtedness and is significantly leveraged. As of August 31, 1997, after giving effect to the issuance of the Additional Notes pursuant to the Private Placement and the application of the net proceeds therefrom, the Company would have had outstanding indebtedness of approximately $93.2 million, of which approximately $6.6 million was Senior Indebtedness to which the Notes are subordinated. See "Capitalization." In addition, subject to the limitations set forth in the Indenture, the Company and its future Subsidiaries may incur substantial amounts of additional indebtedness, much of which is expected to constitute Senior Indebtedness. By reason of the subordination of the Notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or any Subsidiary Guarantor or upon default in payment with respect to or acceleration of any Senior Indebtedness of the Company or any Subsidiary Guarantor or an event of default with respect to certain Senior Indebtedness continuing for up to 179 days, the assets of the Company or the Subsidiary Guarantor would be available to pay the amounts due on the Notes only after such Senior Indebtedness had been paid in full. The Company is a party to certain warehouse facilities for the financing of its loan originations, which facilities are secured by the loans financed thereby. The Company also has certain additional secured credit facilities and, subject to the limitations set forth in the Indenture, may have additional amounts of secured indebtedness in the future. The Notes (including the Subsidiary Guarantees) are effectively subordinated to all such secured obligations to the extent of the collateral, irrespective of whether payments on the Notes (including the Subsidiary Guarantees) are otherwise permitted to be made under the subordination provisions in the Indenture prior to payment of such other indebtedness in full. Upon certain events of default under such facilities, the lenders could elect to declare all amounts outstanding, together with accrued and unpaid interest thereon, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted them to secure that indebtedness. If any of such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.

     The Company's ability to make payments of principal and interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to the Holders of the Notes, including (i) the Company's vulnerability to adverse general economic and industry conditions, (ii) the Company's ability to obtain additional financing for future working capital expenditures (including loan originations), general corporate purposes or other purposes, and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

CONSEQUENCES OF CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Holders of the Notes would be entitled to require the Company to repurchase up to all outstanding Notes of the Holders requiring such repurchase at a purchase price equal to 101% of the principal amount of such Notes plus accrued and unpaid interest thereon to the date of repurchase. Failure by the Company to make such a repurchase would result in a default under the Indenture. In addition, the future indebtedness of the Company and the Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such indebtedness due to the financial effect of such repurchase on the Company or otherwise, even if the Change of Control itself does not cause a default. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to repurchase the Notes and to satisfy its other obligations under the Notes and any such other indebtedness or would be permitted to make such repurchase in compliance with the subordination provisions in the Indenture. See "Description of the Notes -- Change of Control."

INTEREST RATE RISKS

     Changes in interest rates affect the Company's business in a variety of ways, including decreased demand for loans during periods of higher interest rates, fluctuations in profits derived from the difference between short-term and long-term interest rates and increases in prepayment rates during periods of lower interest rates. The profits realized by the Company from loans are, in part, a function of the difference between fixed long-term interest rates, at which the Company originates its loans, and adjustable short-term interest rates, at which the Company finances such loans until the closing of the sale of such loans. Generally, short-term rates are lower than long-term rates and the Company benefits from the positive interest rate differentials during the time the loans are held by the Company pending the closing of the sale of such loans. During the period from 1994 through the present, the interest rate differential was high and this fact contributed significantly to the Company's net interest income. The interest rate differential may not continue at such favorable levels in the future.

     Changes in interest rates during the period between the time an interest rate is established on a loan and the time such loan is sold affect the revenues realized by the Company from loans. In connection with the origination of loans, the Company issues loan commitments for periods of up to 45 days in the case of Correspondents and 90 days in the case of Dealers. Furthermore, the period of time between the closing on a loan and the sale of such loan generally ranges from 10 to 90 days. Increases in interest rates during these periods will result in lower gains (or even losses) on sales of loans than would be recorded if interest rates had remained stable or had declined. Furthermore, the Company intends to expand its warehouse lines of credit and increase the quantity of loans held for sale, thereby increasing its exposure to the risk of interest rate increases. Changes in interest rates after the sale of loans also affect the profits realized by the Company with respect to loan sale transactions in which the yield to the purchaser is based on an adjustable rate. During the years ended August 31, 1996 and 1997, the Company sold loans under an agreement which provides for the yield to the purchaser to be adjusted monthly to a rate equal to 200 basis points over the one-month London Interbank Offered Rate ("LIBOR"). In addition, the yield on one class of notes issued pursuant to each of the Company's June 1997 and August 1997 securitizations is equal to the lesser of one-month LIBOR plus 14 basis points and 12.5 basis points, respectively, or 12.0% or 11.0%, respectively, per annum. An increase in LIBOR would result in a decrease in the Company's future income from such sold loans resulting in a charge to earnings in the period of adjustment. Although through August 31, 1997 the Company had not suffered losses in connection with the sale of Title I Loans or Conventional Loans as a result of interest rate changes, there can be no assurance that such losses will not occur in the future. To date, the Company has not hedged its interest rate risk. To the extent that the Company engages in hedging transactions in the future, there can be no assurance that it will be successful in mitigating the adverse impact of changes in interest rates.

     Interest rate levels also affect the Company's excess servicing spread. The Company generally retains the servicing rights to the loans it sells. The yield to the purchaser is generally lower than the average stated interest rates on the loans, as a result of which the Company earns an excess servicing spread on the loans it sells. Increases in interest rates or competitive pressures may result in reduced servicing spreads, thereby reducing or eliminating the gains recognized by the Company upon the sale of loans in the future.

     Increases in interest rates may require the Company to write down the value of its mortgage related securities, which could have a material adverse effect on the Company's financial condition and results of operations.

INCREASED PREPAYMENTS AND OTHER FACTORS MAY ADVERSELY AFFECT VALUATION OF SERVICING RIGHTS AND MORTGAGE RELATED SECURITIES

     At August 31, 1996 and 1997, the Company's Statements of Financial Condition reflected excess servicing rights of $12.1 million and $0, respectively, mortgage related securities of $22.9 million and $106.3 million, respectively, and mortgage servicing rights of $3.8 million and $9.5 million, respectively. The Company derives a portion of its income by realizing gains upon the whole loan sale of loans and sale of loan participations due to the excess servicing rights or mortgage related securities associated with such loans recorded at the time of sale and the capitalization of mortgage servicing rights recorded at origination. Excess servicing rights or mortgage related securities represent the excess of the interest rate payable by a borrower on a loan over the interest rate passed through to the purchaser acquiring an interest in the loan, less the Company's normal servicing fee and other applicable recurring fees. Effective January 1, 1997, the Company adopted SFAS No. 125. As a result of the adoption of SFAS No. 125, excess servicing rights have been reclassified as mortgage related securities which are carried at fair market value and periodically marked to market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncements."

     The Company records significant gains on sale of loans through securitizations based in part on the estimated fair value of the mortgage related securities retained by the Company and on the estimated fair value of retained mortgage servicing rights related to such loans. In a securitization, the Company retains a residual interest security and may retain an interest only strip security. The fair value of the residual interest and interest only strip security is the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses, and where applicable net of FHA insurance recoveries on Title I Loans. The capitalized mortgage servicing rights and mortgage related securities are valued using prepayment, default and interest rate assumptions that the Company believes are reasonable. The amount of revenue recognized upon the sale of loans or loan participations will vary depending on the assumptions utilized. The weighted average discount rate used to determine the present value of the balance of capitalized excess servicing rights, capitalized mortgage servicing rights and mortgage related securities reflected on the Company's Statements of Financial Condition at August 31, 1996 and 1997 was approximately 12%.

     Although the Company believes that it has made reasonable estimates of the fair value of the mortgage related securities and mortgage servicing rights likely to be realized, the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by the Company are estimates and actual results may vary from such estimates. The gain recognized by the Company upon the sale of loans will have been understated or overstated if prepayments and/or defaults are less than or greater than anticipated, respectively. Higher levels of future prepayments, and/or an increase in delinquencies or liquidations, would result in a lower valuation of the mortgage related securities and impairment of the mortgage servicing rights, thereby adversely affecting the Company's earnings in the period of adjustment. The Company periodically reviews its prepayment assumptions in relation to current rates of prepayment and, if necessary, reduces the remaining asset to the net present value of the estimated remaining future excess servicing rights. Rapid increases in interest rates or competitive pressures (see "-- Competition" below) may result in a reduction of future excess servicing income, thereby reducing the gains recognized by the Company upon the sale of loans or loan participations in the future.

     Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses on the underlying loans of the Company's mortgage related securities or similar securities may require the Company to write down the value of such mortgage related securities and/or provide reserves, which could result in a material adverse impact on the Company's results of operations and financial condition. The Company is not aware of an active market for the mortgage related securities or mortgage servicing rights. No assurance can be given that the mortgage related securities or mortgage servicing rights could in fact be sold at their carrying value, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In order to provide availability under its warehouse line of credit, during the years ended August 31, 1996 and 1997, the Company sold an aggregate of approximately $637.8 million of loans under an agreement which provides for the yield to the purchaser to be adjusted monthly to a rate equal to 200 basis points over LIBOR. The Company is not obligated to reacquire and the purchaser is not obligated to resell such loans. During the years ended August 31, 1996 and 1997, in order to fix the yield on such loans, the Company reacquired an aggregate of $512.2 million of such loans and included the loans in pools of loans sold in its first seven securitization transactions. As a result of the reacquisitions and subsequent sales in the securitization transactions, the gains on sale and mortgage related securities recognized upon the initial sales of the loans in such periods were recalculated without any material adverse effect on the Company's earnings. The Company anticipates that in the future it may sell and then reacquire loans to be resold pursuant to securitizations, which will result in recalculation of the initial gain on sale and mortgage related securities. Any such recalculation in such periods could have a material adverse effect on the Company's earnings in the period of recalculation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIQUIDITY -- DEPENDENCE ON SECURITIZATION AND SALE TRANSACTIONS

     The values of and markets for the sale of the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and government regulations. Adverse changes in those factors may affect the Company's ability to originate or sell loans in the secondary market for acceptable prices within reasonable time frames. The ability of the Company to sell loans in the secondary market is essential for continuation of the Company's loan origination activities. A reduction in the size of the secondary market for home improvement or debt consolidation loans would adversely affect the Company's ability to sell its loans in the secondary market with a consequent adverse impact on the Company's profitability and future originations.

     The Company has consummated seven securitization transactions, which involve the pooling and sale of loans, since it commenced securitizations in March 1996 and intends to continue to sell loans through securitization transactions from time to time as opportunities arise. Pursuant to these securitizations, pass-through securities evidencing interests in the pools of loans were sold in public offerings. There can be no assurance that the Company will be able to securitize its loan production efficiently or on economically favorable terms. Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market, the conformity of loan pools to rating agency require-ments and, to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the securitization market could impair the Company's ability to originate and sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition. Furthermore, the Company's quarterly operating results can fluctuate significantly as a result of the timing and level of securitizations.

LIQUIDITY -- NEGATIVE CASH FLOW

     Among other things, as a result of the substantial growth in loan originations, the Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis. During the years ended August 31, 1996 and 1997, the Company operated on a negative cash flow basis using $15.3 million and $70.4 million, respectively, funded primarily from borrowings, due primarily to an increase in loans originated and sold. In connection with certain whole loan sales and securitizations, the Company recognizes a gain on sale of the loans upon the closing of the transaction and the delivery of the loans, but does not receive the cash representing such gain until it receives the excess servicing spread, which is payable over the actual life of the loans sold. The Company is subject to over-collateralization requirements and incurs significant expenses in connection with securitizations and incurs tax liabilities as a result of the gain on sale. The Company must maintain external sources of cash to fund its operations and pay its taxes and therefore must maintain warehouse lines of credit and other external funding sources. There can be no assurance that any such funding sources will be available to the Company at any given time or as to the favorableness of the terms on which such funding may be available. If the capital sources of the Company were to decrease, the rate of growth of the Company would be negatively affected. See "-- Dependence on Financing; Need for Additional Financing" and "-- Dependence on PEC and Prior Dependence on Mego Financial."

     The pooling and servicing agreements and sale and servicing agreements relating to the Company's securitizations require the Company to build over-collateralization levels through retention within each securitization trust of excess servicing distributions and application thereof to reduce the principal balances of the senior interests issued by the related trust or cover interest shortfalls. This retention causes the aggregate unpaid principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding investor securities. Such over-collateralization amounts serve as credit enhancement for the related trust and therefore are available to absorb losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following the sale of loans through securitizations to the extent excess servicing distributions are required to be retained or applied to reduce principal or cover interest shortfalls from time to time. Such retained amounts are predetermined by the entity issuing any guarantee of the related senior interests as a condition to obtaining insurance or by the rating agencies as a condition to obtaining the desired rating on the various classes of notes thereon. In addition, such retention delays cash distributions that otherwise would flow to the Company through its retained interest, thereby adversely affecting the flow of cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     At August 31, 1997, the Company had outstanding indebtedness of $85.7 million. The Company's $65.0 million warehouse line of credit expires in June 1998, at which time the outstanding balance thereunder is payable in full unless renewed by the parties. The Company's $25.0 million credit facility secured by mortgage related securities expires in April 1998, unless renewed by the parties. The Company's $5.0 million credit facility secured by mortgage related securities expires in October 2002, unless renewed by the parties. There can be no assurance that cash from operations will be sufficient to enable the Company to make required interest and principal payments on its debt obligations and other required payments, and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures. In addition, the Company's credit agreements contain covenants which, among other things, require it to meet certain minimum net worth tests and to not exceed certain ratios relating to liabilities. These covenants limit the Company's ability to incur additional indebtedness which could have a material adverse effect on the Company's ability to continue to increase its loan origination activities. If the Company does not comply with these covenants, its lenders may be entitled to terminate the Company's credit agreements and declare its obligations under such agreements immediately due and payable.

Any such termination and declaration would have a material adverse effect on the Company's financial condition and results of operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE TERMINATION OF SERVICING RIGHTS

     The pooling and servicing agreements and sale and servicing agreements relating to the Company's securitization transactions contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. At August 31, 1997, the rolling three-month average annual default rates on the pools of loans sold in the March 1996 and August 1996 securitization transactions exceeded 6.5%, the permitted limit set forth in the related pooling and servicing agreements. Accordingly, this condition could result in the termination of the Company's servicing rights with respect to those pools of loans by the trustee, the master servicer or the insurance company providing credit enhancement for those transactions. Although the insurance company has indicated that it has, and to its knowledge the trustee and the master servicer have, no present intention to terminate the Company's servicing rights, no assurance can be given that one or more of such parties will not exercise its right to terminate. In the event of such termination, there would be a material adverse effect on the valuation of the Company's mortgage servicing rights and results of operations in the amount of such mortgage servicing rights ($2.4 million before income taxes at August 31, 1997) on the date of termination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Possible Termination of Servicing Rights."

CONTINGENT RISKS

  Risks Associated with Loan Delinquencies and Loan Defaults

     Loan delinquencies and other loan defaults by obligors expose the Company to risks of loss and reduced net earnings. The loan delinquency and default risks to which the Company's business is subject become more acute in an economic slowdown or recession. During such periods, loan delinquencies and other defaults generally increase. In addition, significant declines in market values of the properties that secure loans serviced by the Company reduce homeowners' equity in their homes and their borrowing power, thereby increasing the likelihood of delinquencies and defaults. Although the Company's loans are generally secured by liens on real property, because of the relatively high LTVs of most of the Company's loans, in most cases the collateral for such loans will not be sufficient to cover the principal amount of the loans in the event of default. The Company relies principally on the creditworthiness of the borrower and to a lesser extent on the underlying collateral for repayment of its Conventional Loans, and on FHA insurance with respect to Title I Loans. As a result, many of the Company's loans equal or exceed the value of the mortgaged properties. Upon the occurrence of a default by a borrower, the Company evaluates the cost effectiveness of foreclosing on the property. To the extent that borrowers with high LTVs default on their loan obligations, the Company is less likely to use foreclosure as a means to mitigate its losses. Under these circumstances, losses would be charged to the Company's allowances for credit losses on loans sold and held for sale, except to the extent that FHA insurance proceeds are available. If the Company is required to absorb losses on such loans in excess of its allowances, it could have a material adverse effect on the Company's financial position and results of operations.

  Risks Associated with Loans Sold with Servicing Retained

     Since the Company sells the greater portion of loans which it originates with servicing retained on a limited recourse basis, the Company retains some degree of risk on substantially all such loans. In connection with servicing retained whole loan sales, the excess servicing payable to the Company is subordinated to the payment of scheduled principal and interest due to the purchasers of such loans. The Company is required under the loan sale documentation to establish reserves which are typically based on a percentage of the principal balances of such loans and funded from the excess servicing spread received by the Company. In most securitizations, these reserves are structured as over-collateralization as opposed to cash reserves. If a reserve falls below the required level, the Company is obligated under the loan sale documentation to restore the reserve from the servicing spread received by the Company, thereby reducing the stream of revenue from the servicing spread. Similarly, in connection with loan securitizations, the residual certificates retained by the Company are subordinated to the payment of scheduled principal and interest on the senior securities issued by the securitization trust. In the event that payments received on the loans are insufficient to make scheduled payments of principal and interest on the senior securities, the amounts otherwise distributable with respect to the residual certificates will be used to cover the shortfall, thereby reducing the stream of revenues from such residual certificates. If such a reserve falls below the required level or if payments received on securitized loans are insufficient to make required payments of principal and interest on the senior securities, the Company may be required to write down the value of the mortgage related securities which would result in a charge to earnings in the period of adjustment. Although the Company believes it maintains adequate reserves for potential losses from delinquencies and defaults, there can be no assurance that such levels of reserves will be adequate in the future. In addition, documents governing the Company's securitizations and whole loan sales require the Company to commit to reacquire or replace loans that do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a securitization trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding by the Company but have priority of repayment from the succeeding month's collections. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Loan
Servicing -- Sale of Loans" and Note 2 of Notes to Financial Statements.

  Risks Associated with Title I Loans

     During the period of time that loans are held pending sale, the Company is subject to various risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. With respect to Title I Loans, 90% of the principal balances of such loans are insured by the FHA; however, during the period such loans are held in the Company's loan portfolio, the Company bears at least a portion of the risk of delinquencies and defaults with respect to the uninsured portion of such loans. Moreover, even as to the insured portion of a Title I Loan, the amount of reimbursement to which the Company is entitled pursuant to Title I is limited to the amount of insurance coverage in its reserve account established by the FHA. The amount of insurance coverage in a lender's reserve account is initially equal to 10% of the original principal amount of all Title I Loans originated and reported for insurance coverage by the lender less the amount of all insurance claims approved for payment in connection with losses on such loans and less amounts transferred in connection with sales and securitizations of loans. The Company also would sustain a loss on loans if defaults occur that are not cured and proceeds from FHA insurance or the foreclosure on and disposition of property securing a defaulted loan are less than the amounts due on the loan plus carrying and other costs. Furthermore, Title I sets forth requirements to be satisfied by the lender in connection with the origination of Title I Loans and the submission of claims for insurance. The exhaustion of the reserves or the Company's failure to comply with Title I requirements could result in denial of payment by the FHA. The current level of FHA insurance available as a percentage of Title I Loans serviced has declined to 8.26% at August 31, 1997 from 10.46% at August 31, 1996 primarily due to (i) an increase in loss experience in the Title I Loan portfolio, (ii) expedited processing and payment of claims by the FHA and (iii) a decline in the level of new Title I Loan originations which generate FHA insurance availability.

     As a percentage of the total serviced portfolio, the principal balance of loans contractually past due 91 days or more ranged from 0.99% as of August 31, 1995 to 4.53% as of August 31, 1996 and 3.07% as of August 31, 1997. The rise in delinquencies from August 31, 1995 to August 31, 1997, substantially all of which pertain to the portfolio of Title I Loans, is consistent with the expected seasoning of the portfolio. This increase includes approximately 0.75% of the serviced portfolio pursuant to which claims have been filed with HUD. As of August 31, 1997, the Company had received payment on 700 claims filed with HUD aggregating $11.3 million pertaining to $11.7 million of principal amount of Title I Loans.

  Risks Associated with Conventional Loans

     The Company began originating Conventional Loans through its Correspondents in May 1996 and through its Dealers in September 1996. For the three months ended August 31, 1996 and fiscal year ended August 31, 1997, such loans totaled $11.2 million and $428.8 million, respectively, and constituted 22.5% and 81.4%, respectively, of the Company's total loan originations. During the period of time that such loans are held in the Company's loan portfolio, the Company bears the risk of delinquencies and defaults with respect to the entire principal amount of and interest on such loans and the risk that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligations to the Company. Significant defaults under these loans could have a material adverse effect on the Company's results of operations and financial condition. The Company's Conventional Loan program provides for loan amounts up to $75,000 with fixed rates of interest and terms of up to 25 years. The proceeds of these loans are utilized to pay for home improvements and/or for consolidation of existing debt. The Company has focused on those borrowers who have demonstrated excellent payment history on their existing credit. Heavier reliance in the approval of these loans has been placed on the creditworthiness of the borrowers as opposed to underlying collateral value of the properties. In virtually all cases, the Company takes a lien, generally junior in priority, on each of the properties. The Company's Conventional Loans when added to existing senior lien balances may have a post funding combined LTV of up to 125% of the underlying properties' value. At August 31, 1997, the Company's Conventional Loan portfolio had a weighted-average combined LTV of 112%. As of August 31, 1997, 0.94% of the principal amount of the Company's serviced Conventional Loans were more than 30 days contractually past due.

RISKS ASSOCIATED WITH SUBPRIME FIRST MORTGAGE LOANS

     The Company intends to expand its loan product lines to include the origination of First Mortgage Loans to those borrowers with a credit grade ranging from "A" to "C". With respect to this new product line, increased emphasis will be placed on the underlying collateral value of the residence. Certain of these borrowers may be credit-impaired. During the period of time that such loans are held in the Company's loan portfolio, the Company will generally be subject to a higher risk of delinquency and possibly higher losses than loans made to more creditworthy borrowers, particularly during periods of economic downturn or recession. Any sustained period of such increased losses could have a material adverse effect on the Company's results of operations and financial condition. Furthermore, the Company must obtain the necessary warehouse financing for this product line prior to funding any First Mortgage Loans. There can be no assurance that the Company will be able to obtain such financing on favorable terms, if at all. The Company intends to sell its First Mortgage Loans for cash premiums, though no assurance can be given that a market will exist for such loans. If the Company were unable to sell such loans, were to sell them at lower than expected prices or if the proposed purchasers were to fail to honor their forward purchase commitments, there could be a material adverse effect on the Company's results of operations and financial condition.

RISK OF CLAIMS

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

LIMITED OPERATING HISTORY

     The Company began originating Title I Loans in March 1994 and began offering Conventional Loans in May 1996. The Company's prospects must be considered in light of the risks, delays, expenses and difficulties frequently encountered in connection with an early-stage business in a highly-regulated, competitive environment. No assurance can be given that the Company will successfully implement any of its plans or develop its current operations in a timely or effective manner or that the Company will be able to continue to generate significant revenues or operate profitably.

RISKS RELATING TO GROWTH STRATEGY

     The Company's strategic plan contemplates the continued expansion of its mortgage lending operations. The Company's ability to continue implementing its expansion strategy depends on its ability to increase the volume of loans it originates while maintaining credit quality and managing its resulting growth. The Company's ability to increase its volume of loans will depend on, among other factors, its ability to (i) obtain and maintain increasingly larger lines of credit, (ii) access capital markets, (iii) securitize or otherwise sell loans, (iv) offer attractive products to prospective borrowers, (v) attract and retain qualified underwriting, servicing and other personnel, (vi) market its loan products successfully, including its direct loan and First Mortgage Loan products, and (vii) establish and maintain relationships with Correspondents and Dealers in states in which the Company is currently active. The Company's ability to manage growth as it pursues its expansion strategy will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that the Company's loan portfolio does not have an unacceptable level of credit risk and loss, (ii) satisfy its need for additional financing on reasonable terms, (iii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities, and
(iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to the Company's business activities. As part of its expansion strategy, the Company has begun to offer a more diversified product line, including Conventional Loans and First Mortgage Loans which expose the Company to greater risks than Title I Loans. There can be no assurance that the Company will be able to continue to grow successfully. Failure by the Company to manage its growth effectively or sustain historical increases in loan origination volume, could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON CREDIT ENHANCEMENT

     In order to gain access to the securitization market, the Company has relied on credit enhancements provided by a monoline insurance carrier to guarantee outstanding senior interests in the related securitization trusts to enable it to obtain an AAA/Aaa rating for such interests. Although the Company completed its first two non-monoline insured securitizations in June and August 1997, all of the other five securitizations consummated by the Company to date have included monoline insurance. In the absence of such credit enhancements, the Company might be unable to market its loans through securitizations at reasonable rates. Any substantial reductions in the size or availability of the securitization market for the Company's loans, or the unwillingness or inability of insurance companies to insure the senior interests in the Company's loan pools, could have a material adverse effect on the Company's results of operations and financial condition. Insurance companies may be unwilling or unable to provide such insurance for a variety of reasons, including factors related to the loan pool being securitized as well as factors unrelated to the Company and the loan pool such as internal concentration limits and loss experience. Furthermore, a downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

DEPENDENCE ON FINANCING; NEED FOR ADDITIONAL FINANCING

     The Company's business operations require continued access to adequate credit facilities. The Company is dependent on the availability of credit facilities for the origination of loans prior to their sale. The Company has a financing arrangement for the financing of Title I and Conventional Loan originations prior to the sale of such loans, which provides for a warehouse line of credit of up to $65.0 million which may be increased to $90.0 million, if additional lender commitments are made, is secured by loans prior to sale and expires in June 1998. At August 31, 1997, an aggregate of $8.5 million was outstanding under such line of credit which was then limited to $40.0 million, leaving $31.5 million available for borrowing. In September 1996, the Company entered into a repurchase agreement with a financial institution pursuant to which it pledged the interest only certificates from its March and August 1996 securitizations, in exchange for a $3.0 million advance. In October 1996, the Company entered into an agreement with the same financial institution for the purchase of up to $2.0 billion of loans by that institution over a five-year period. In April 1997, the Company entered into an agreement with the same financial institution providing for a revolving credit facility of up to $11.0 million, reduced by any amounts advanced under the repurchase agreement, for the financing of the interest only and residual certificates from future securitizations. In August 1997, this revolving credit facility was increased to $25.0 million. In October 1997, the Company entered into a revolving credit facility providing for an initial advance of up to $5.0 million secured by certain residual interest and interest only securities, which may be increased to up to $8.8 million with additional lender participations. In the event that the proceeds received by the Company from the Equity Offering together with cash flow from operations and its existing credit facilities prove to be insufficient to meet the Company's capital requirements, the Company may be required to seek additional financing. There can be no assurance that such financing will be available on favorable terms, or at all. To the extent that the Company was not successful in maintaining or replacing existing financing or obtaining additional financing, or selling its loans, it would have to curtail its activities, which would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 of Notes to Financial Statements. In addition, the Company's credit facilities and the Indenture governing the Notes limit the Company's ability to issue additional debt and impose restrictions on the Company. There can be no assurance that such limitations and restrictions would not have a material adverse effect on the Company.

CONCENTRATION OF OPERATIONS

     Approximately 26% of the dollar volume of the Company's servicing portfolio at, and approximately 21% of the dollar volume of loans originated by the Company during the year ended, August 31, 1997 were secured by properties located in California. Although the Company is expanding its network nationally, significant portions of the Company's servicing portfolio and loan originations are likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years that has been accompanied by a sustained decline in the California real estate market. Residential real estate market declines may adversely affect the value of the properties securing loans to the extent that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations and financial condition.

     In addition, approximately 15% of the dollar volume of the Company's servicing portfolio at, and approximately 16% of the dollar volume of loans originated by the Company during the year ended, August 31, 1997 were secured by properties located in Florida. As a result, the Company's results of operations and financial condition are dependent upon general trends in the Florida economy and its residential real estate market.

LEGISLATIVE AND REGULATORY RISKS

     Members of Congress and government officials from time to time have suggested the elimination of or further limitation on the mortgage interest deduction for federal income tax purposes based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits would have a material adverse effect on the demand for loans of the kind offered by the Company.

     The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Government Regulation."

     To date, a substantial portion of the loans originated by the Company have been Title I Loans. Although Conventional Loans have recently accounted for the majority of the Company's loan originations, the Title I portion of the Company's business is dependent on the continuation of the Title I Loan program, which is federally funded. For the years ended August 31, 1996 and 1997, 91.7% and 18.6%, respectively, of the principal amount of the Company's loan originations consisted of Title I Loans. In May 1997, HUD proposed modifications to the Title I program which would eliminate the origination of Title I Loans through Dealers. The Company is unable to predict whether such modifications will be ultimately adopted. Discontinuation of or a significant reduction in the Title I Loan program or the Company's authority to originate loans under the Title I Loan program could have a material adverse effect on the Company's results of operations and financial condition.

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

     The ability of the Holders of the Notes or the Trustee (as defined herein) to enforce the Subsidiary Guarantees may be limited by certain fraudulent conveyance and similar laws. Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid the Subsidiary Guarantees or to subordinate the obligations of the Company under the Notes or the obligations of any Subsidiary Guarantor under its Subsidiary Guarantee to obligations (including trade payables) that do not otherwise constitute Senior Indebtedness. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction which is being applied. Generally, if in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Subsidiary Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Subsidiary Guarantor, a court were to find that (i) the Company or a Subsidiary Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Subsidiary Guarantees) with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Subsidiary Guarantor, as the case may be, or (ii) the Company or a Subsidiary Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring such indebtedness, as the case may be, and either (a) was insolvent at the time of the incurrence of such indebtedness, (b) was rendered insolvent by reason of incurring such indebtedness, (c) was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could, with respect to the Company or the Subsidiary Guarantor, as the case may be, declare void in whole or in part the obligations of the Company or such Subsidiary Guarantor in connection with the Notes (including the Subsidiary Guarantees) and/or subordinate claims with respect to the Notes to all other debts of the Company or the Subsidiary Guarantors, as applicable. If the obligations of the Company or the Subsidiary Guarantors were subordinated, there can be no assurance that after payment of the other debts of the Company or the Subsidiary Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Subsidiary Guarantees.

     Generally, for purposes of the foregoing, an entity will be considered insolvent if the sum of its respective debts is greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days after any payment by the Company or such Subsidiary Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or the incurrence of a Subsidiary Guarantee or if the Company or such Subsidiary Guarantor anticipated becoming insolvent at the time of such payment or incurrence, all or a portion of such payment or guarantee could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

PERMISSIBLE OPERATION THROUGH SUBSIDIARIES

     Although the Company currently has no Subsidiaries other than one Special Purpose Subsidiary, it is permitted to conduct future operations through Subsidiaries. If it forms or acquires Subsidiaries in the future, the Company may be required to rely, at least in part, upon payment from its Subsidiaries to generate the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the Subsidiaries to make such payments will be subject to, among other things, applicable state laws, and may be subject to certain net worth maintenance requirements under warehouse credit facilities of subsidiaries that are permitted under the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Restrictions of Distributions from Restricted Subsidiaries." Claims of creditors of the Company's Subsidiaries will generally have priority as to the assets of such Subsidiaries over the claims of the Company.

     Although the Subsidiary Guarantees would provide the Note Holders with a direct claim against the assets of the Subsidiary Guarantors, enforcement of the Subsidiary Guarantees against any Subsidiary Guarantors would be subject to certain "suretyship" defenses available to guarantors generally, and such enforcement would also be subject to certain defenses available to the Subsidiary Guarantors in certain circumstances. See "-- Fraudulent Conveyances and Preferential Transfers." Although the Indenture contains waivers of most "suretyship" defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the Subsidiary Guarantees are not enforceable, the Notes would be effectively subordinated to all liabilities of the Company's Subsidiaries, including trade payables of such Subsidiaries, whether or not such liabilities otherwise constitute Senior Indebtedness under the Indenture. See "-- Subordination and Leverage," above.

DEPENDENCE ON MANAGEMENT

     The continued success of the Company is largely dependent upon the efforts of Jerome J. Cohen, Chairman of the Board, Jeffrey S. Moore, President and Chief Executive Officer, James L. Belter, Executive Vice President and Chief Financial Officer, Christopher M.G. DeWinter -- Vice President -- Corporate Development, and other key personnel. Although the Company has entered into employment agreements with each of Messrs. Cohen, Moore, Belter and DeWinter which expire in 2002, 2000, 1999 and 1999, respectively, the loss of the services of any of such individuals or certain other key employees could have a material adverse effect on the Company's business and results of operations. The continued success of the Company is also dependent upon its ability to hire and retain additional qualified managerial and sales and marketing personnel. See "Management."

DEPENDENCE ON PEC AND PRIOR DEPENDENCE ON MEGO FINANCIAL

     Prior to the consummation of the Company's IPO in November 1996, the Company was dependent on Mego Financial to provide, among other things, (i) funds for operations without interest and (ii) guarantees of the Company's financing arrangements. Subsequent to the IPO, Mego Financial has advanced funds to the Company to pay servicing fees owed to PEC and amounts due others. In connection with the Spin-off, in August 1997, the Company and Mego Financial entered into an agreement (the "Payment Agreement") with respect to the Company's repayment after the Spin-off of debt owed by it to Mego Financial. It is not anticipated that Mego Financial will continue to make loans to the Company or provide guarantees of the Company's financing arrangements in the future, although it may do so in the future on an arms length basis. There can be no assurance that the absence of such financing or guarantees will not have a material adverse effect on the Company. In addition, the Company has been, and after the Spin-off continues to be, dependent on PEC to provide management services and management information systems, including services of certain of PEC's executive officers. There can be no assurance that PEC will continue to provide such services. The loss of such services could have a material adverse effect on the Company if suitable replacements are not found. See "Certain Transactions."

COMPETITION

     The consumer finance industry is highly competitive. Competitors in the consumer finance business include mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Certain of the Company's competitors are substantially larger, have greater name recognition and have more capital and other resources than the Company. The Company anticipates that it may encounter further competition from these competitors as it commences direct originations and offers new First Mortgage Loan products. Competition in the home improvement and debt consolidation loan business can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans have attracted (and could continue to attract) additional competitors to this market with the possible effect of lower gains on loan sales resulting from increased loan origination competition. According to a report issued by HUD, the Company was the sixth largest lender of Title I Loans, based on volume of loans originated, for the calendar quarter ended June 30, 1997. Due to the variance in the estimates of the size of the conventional home improvement and debt consolidation loan markets, the Company is unable to accurately estimate its competitive position in those markets.

     The Company depends largely on its Correspondents and Dealers for its originations of loans. The Company's competitors also seek to establish relationships with the Company's Correspondents and Dealers, none of whom is required to deal exclusively with the Company. The Company's future results may become more exposed to fluctuations in the volume and cost of its loans resulting from competition from other purchasers of such loans, market conditions and other factors.

FACTORS INHIBITING TAKEOVER

     Certain provisions of the Company's Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt. The Company's Certificate of Incorporation authorizes the Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of the preferred stock that might be issued could potentially prohibit or otherwise restrict the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the Holders of the outstanding shares of the preferred stock. In addition, the Change of Control provisions of the Notes, as well as the change in control provisions of certain of the Company's employment agreements with its senior executives, could inhibit a takeover of the Company. Other provisions of the Company's Certificate of Incorporation and Bylaws (i) provide that special meetings of the stockholders may be called only by the Board of Directors or upon the written demand of the Holders of not less than 30% of the votes entitled to be cast at a special meeting and (ii) establish certain advance notice procedures for nomination of candidates for election as directors by stockholders and for stockholder proposals to be considered at annual stockholders' meetings. Upon the occurrence of a Change of Control, the Holders of the Notes will be entitled to require the Company to repurchase up to all outstanding Notes of the Holders requiring such repurchase. This provision would further inhibit any takeover of the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Additional Notes were sold by the Company on October 20, 1997, to the Initial Purchaser pursuant to a Purchase Agreement. The Initial Purchaser subsequently resold the Additional Notes to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act, (ii) a limited number of qualified Accredited Investors, within the meaning of Rule 501(a) promulgated under the Securities Act and (iii) foreign purchasers outside of the United States in reliance on Regulation S promulgated under the Securities Act. In connection with the Company's sale of the Additional Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed, at its cost, (i) to file with the Commission on or before November 28, 1997, and to use its best efforts to cause to become effective on or before January 12, 1998, a registration statement (the "Exchange Offer Registration Statement") with respect to the Exchange Offer and (ii) to use its best efforts to cause the Exchange Offer to be consummated on or prior to February 11, 1998. This registration statement is intended to satisfy the Company's obligations under the Registration Rights Agreement. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of the Additional Notes the opportunity to exchange their Additional Notes for a like principal amount of Exchange Notes, to be issued without a legend restricting their transfer and which may, subject to certain exceptions described below, be reoffered and resold by the Holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to any Note means any person in whose name such Note is registered on the books of the Company.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof without further registration under the Securities Act. However, any Holder of Additional Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission set forth in the above referenced no action letters, (ii) will not be able to tender Additional Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Additional Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each Holder of the Additional Notes (other than the specified Holders previously mentioned) who wishes to exchange Additional Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company or any Subsidiary Guarantor, (ii) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of consummation of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any Participating Broker-Dealer who acquired the Additional Notes for its own account as a result of market-making activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Additional Notes) with the prospectus contained in this Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in this Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     In the event that the applicable interpretations of the staff of the Commission or any changes in law do not permit the Company to effect the Exchange Offer or if for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to January 12, 1998, or the Exchange Offer is not consummated on or prior to February 11, 1998, or the Initial Purchaser or any broker-dealer that acquired Additional Notes directly from the Company or any affiliate of the Company notifies the Company, the Company will at its cost, (i) as promptly as practicable, file with the Commission a Shelf Registration Statement covering resales of the Additional Notes (the "Shelf Registration Statement"), (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to February 11, 1998 (or promptly in the event of a request by the Initial Purchaser) and (iii) use its best efforts to keep effective the Shelf Registration Statement for a period of two years after its effective date (or for a period of one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchaser) or, for such shorter period, when all of the Additional Notes covered by the Shelf Registration Statement have been sold pursuant thereto, when there cease to be Additional Notes outstanding that are subject to transfer restrictions or when all Additional Notes covered by the Shelf Registration Statement become tradeable under Rule 144 without regard to volume limitations. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of Additional Notes copies of the prospectus which is part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Additional Notes. A Holder of Additional Notes who sells such Additional Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). In addition, each Holder of Additional Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Additional Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to November 28, 1997, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to January 12, 1998, or (iii) the Exchange Offer is not consummated on or prior to February 11, 1998 and the Shelf Registration Statement is not declared effective on or prior to February 11, 1998, the interest rate borne by the Additional Notes shall be increased by one-half of one percent per annum following November 28, 1997 in the case of clause (i) above, January 12, 1998 in the case of clause
(ii) above, or February 11, 1998 in the case of clause (iii) above, which rate will be increased by an additional one-half of one percent per annum for each 90-day period that such additional interest continues to accrue; provided that the aggregate increase in such interest rate will in no event exceed one percent per annum. Upon (x) the filing of the Exchange Offer Registration Statement after November 28, 1997, (y) the effectiveness of the Exchange Offer Registration Statement after January 12, 1998, or (z) the day before the date of the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after February 11, 1998, the interest rate borne by the Additional Notes from the date of such filing, effectiveness or the day before the date of the consummation, as the case may be, will be reduced by the full amount of the related increase from, but not less than, the original interest rate of the Additional Notes; provided, however, that, (a) if after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased and thereafter reduced pursuant to the foregoing provisions, and (b) such rate will also be reduced to the original interest rate of the Additional Notes on the date on which the Additional Notes become eligible for sale under Rule 144 without limitation as to volume.

     If the Exchange Offer is consummated, the Additional Notes that remain outstanding thereafter, the Exchange Notes issued in connection with the Exchange Offer and the Original Notes will be treated as a single class of securities under the Indenture.

     Following the consummation of the Exchange Offer, Holders of Additional Notes not tendered will generally not have any further registration rights and the Additional Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Additional Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of

Exchange Notes for each $1,000 in principal amount of its outstanding Additional Notes. Exchange Notes will be issued only in integral multiples of $1,000 to each tendering Holder whose Additional Notes are accepted in the Exchange Offer. The Company will accept any and all Additional Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined in "-- Expiration Date; Extensions; Amendments"). Additional Notes that are not accepted for exchange will be returned as promptly as practicable after the Expiration Date. Holders may tender all or a portion of their Additional Notes pursuant to the Exchange Offer.

     The form and terms of the Exchange Notes under the Indenture will be identical in all material respects to the form and terms of the Additional Notes, except that (i) the offering of the Exchange Notes will have been registered under the Securities Act and hence the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) Holders of Exchange Notes will not be entitled to certain rights intended for Holders of unregistered securities under the Registration Rights Agreement which will terminate upon consummation of the Exchange Offer. The Exchange Notes evidence the same debt as the Additional Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture governing the Additional Notes, as well as the Original Notes. The Exchange Notes will bear interest from their date of issuance at the same rate and upon the same terms as the Original Notes and the Additional Notes. See "Description of the Notes." Accrued and unpaid interest on the Additional Notes accepted for exchange for the period to but not including the date of issuance of the Exchange Notes (the "Exchange Date") will be paid to the Holders of Exchange Notes on the first Interest Payment Date (as defined in "Description of the Notes") following the date of issuance of the Exchange Notes. Holders whose Additional Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Additional Notes accrued on and after the Exchange Date.

     As of             , 1997, $40,000,000 aggregate principal amount of the
Additional Notes were outstanding and registered in the name of Cede & Co., as nominee for the Depository. Solely for reasons of administration (and for no
other purpose) the Company has fixed the close of business on             ,
1997, as the record date (the "Record Date") for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered Holder of Additional Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of Additional Notes entitled to participate in the Exchange Offer.

     Holders of Additional Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Additional Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for tendering Holders of Additional Notes for the purposes of receiving the Exchange Notes from the Company.

     If any tendered Additional Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Additional Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Tendering Holders will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Additional Notes for Exchange Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain taxes which may be levied in the event of any transfer of ownership, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after each date previously scheduled as an Expiration Date, unless otherwise required by applicable law or regulation.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Additional Notes, to extend the Exchange Offer or if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination, or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Additional Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance on the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Additional Notes accepted for exchange will cease to accrue on the day prior to the issuance of the Exchange Notes.

     The Exchange Notes bear interest (as do the Original Notes and the Additional Notes) at a rate equal to 12 1/2% per annum. Interest on the Exchange Notes is payable on each June 1 and December 1, commencing on June 1, 1998.

PROCEDURES FOR TENDERING ADDITIONAL NOTES

     To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Additional Notes into the Exchange Agent's account at the Depositary (the "Book-Entry Transfer Facility") pursuant to the procedures for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such Holders.

     The tender by a Holder of Additional Notes will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Additional Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each an "Eligible Institution") unless the Additional Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Additional Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Additional Notes not properly tendered or any Additional Notes the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Additional Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Additional Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Additional Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Additional Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Additional Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent, unless otherwise provided by the Holder in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right, in its sole discretion, subject to the provisions of the Indenture, (i) to purchase or make offers for any Additional Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions of the Exchange Offer," (ii) to terminate the Exchange Offer in accordance with the terms of the Exchange Offer and Registration Rights Agreement, (iii) to redeem Additional Notes as a whole or in part at any time and from time to time, as set forth under "Description of the Notes -- Optional Redemption" and (iv) to the extent permitted by applicable law, to purchase Additional Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF ADDITIONAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Additional Notes properly tendered will be accepted for exchange on the first business day practicable following the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Additional Notes. See
"-- Conditions of the Exchange Offer." For purposes of the Exchange Offer, Additional Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Additional Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Additional Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Additional Notes are not accepted for any reason set forth in the terms and conditions of the

Exchange Offer, such unaccepted or such nonexchanged Additional Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Additional Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Additional Notes by causing the Book-Entry Transfer Facility to transfer such Additional Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the Depository in accordance with the Depository's procedures does not constitute delivery to the Exchange Agent.

EXCHANGING BOOK-ENTRY NOTES

     The Exchange Agent and the Book Entry Transfer Facility have confirmed that any financial institution that is a participant in the Book Entry Transfer Facility may utilize the Book Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Additional Notes.

     Any participant in the Book Entry Transfer Facility may make book-entry delivery of Additional Notes by causing the Book Entry Transfer Facility to transfer such Additional Notes into the Exchange Agent's account in accordance with the Book Entry Transfer Facility's ATOP procedures for transfer. However, the exchange for the Additional Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Additional Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book Entry Transfer Facility and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgment from a participant tendering Additional Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     Tenders may be made only in principal amounts of $1,000 and integral multiples thereof. Subject to the foregoing, Holders may tender less than the aggregate principal amounts represented by the Additional Notes deposited with the Exchange Agent provided they appropriately indicate this fact in the Letter of Transmittal accompanying the tendered Additional Notes.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Additional Notes and (i) whose Additional Notes are not immediately available, (ii) who cannot deliver their Additional Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Additional Notes and the principal amount of Additional Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, together with the certificate(s) representing the Additional Notes, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, as well as the certificate(s) representing all tendered Additional Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL RIGHTS

     Tenders of the Additional Notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at its address set forth below under "-- Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having deposited the Additional Notes to be withdrawn (the "Depositor"), (ii) identify the Additional Notes to be withdrawn (including the certificate number or numbers and principal amount of such Additional Notes if applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Additional Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Additional Notes register the transfer of such Additional Notes into the name of the person withdrawing the tender, and (iv) specify the name in which such Additional Notes are to be reregistered, if different from that of the Depositor. If Additional Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Additional Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. The Additional Notes so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Additional Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without costs to such Holder as soon as practicable after withdrawal. Properly withdrawn Additional Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Additional Notes" above at any time on or prior to the Expiration Date.

     Any Additional Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the Holder thereof without cost to such Holder (or, in the case of Additional Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Additional Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Additional Notes).

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the Exchange Notes in exchange for, any Additional Notes and may terminate or amend the Exchange Offer if, any time before the acceptance of the Additional Notes for exchange or the exchange of the Exchange Notes for the Additional Notes, any of the following events shall occur, which occurrence, in the sole judgment of the Company and regardless of the circumstances (including any action by the Company) giving rise to any such events, make it inadvisable to proceed with the Exchange Offer:

          (i) there shall be threatened, instituted, or pending any action or proceeding before, or any injunction, order, or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (b) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Additional Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated, or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority or any action shall have been taken, proposed, or threatened by any domestic or foreign government or governmental authority that, in the reasonable judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (a) or
     (b) above or, in the reasonable judgment of the Company, might result in the Holders of the Exchange Notes having obligations with respect to resales and transfer of Exchange Notes that are greater than those described in the interpretation of the Commission referred to herein or would otherwise in the reasonable judgment of the Company make it inadvisable to proceed with the Exchange Offer; provided, however, that the Company will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps as to make the provisions of this section inapplicable;

          (ii) there shall have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (b) a commencement of wars, armed hostilities, or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (iii) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operation, or prospects of the Company that, in the reasonable judgment of the Company, is or may be adverse to the Company or any Subsidiary Guarantor, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Additional Notes or the Exchange Notes;

          (iv) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Additional Notes and return all tendered Additional Notes to the tendering Holders (or, in the case of Additional Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Additional Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Additional Notes),
(ii) extend the Exchange Offer and retain all Additional Notes tendered prior to the Expiration Date, subject, however, to the rights of Holders to withdraw such Additional Notes (see "-- Withdrawal Rights"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Additional Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Additional Notes tendered, and no Exchange Notes will be issued in exchange for any such Additional Notes, if at such time any stop order shall be threatened or in effect with respect to the Exchange Offer Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939.

     Holders of Additional Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding any nonfulfillment of the above conditions. Such conditions are not intended to modify such rights and remedies in any respect.

TERMINATION OF CERTAIN RIGHTS

     Holders of the Additional Notes to whom this Exchange Offer is made have special rights under the Registration Rights Agreement that will terminate upon the consummation of the Exchange Offer. The Registration Rights Agreement provides that certain rights under such agreement (including the right to receive prospective increases in the interest rate on the Additional Notes) shall terminate upon the occurrence of each of (i) the filing with the Commission of the Exchange Offer Registration Statement on or prior to November 28, 1997, or (ii) the effectiveness under the Securities Act of the Exchange Offer Registration Statement on or prior to January 12, 1998, or (iii) the consummation of the Exchange Offer on or prior to February 11, 1998.

EXCHANGE AGENT

     American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal, and other related documents should be addressed to the Exchange Agent as follows:

By Registered or Certified Mail, Overnight       By Facsimile:
Courier or By Hand:

American Stock Transfer & Trust Company          (    )
40 Wall Street
New York, New York 10005                         Confirmed by Telephone:
Attention:                                       (212) 936-5100

                                                 (Originals of all documents
                                                 submitted by facsimile should
                                                 be sent promptly by hand,
                                                 overnight courier or
                                                 registered or certified mail)


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Additional Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Additional Notes pursuant to the Exchange Offer, then the amount of any transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

REGULATORY APPROVALS

     The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

OTHER

     Participation in the Exchange Offer is voluntary and Holders of Additional Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Additional Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange offer.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER ADDITIONAL NOTES IN THE EXCHANGE
OFFER

     Issuance of the Exchange Notes in exchange for the Additional Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Additional Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Additional Notes desiring to tender such Additional Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Additional Notes for exchange. Additional Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain rights under the Registration Rights Agreement will terminate.

     In the event the Exchange Offer is consummated, the Company will not be required to register the unexchanged Additional Notes, except under certain limited circumstances as provided in the Registration Rights Agreement. Unexchanged Additional Notes will continue to be subject to the following restrictions on transfer: (i) the unexchanged Additional Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder or if neither such registration nor such exemption is required by law and (ii) the unexchanged Additional Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the unexchanged Additional Notes under the Securities Act. To the extent that Additional Notes are tendered and accepted in connection with the Exchange Offer, any trading market for unexchanged Additional Notes could be adversely affected.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Additional Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Additional Notes in like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Additional Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. Net proceeds from the sale of the privately placed Additional Notes were approximately $38.1 million. Such proceeds were used by the Company to provide working capital to originate and securitize loans, to repay a portion of the debt owed to its former parent Mego Financial and reduce amounts outstanding under the Company's lines of credit.

                                 CAPITALIZATION

     The following table sets forth as of August 31, 1997, (i) the actual capitalization of the Company, (ii) the capitalization of the Company giving pro forma effect to the issuance of the Additional Notes pursuant to the Private Placement and the application of the net proceeds therefrom and (iii) the capitalization of the Company giving pro forma effect to the issuance of the Additional Notes and the application of the net proceeds therefrom as adjusted as of such date to give effect to the Company's proposed sale of 3,500,000 shares of Common Stock in the Equity Offering at an assumed offering price of $11.125 per share (after deducting underwriting discounts and commissions and estimated expenses of the Equity Offering), and the application of the net proceeds from the Equity Offering. This table should be read in conjunction with the financial statements, the related notes and the other financial information appearing elsewhere in this Prospectus.

                                                                        AUGUST 31, 1997
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                              --------   ---------    -----------
                                                                    (THOUSANDS OF DOLLARS)
Debt:
  Warehouse line of credit..................................  $  8,500   $  4,500      $     --
  Revolving lines of credit.................................    24,976         --            --
  Other notes and contracts payable.........................     2,096      2,096         2,096
  12 1/2 Senior Subordinated Notes due 2001.................    40,000     80,400(1)     80,400(1)
  Debt owed to Mego Financial and PEC.......................    10,099      6,199         2,299
                                                              --------   --------      --------
          Total debt........................................  $ 85,671   $ 93,195      $ 84,795
                                                              ========   ========      ========
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; no shares issued and outstanding...........        --         --            --
  Common Stock, $.01 par value; 50,000,000 shares
     authorized; 12,300,000 shares outstanding; actual and
     pro forma; 15,800,000 shares outstanding pro forma as
     adjusted(2)............................................       123        123           158
  Additional paid-in capital................................    29,185     29,185        65,348
  Retained earnings.........................................    23,799     23,799        23,799
                                                              --------   --------      --------
          Total stockholders' equity........................    53,107     53,107        89,305
                                                              --------   --------      --------
          Total capitalization..............................  $138,778   $146,302      $174,100
                                                              ========   ========      ========

---------------

(1) Represents $80.0 million principal amount of Notes and $400,000 of premium with respect to the $40.0 million of Additional Notes, which premium will be amortized over the life of the Exchange Notes.
(2) Does not include (i) 10,000 shares of Common Stock remaining reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1996 Employee Stock Option Plan (the "1996 Plan") and (ii) 2,000,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1997 Employee Stock Option Plan (the "1997 Plan"), which plan is subject to stockholder approval. See "Management -- Company Stock Option Plans."

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected Statements of Operations data and Statements of Financial Condition data set forth below have been derived from the financial statements of the Company. The financial statements as of August 31, 1996 and 1997 and for each of the three years in the period ended August 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Prospectus. The financial statements as of August 31, 1994 and August 31, 1995 and for the year ended August 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, and are not included herein. Certain reclassifications have been made to conform prior years with the current presentation. The selected financial information set forth below should be read in conjunction with the financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                  YEAR ENDED AUGUST 31
                                                        -----------------------------------------
                                                        1994(1)    1995      1996        1997
                                                        -------   -------   -------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain on sale of loans...............................  $   579   $12,233   $16,539   $    45,123
  Net unrealized gain on mortgage related
     securities(2)....................................       --        --     2,697         3,518
  Loan servicing income, net..........................       --       873     3,348         3,036
  Interest income, net of interest expense of $107,
     $468, $1,116, and $6,374.........................      172       473       988         3,133
                                                        -------   -------   -------   -----------
          Total revenues..............................      751    13,579    23,572        54,810
                                                        -------   -------   -------   -----------
Costs and expenses:
  Net provision for credit losses.....................       96       864        55         6,300
  Depreciation and amortization.......................      136       403       394           672
  Other interest......................................       22       187       167           245
  General and administrative:
     Payroll and benefits.............................      975     3,611     5,031        11,181
     Commissions and selling..........................       13       552     2,013         2,768
     Credit reports...................................       13       133       367         1,387
     Rent and lease expenses..........................       85       249       338         1,091
     Professional services............................       --       177       732           652
     Servicing fees paid to affiliate.................       13       232       709         1,874
     Management services by affiliate.................      442       690       671           967
     FHA insurance....................................       11       231       572           558
     Other............................................      456       331     1,368         3,305
                                                        -------   -------   -------   -----------
          Total costs and expenses....................    2,262     7,660    12,417        31,000
                                                        -------   -------   -------   -----------
Income (loss) before income taxes(3)..................   (1,511)    5,919    11,155        23,810
Income taxes(3).......................................       --     2,277     4,235         9,062
                                                        -------   -------   -------   -----------
Net income (loss).....................................  $(1,511)  $ 3,642   $ 6,920   $    14,748
                                                        =======   =======   =======   ===========
Net income per share..................................                                $      1.25
                                                                                      ===========
Weighted-average number of common shares and common
  share equivalents...................................                                 11,802,192
                                                                                      ===========
Ratio of earnings to fixed charges(4).................      N/A      7.69x     2.38x         5.59x(5)
                                                        =======   =======   =======   ===========

                                                                        AS OF AUGUST 31, 1997
                                                                --------------------------------------
                                       AS OF AUGUST 31,                                   PRO FORMA
                                  ---------------------------                PRO              AS
                                  1994(1)    1995      1996      ACTUAL    FORMA(6)     ADJUSTED(6)(7)
                                  -------   -------   -------   --------   --------     --------------
STATEMENT OF FINANCIAL CONDITION
  DATA:
Cash and cash equivalents.......  $  824    $   752   $   443   $  6,104   $ 11,601        $39,399
Loans held for sale, net........   1,463      3,676     4,610      9,523      9,523          9,523
Mortgage related
  securities(2).................      --         --    22,944    106,299    106,299        106,299
Excess servicing rights(2)......     904     14,483    12,121         --         --             --
Mortgage servicing rights.......      --      1,076     3,827      9,507      9,507          9,507
Total assets....................   5,122     24,081    50,606    154,200    161,724        189,522
Total liabilities...............     983     13,300    32,905     61,093     28,217         19,817
Subordinated debt...............      --         --        --     40,000     80,400(8)      80,400(8)
Total stockholders' equity......   4,139     10,781    17,701     53,107     53,107         89,305

                                                                    YEAR ENDED AUGUST 31,
                                                           ---------------------------------------
                                                           1994(1)    1995       1996       1997
                                                           -------   -------   --------   --------
OPERATING DATA:
Loans originated.........................................  $8,164    $87,751   $139,367   $526,917
Weighted average interest rate on loans originated.......   14.18%     14.55%     14.03%     13.92%
Servicing portfolio (end of year):
  Company-owned loans:
     Conventional........................................  $   --    $    --   $    922   $  8,661
     Title I.............................................   1,471      3,720      3,776        902
                                                           ------    -------   --------   --------
          Total Company-owned loans......................   1,471      3,720      4,698      9,563
                                                           ------    -------   --------   --------
  Sold and securitized loans:
     Conventional........................................      --         --     10,501    363,961
     Title I.............................................   6,555     88,566    198,990    254,544
                                                           ------    -------   --------   --------
     Total sold and securitized loans....................   6,555     88,566    209,491    618,505
                                                           ------    -------   --------   --------
          Total servicing portfolio......................  $8,026    $92,286   $214,189   $628,068
                                                           ======    =======   ========   ========

                                                                 AS OF AUGUST 31,
                                                       -------------------------------------
                                                        1994     1995     1996        1997
                                                       ------   ------   -------     -------
DELINQUENCY DATA:
Conventional Loan delinquency data(9):
  31-60 days past due................................      --       --      0.44%       0.40%
  61-90 days past due................................      --       --      0.00        0.20
  91 days and over past due..........................      --       --      0.00        0.34
Title I Loan delinquency data(9):
  31-60 days past due................................    2.06%    2.58%     2.27        3.19
  61-90 days past due................................    0.48     0.73      0.90        1.68
  91 days and over past due..........................    0.36     0.99      4.78(10)    7.06
  91 days and over past due, net of claims
     filed(11).......................................    0.26     0.61      2.05        5.20
  Outstanding claims filed with HUD(12)..............    0.10%    0.38%     2.73%       1.86%
Amount of FHA insurance available for Title I Loans
  serviced...........................................  $  813   $9,552   $21,205     $21,094(13)
Amount of FHA insurance available as a percentage of
  Title I Loans serviced.............................   10.13%   10.35%    10.46%       8.26%(13)

                                                                 AS OF AUGUST 31,
                                                       -------------------------------------
                                                        1994     1995     1996        1997
                                                       ------   ------   -------     -------
Total delinquency data:
  31-60 days past due................................    2.06%    2.58%     2.17%       1.54%
  61-90 days past due................................    0.48     0.73      0.85        0.80
  91 days and over past due..........................    0.36     0.99      4.53(10)    3.07
  91 days and over past due, net of claims
     filed(14).......................................    0.26     0.61      1.94        2.32
Outstanding claims filed with HUD(15)................    0.10%    0.38%     2.59%       0.75%
Aggregate losses on liquidated loans(16).............  $   --   $ 16.8   $  32.0     $ 201.0

---------------

 (1) The Company commenced originating loans in March 1994.
 (2) Mortgage related securities represent interests retained by the Company in loan sale transactions and the excess of the interest rate payable by an obligor on a sold loan over the yield to purchasers, after payment of servicing and other fees. Pursuant to the implementation of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), the Company has reclassified, as of January 1, 1997, excess servicing rights as interest only receivables which are carried as mortgage related securities.
 (3) The results of operations of the Company were included in the consolidated federal income tax returns filed by Mego Financial through the date of the Spin-off. Mego Financial allocated income taxes to the Company calculated on a separate return basis. See "Certain Transactions."
 (4) Earnings include pretax income, the portion of rents representative of the interest factor and interest on debt. Fixed charges include interest on indebtedness, prepaid commitment fees and the portion of rents representative of the interest factor.
 (5) Ratio computed giving pro forma effect for the total additional interest expense resulting from the issuance of the Additional Notes at an interest rate of 12 1/2% in lieu of the interest expense recorded by the Company under its existing lines of credit repaid with the net proceeds of the Private Placement.
 (6) Gives effect to (i) the issuance of the Additional Notes pursuant to the Private Placement and (ii) the application of the net proceeds therefrom.
 (7) As adjusted to give effect to (i) the sale of the shares proposed to be offered pursuant to the Equity Offering (at an assumed offering price of $11.125 per share after deducting underwriting discounts and commissions and estimated expenses of the Equity Offering) and (ii) the application of the estimated net proceeds from the Equity Offering.
 (8) Represents $80.0 million principal amount of Notes and $400,000 of premium with respect to the $40.0 million of Additional Notes, which premium will be amortized over the life of the Exchange Notes.
 (9) Represents the dollar amount of delinquent loans as a percentage of total dollar amount of each respective type of loan serviced by the Company (including loans owned by the Company) as of the year end. Conventional Loan delinquencies for the years ended August 31, 1996 and 1997 represented 0.31% and 10.35%, respectively, of the Company's total delinquencies. The Company did not originate Conventional Loans until May 1996.
(10) During fiscal 1996, the processing and payment of claims filed with HUD were delayed. See "Business -- Loan Servicing."
(11) Represents the dollar amount of delinquent Title I Loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I Loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(12) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I Loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(13) If all claims filed with HUD had been processed and paid as of August 31, 1997, the amount of FHA insurance available for all serviced Title I Loans would have been reduced to $16.5 million, which as a percentage of Title I Loans serviced would have been 6.6%.

(14) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(15) Represents the dollar amount of Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(16) On Title I Loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I Loans related to 700 Title I insurance claims made by the Company, as servicer, since commencing operations through August 31, 1997. Losses on Title I Loans liquidated will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I Loans, plus appropriate interest and costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements, including the notes thereto, contained elsewhere in this Prospectus.

GENERAL

     The Company began originating loans on March 1, 1994. The Company sells substantially all the loans it originates either through securitizations at a yield below the stated interest rate on the loans, generally retaining the right to service the loans and to receive any amounts in excess of the yield to the purchasers, or through whole loan sales to third party institutional purchasers. In connection with whole loan sales, the Company either sells the loans on a servicing retained basis at a yield below the stated interest rate on the loans or on a servicing released basis. Currently, sales on a servicing released basis and some sales on a servicing retained basis are at a premium. Certain of the regular interests of the related securitizations are sold, with the interest only and residual class securities generally retained by the Company.

     The Company recognizes revenue from the gain on sale of loans, unrealized gain on mortgage related securities, interest income and servicing income. Interest income, net, represents the interest received on loans in the Company's portfolio prior to their sale, net of interest paid under its credit agreements. The Company continues to service substantially all loans sold through August 31, 1997, however, during the third and fourth quarters of fiscal 1997, $59.2 million of loans were sold with servicing released. Net loan servicing income represents servicing fee income and other ancillary fees received for servicing loans less the amortization of capitalized mortgage servicing rights and through January 1, 1997, the date of adoption of SFAS No. 125, excess servicing rights. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. Excess servicing rights were amortized in proportion to and over the estimated lives of the loans.

     Gain on sale of loans includes the gain on sale resulting from securitizations and whole loan sales. The gain on sale is determined by an allocation of the cost of the securities based on the relative fair values of the interests sold and the interests retained. In a securitization, the Company retains a residual interest security and may retain an interest only strip security. The fair value of the residual interest and interest only strip security is the present value of the estimated net cash flows to be received after considering the effects of estimated prepayments and credit losses, and where applicable net of FHA insurance recoveries on Title I Loans. The net unrealized gain on mortgage related securities represents the difference between the allocated cost basis of the securities and the estimated fair value.

     As the holder of the residual securities, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the regular securities and interest only securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and (v) estimated loan pool losses. The Company's right to receive the excess cash flows is subject to the satisfaction of certain reserve or over-collateralization requirements which are specific to each securitization and are used as a means of credit enhancement.

     The Company carries interest only and residual securities at fair value. As such, the carrying value of these securities is affected by changes in market interest rates and prepayment and loss experiences of these and similar securities. The Company estimates the fair value of the interest only and residual securities utilizing prepayment and credit loss assumptions the Company believes to be appropriate for each particular securitization. To the Company's knowledge, there is no active market for the sale of these interest only and residual securities. The range of values attributable to the factors used in determining fair value is broad. Although the Company believes that it has made reasonable estimates of the fair value of the mortgage related securities, the rate of prepayments and default rates utilized are estimates, and actual experience may vary from these estimates.

     The present value of expected net cash flows from the sale of loans is recorded at the time of sale as mortgage related securities. Mortgage related securities are periodically revalued (marked to market), with a resulting charge or credit to income, under the caption of net unrealized gain in the Company's Statements of Operations, based on actual payments by the obligors and any needed adjustments to the underlying assumptions of prepayment speeds, rate of default and discount rate. The expected cash flows used to determine the value of mortgage related securities have been reduced for potential losses, net of FHA insurance recoveries on Title I Loans, under recourse provisions of the sales agreements. The allowance for credit losses on loans sold with recourse represents the Company's estimate of losses to be incurred in connection with the recourse provisions of the sales agreements.

     To determine the fair value of the mortgage related securities and mortgage servicing rights, the Company projects net cash flows expected to be received over the life of the loans. Such projections assume certain servicing costs, prepayment rates and credit losses. As a result of the adoption of SFAS No. 125, mortgage related securities are carried at fair market value and periodically marked to market. As of August 31, 1997, mortgage related securities totaled $106.3 million and mortgage servicing rights totaled $9.5 million.

     The Company discounts cash flows on its loan sales at the rate it believes an independent third-party purchaser would require as a rate of return. The cash flows were discounted to present value using discount rates which averaged 12.0% for the years ended August 31, 1995, 1996 and 1997. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its financial advisors.

     There can be no assurance that the Company's estimates used to determine the fair value of mortgage related securities and mortgage servicing rights will remain appropriate for the life of the loans. If actual loan prepayments or credit losses exceed the Company's estimates, the carrying value of the Company's mortgage related securities and mortgage servicing rights may have to be written down through a charge against earnings.

     Total costs and expenses consist primarily of general and administrative expenses, depreciation and amortization, and provision for credit losses. PEC, a wholly-owned subsidiary of Mego Financial, provides loan servicing and management services to the Company; the costs of which are charged to general and administrative expenses. See "Certain Transactions" and Note 16 of Notes to Financial Statements.

     The Company continues to implement its business growth strategy through product line diversification, expansion of its Correspondent and Dealer operations and additions to its loan source channels, in an effort to increase both loan origination volume and servicing volume. See "Business -- Business Strategy." Implementation of this strategy has increased the Company's total assets through growth in mortgage servicing assets and mortgage related securities and has been funded through increased borrowings. While this growth has increased the Company's revenues through increased gain on sales of loans, loan servicing income and net interest income, it has also increased the general and administrative expense and provision for credit losses associated with the growth in loans originated and serviced. Continued increases in the Company's total assets and increasing earnings can continue only so long as origination volumes continue to exceed paydowns of loans serviced and previous period origination volumes. Additionally, the fair value of mortgage related securities and mortgage servicing rights owned by the Company may be adversely affected by changes in the interest rate environment which could affect the discount rate and prepayment assumptions used to value the assets. Any such adverse change in assumptions could have a material adverse effect on the Company's results of operations and financial condition.

RESULTS OF OPERATIONS

  Fiscal 1997 Compared to Fiscal 1996

     The Company originated $526.9 million of loans during fiscal 1997 compared to $139.4 million of loans during fiscal 1996, an increase of 278.1%. The increase is a result of the overall growth in the Company's business, including an increase in the number of active Correspondents and Dealers and an increase in the number of states served. At August 31, 1997, the Company had 694 active Correspondents and 670 active Dealers, compared to 310 active Correspondents and 435 active Dealers at August 31, 1996. Of the $526.9 million of loans originated during fiscal 1997, $428.8 million were Conventional Loans and $98.1 million were Title I Loans compared to $11.6 million of Conventional Loans and $127.8 million of Title I Loans during fiscal 1996.

     The following table sets forth certain data regarding loans originated by the Company during fiscal 1996 and 1997.

                                                                YEAR ENDED AUGUST 31,
                                                     --------------------------------------------
                                                             1996                    1997
                                                     --------------------    --------------------
PRINCIPAL AMOUNT OF LOANS ORIGINATED:
  Correspondents:
     Title I.......................................  $ 82,596,197    59.3%   $ 50,814,931     9.7%
     Conventional..................................    11,582,108     8.3     409,603,281    77.7
                                                     ------------   -----    ------------   -----
     Total Correspondents..........................    94,178,305    67.6     460,418,212    87.4
                                                     ------------   -----    ------------   -----
  Dealers:
     Title I.......................................    45,188,721    32.4      47,269,541     9.0
     Conventional..................................            --      --      19,228,957     3.6
                                                     ------------   -----    ------------   -----
     Total Dealers.................................    45,188,721    32.4      66,498,498    12.6
                                                     ------------   -----    ------------   -----
          Total principal amount of loans
            originated.............................  $139,367,026   100.0%   $526,916,710   100.0%
                                                     ============   =====    ============   =====
NUMBER OF LOANS ORIGINATED:
  Correspondents:
     Title I.......................................         4,382    50.9%          2,445    12.0%
     Conventional..................................           392     4.6          12,831    62.7
                                                     ------------   -----    ------------   -----
     Total Correspondents..........................         4,774    55.5          15,276    74.7
                                                     ------------   -----    ------------   -----
  Dealers:
     Title I.......................................         3,836    44.5           3,893    19.0
     Conventional..................................            --      --           1,296     6.3
                                                     ------------   -----    ------------   -----
     Total Dealers.................................         3,836    44.5           5,189    25.3
                                                     ------------   -----    ------------   -----
          Total number of loans originated.........         8,610   100.0%         20,465   100.0%
                                                     ============   =====    ============   =====

     See Notes 2 and 5 of Notes to Financial Statements.

     Total revenues increased 132.5% to $54.8 million for fiscal 1997 from $23.6 million for fiscal 1996. The increase was primarily the result of the increased volume of loans originated and the sale of such loans.

     Gain on sale of loans and net unrealized gain on mortgage related securities increased 152.9% to $48.6 million during fiscal 1997 from $19.2 million during fiscal 1996. The increase was primarily due to increased loan sales of $521.6 million during fiscal 1997 compared to $137.9 million during fiscal 1996.

     The following table sets forth the principal balance of loans sold or securitized, related gain on sale data and loans serviced for fiscal 1996 and 1997.

                                                               YEAR ENDED AUGUST 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
WHOLE LOAN SALES SOLD WITH RECOURSE AND SECURITIZATIONS:
Principal amount of loans sold:
  Title I...................................................    $127,414     $ 62,097
  Conventional..............................................      10,494      360,411
                                                                --------     --------
          Total principal balance...........................    $137,908     $422,508
                                                                ========     ========
Gain on sale of loans.......................................    $ 16,539     $ 41,132
                                                                ========     ========
Net unrealized gain on mortgage related securities..........    $  2,697     $  3,524
                                                                ========     ========
Gain on sale of loans as a percentage of principal balance
  of loans sold.............................................        12.0%         9.7%
                                                                ========     ========
Gain on sale of loans plus net unrealized gain on mortgage
  related securities as a percentage of principal balance of
  loans sold................................................        13.9%        10.6%
                                                                ========     ========
WHOLE LOAN SALES SOLD WITH SERVICING RELEASED AND SALES TO
  FNMA:
Principal amount of loans sold:
  Title I...................................................    $     --     $ 39,810
  Conventional..............................................          --       59,189
                                                                --------     --------
          Total principal balance...........................    $     --     $ 98,999
                                                                ========     ========
Gain on sale of loans.......................................    $     --     $  3,991
                                                                ========     ========
Net unrealized loss on mortgage related securities..........    $     --     $     (6)
                                                                ========     ========
Gain on sale of loans as a percentage of principal balance
  of loans sold.............................................         0.0%         4.0%
                                                                ========     ========
Gain on sale of loans plus net unrealized loss on mortgage
  related securities as a percentage of principal balance of
  loans sold................................................         0.0%         4.0%
                                                                ========     ========
LOANS SERVICED AT END OF YEAR (INCLUDING LOANS SECURITIZED,
  SOLD TO INVESTORS, AND HELD FOR SALE):
  Title I...................................................    $202,766     $255,446
  Conventional..............................................      11,423      372,622
                                                                --------     --------
          Total servicing portfolio.........................    $214,189     $628,068
                                                                ========     ========

     See Note 2 of Notes to Financial Statements.

     Loan servicing income, net decreased 9.3% to $3.0 million during fiscal 1997 from $3.3 million during fiscal 1996. The decrease was primarily the result of the reclassification of net revenue in compliance with SFAS No. 125, and increased interest advances and reduced servicing fees related to $34.0 million in delinquent serviced loans at August 31, 1997 compared to $16.2 million at August 31, 1996.

     Interest income on loans held for sale and mortgage related securities, net of interest expense, increased 217.1% to $3.1 million during fiscal 1997 from $988,000 during fiscal 1996. The increase was primarily the result of the increase in the average size of the portfolio of loans held for sale, the increased mortgage related securities portfolio and the reclassification of net revenue in compliance with SFAS No. 125.

     The Company intends to consider strategies to mitigate the interest rate risks associated with the loan origination/warehousing function, funding its portfolio of mortgage related securities, mortgage servicing rights, and valuation of these assets. Implementation of interest rate risk management strategies may decrease spreads, decrease gains on sale of loans, or otherwise decrease revenues from those which might otherwise occur in a stable interest rate environment without such strategies in place. The Company intends to thoroughly analyze the cost of such strategies compared to the risks which would be mitigated prior to implementation of any strategy.

     The net provision for credit losses increased to $6.3 million for fiscal 1997 from $55,000 for fiscal 1996. The increase in the provision was directly related to the increase in the volume of loans originated and the increased ratio of Conventional Loans to Title I Loans originated during fiscal 1997 compared to fiscal 1996. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements for credit losses and estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I Loans originated and sold. See Notes 2 and 5 of Notes to Financial Statements.

     Total general and administrative expenses increased 101.5% to $23.8 million during fiscal 1997 compared to $11.8 million during fiscal 1996. The increase was primarily a result of increased credit reports expense due to increased loan origination volume, increased rent and lease expense due to facilities expansion, increased loan servicing expenses due to an increase in loans serviced, and increased payroll related to the hiring of additional underwriting, loan processing, administrative, loan quality control and other personnel as a result of the expansion of the Company's business.

     Payroll and benefits expense increased 122.2% to $11.2 million during fiscal 1997 from $5.0 million during fiscal 1996 primarily due to an increased number of employees. The number of employees increased to 405 at August 31, 1997 from 170 at August 31, 1996 due to increased staff necessary to support the business expansion and maintain quality control.

     Commissions and selling expenses increased 37.5% to $2.8 million during fiscal 1997 from $2.0 million during fiscal 1996, while loan originations increased by $387.5 million or 278.1% to $526.9 million at August 31, 1997. The sales network expanded to substantially all states, adding new personnel and offices to further the loan origination growth strategy.

     Credit reports expense increased 277.9% to $1.4 million during fiscal 1997 from $367,000 during fiscal 1996, due to increased loan origination volume to $526.9 million during fiscal 1997 from $139.4 million during fiscal 1996.

     Rent and lease expense increased 222.8% to $1.1 million during fiscal 1997 from $338,000 during fiscal 1996, due to increased expansion costs for the corporate headquarters and additional branch offices.

     Servicing fees paid to PEC increased 164.3% to $1.9 million during fiscal 1997 from $709,000 during fiscal 1996 due primarily to a larger loan servicing portfolio.

     Management services by affiliate increased 44.1% to $967,000 during fiscal 1997 from $671,000 during fiscal 1996. These expenses represent services provided by PEC, including executive, accounting, legal, management information, data processing, human resources, advertising and promotional materials.

     Other general and administrative expenses increased 141.6% to $3.3 million during fiscal 1997 from $1.4 million during fiscal 1996 due primarily to increased expenses related to the ongoing expansion of facilities.

     Income before income taxes increased to $23.8 million for fiscal 1997 from $11.2 million for fiscal 1996; therefore, the provision for income taxes increased to $9.1 million for fiscal 1997 compared to $4.2 million for fiscal 1996.

     As a result of the foregoing, the Company's net income increased 113.1% to $14.7 million for fiscal year 1997 from $6.9 million for fiscal 1996.

  Fiscal 1996 Compared to Fiscal 1995

     The Company originated $139.4 million of loans during fiscal 1996 compared to $87.8 million of loans during fiscal 1995, an increase of 58.8%. The increase is a result of the overall growth in the Company's business, including an increase in the number of active Correspondents and Dealers and an increase in the number of states served. At August 31, 1996, the Company had 310 active Correspondents and 435 active Dealers, compared to 150 active Correspondents and 170 active Dealers at August 31, 1995. Of the $139.4 million of loans originated in fiscal 1996, $11.6 million were Conventional Loans. The Company did not originate Conventional Loans during fiscal 1995.

     The following table sets forth certain data regarding loans originated by the Company during fiscal 1995 and 1996.

                                                                 YEAR ENDED AUGUST 31,
                                                       ------------------------------------------
                                                              1995                   1996
                                                       -------------------   --------------------
PRINCIPAL AMOUNT OF LOANS ORIGINATED:
  Correspondents:
     Title I.........................................  $63,792,680    72.7%  $ 82,596,197    59.3%
     Conventional....................................           --      --     11,582,108     8.3
                                                       -----------   -----   ------------   -----
     Total Correspondents............................   63,792,680    72.7     94,178,305    67.6
                                                       -----------   -----   ------------   -----
  Dealers -- Title I.................................   23,957,829    27.3     45,188,721    32.4
                                                       -----------   -----   ------------   -----
          Total principal amount of loans
            originated...............................  $87,750,509   100.0%  $139,367,026   100.0%
                                                       ===========   =====   ============   =====
NUMBER OF LOANS ORIGINATED:
  Correspondents:
     Title I.........................................        3,437    59.1%         4,382    50.9%
     Conventional....................................           --      --            392     4.6
                                                       -----------   -----   ------------   -----
     Total Correspondents............................        3,437    59.1          4,774    55.5
                                                       -----------   -----   ------------   -----
  Dealers -- Title I.................................        2,381    40.9          3,836    44.5
                                                       -----------   -----   ------------   -----
          Total number of loans originated...........        5,818   100.0%         8,610   100.0
                                                       ===========   =====   ============   =====

     See Notes 2 and 5 of Notes to Financial Statements.

     Total revenues increased 73.6% to $23.6 million for fiscal 1996 from $13.6 million for fiscal 1995. The increase was primarily the result of the increased volume of loans originated and the sale of such loans. The following table sets forth the principal balance of loans sold or securitized and related gain on sale data for fiscal 1995 and 1996.

                                                               YEAR ENDED AUGUST 31,
                                                              -----------------------
                                                                1995          1996
                                                              ---------    ----------
                                                              (THOUSANDS OF DOLLARS)
PRINCIPAL AMOUNT OF LOANS SOLD:
  Title I...................................................    $85,363      $127,414
  Conventional..............................................         --        10,494
                                                                -------      --------
          Total.............................................    $85,363      $137,908
                                                                =======      ========
Gain on sale of loans.......................................    $12,233      $ 16,539
Net unrealized gain on mortgage related securities..........         --         2,697
                                                                -------      --------
Gain on sale of loans and unrealized gain on mortgage
  related securities........................................    $12,233      $ 19,236
                                                                =======      ========
Gain on sale of loans as a percentage of principal balance
  of loans sold.............................................       14.3%         12.0%
                                                                =======      ========
Gain on sale of loans and unrealized gain on mortgage
  related securities as a percentage of principal balance of
  loans sold................................................       14.3%         13.9%
                                                                =======      ========

     See Note 2 of Notes to Financial Statements.

     Loan servicing income, net increased 283.5% to $3.3 million for fiscal 1996 from $873,000 for fiscal 1995. The increase was primarily the result of a 61.6% increase in the amount of loan sale activity in fiscal 1996 with the servicing rights retained by the Company, to $137.9 million for fiscal 1996 from $85.4 million for fiscal 1995.

     Interest income on loans held for sale and mortgage related securities, net of interest expense, increased 108.9% to $988,000 during fiscal 1996 from $473,000 during fiscal 1995. The increase was primarily the result of the increase in the average size of the portfolio of loans held for sale, and the increased mortgage related securities portfolio.

     The Company intends to consider strategies to mitigate the interest rate risks associated with the loan origination/warehousing function, funding its portfolio of mortgage related securities, mortgage servicing rights, and valuation of these assets. Implementation of interest rate risk management strategies may decrease spreads, decrease gains on sale of loans, or otherwise decrease revenues from those which might otherwise occur in a stable interest rate environment without such strategies in place. The Company intends to thoroughly analyze the cost of such strategies compared to the risks which would be mitigated prior to implementation of any strategy.

     The net provision for credit losses decreased 93.6% to $55,000 for fiscal 1996 from $864,000 for fiscal 1995 due to the increased level of loans securitized and sold in fiscal 1996 compared to fiscal 1995. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements for credit losses and estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on loans originated and sold. Servicing costs on a per loan basis may increase as problem Conventional Loans may require greater costs to service. See Notes 2 and 5 of Notes to Financial Statements.

     Total general and administrative expenses increased 90.2% to $11.8 million for fiscal 1996 from $6.2 million for fiscal 1995. The increase was primarily a result of increased payroll related to the hiring of additional underwriting, loan processing, administrative, loan quality control and other personnel in contemplation of the expansion of the Company's business and costs related to the opening of additional offices.

     Payroll and benefits expense increased 39.3% to $5.0 million for fiscal 1996 from $3.6 million for fiscal 1995. The number of employees increased from 105 as of fiscal year end 1995 to 170 as of fiscal year end 1996, due to increased staff necessary to support the business expansion and improve quality control.

     Commissions and selling expenses increased 264.7% to $2.0 million for fiscal 1996 from $552,000 for fiscal 1995 while loan originations increased by $51.6 million from fiscal 1995 to 1996. The sales network expanded to substantially all states, adding new personnel and offices to further the loan origination growth strategy.

     Credit reports expense increased 175.9% to $367,000 during fiscal 1996 from $133,000 during fiscal 1995 due to an increase in loan origination volume to $139.4 million during fiscal 1996 from $87.8 million during fiscal 1995.

     Professional services increased 313.6% to $732,000 for fiscal 1996 from $177,000 for fiscal 1995 due primarily to increased audit and legal services and consultation fees.

     Servicing fees paid to affiliate increased 205.6% to $709,000 for fiscal 1996 from $232,000 for fiscal 1995. The increase was a result of the increase in the size of the loan portfolio serviced by PEC.

     Management services by affiliate decreased 2.8% to $671,000 for fiscal 1996 from $690,000 for fiscal 1995. These expenses represent services provided by PEC, including executive, accounting, legal, management information, data processing, human resources, advertising and promotional materials.

     During fiscal 1995 and 1996, the Company incurred interest expense to PEC of $85,000 and $29,000, respectively, which amounts were included in other interest expense. During fiscal 1995 and 1996, the

Company paid PEC for developing certain computer programming, incurring costs of $36,000 and $56,000, respectively. See Note 16 of Notes to Financial Statements.

     FHA insurance increased 147.6% to $572,000 for fiscal 1996 from $231,000 for fiscal 1995. The increase was primarily attributable to the increased volume of loan originations and loans serviced.

     Other general and administrative expenses increased 313.3% to $1.4 million for fiscal 1996 from $331,000 for fiscal 1995 primarily due to increased expenses related to expansion of facilities and increased communications expense. The Company is continually enhancing its loan production systems to provide for the automation of the loan origination process. See
"Business -- Loan Production Technology Systems."

     Income before income taxes increased 88.5% to $11.2 million for fiscal 1996 from $5.9 million for fiscal 1995; therefore the provision for income taxes increased to $4.2 million for fiscal 1996 compared to $2.3 million for fiscal 1995.

     As a result of the foregoing, net income increased 90.0% to $6.9 million for fiscal 1996 from $3.6 million for fiscal 1995.

FINANCIAL CONDITION

  August 31, 1997 Compared to August 31, 1996

     Cash and cash equivalents increased to $6.1 million at August 31, 1997 from $443,000 at August 31, 1996, primarily as a result of the use of the proceeds from the Company's Common Stock and debt offerings in November 1996, and other borrowing proceeds, to acquire short term investments after repayment of debt.

     Restricted cash deposits increased 54.0% to $6.9 million at August 31, 1997 from $4.5 million at August 31, 1996, primarily due to an increase in the aggregate amount of loans securitized.

     Loans held for sale, net, increased 106.6% to $9.5 million at August 31, 1997 from $4.6 million at August 31, 1996, primarily as a result of the Company's increased loan originations and the timing of loan sales. See Notes 2 and 5 of Notes to Financial Statements.

     The Company provides an allowance for credit losses, in an amount which, in the Company's judgment, will be adequate to absorb losses on loans, after FHA insurance recoveries on the Title I Loans, that may become uncollectible. The Company's judgment in determining the adequacy of this allowance is based on its continual review of its portfolio which utilizes historical experience and current economic factors. These reviews take into consideration changes in the nature and level of the portfolio, historical rates, collateral values, and current and future economic conditions which may affect the obligors' ability to pay, collateral values and overall portfolio quality. Changes in the allowance for credit losses and the allowance for credit losses on loans sold with recourse for the fiscal year ended August 31, 1997 consist of the following (thousands of dollars):

Balance at August 31, 1996..................................  $  1,015
  Provision for credit losses...............................    23,048
  Reductions to the provision due to securitizations or
     loans sold without recourse............................   (16,748)
  Reductions due to charges to allowance for credit
     losses.................................................      (201)
                                                              --------
          Balance at August 31, 1997........................  $  7,114
                                                              ========

     The allowance for credit losses and the allowance for credit losses on loans sold with recourse consist of the following at these dates:

                                                                AUGUST 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Allowance for credit losses.................................  $   95   $  100
Allowance for credit losses on loans sold with recourse.....     920    7,014
                                                              ------   ------
          Total.............................................  $1,015   $7,114
                                                              ======   ======

     See Notes 2 and 5 of Notes to Financial Statements.

     Excess servicing rights decreased to $0 at August 31, 1997 from $12.1 million at August 31, 1996 due to the implementation of SFAS 125, which requires the reclassification of excess servicing rights as mortgage related securities which are carried at fair market value. The excess cash flow created through securitizations which had been recognized as excess servicing rights on loans repurchased and securitized is included in the cost basis of the mortgage related securities. Mortgage related securities were $106.3 million at August 31, 1997 and $22.9 million at August 31, 1996. The increase was due to the increased value of loans originated and securitized and the reclassification of excess servicing rights. See Notes 2, 6 and 7 of Notes to Financial Statements.

     Mortgage servicing rights increased 148.4% to $9.5 million at August 31, 1997 from $3.8 million at August 31, 1996 as a result of increased loan originations with subsequent loan sales with servicing retained to $462.4 million during fiscal 1997 from $137.9 million during fiscal 1996. See Notes 2 and 8 of Notes to Financial Statements.

     Property and equipment, net, increased 148.9% to $2.2 million at August 31, 1997 from $865,000 at August 31, 1996 due to increased purchases of office equipment related to facility expansion. See Notes 2 and 9 of Notes to Financial Statements.

     Other receivables increased to $7.9 million at August 31, 1997 from $59,000 at August 31, 1996, primarily as a result of a $7.6 million receivable from a financial institution related to a whole loan sale on August 29, 1997. The funds from the sale transaction were received in September 1997.

     Prepaid debt expenses increased 993.5% to $2.4 million at August 31, 1997 from $216,000 at August 31, 1996 primarily due to debt expense related to the $40.0 million of subordinated debt issued in November 1996. See Note 13 of Notes to Financial Statements.

     Prepaid commitment fee increased to $2.3 million at August 31, 1997 from $0 at August 31, 1996 due to the commitment fee related to the value of warrants issued in conjunction with a loan purchase agreement for up to $2.0 billion of loans with a financial institution. The commitment fee is being amortized as the commitment for the purchase of loans is being utilized. See Note 3 of Notes to Financial Statements.

     Notes and contracts payable increased 150.6% to $35.6 million at August 31, 1997 from $14.2 million at August 31, 1996 due to increased borrowings by the Company to fund loan originations as a result of the overall growth in the Company's business. See Note 11 of Notes to Financial Statements.

     Accounts payable and accrued liabilities increased 90.8% to $7.8 million at August 31, 1997 from $4.1 million at August 31, 1996 primarily as a result of the increased amounts due to investors on sold loans and the timing of accruals and payments.

     Allowance for credit losses on loans sold with recourse increased 662.4% to $7.0 million at August 31, 1997 from $920,000 at August 31, 1996 primarily due to increased loan sales. Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of its probable future credit losses to be incurred over the lives of the loans considering estimated future FHA insurance recoveries on Title I

Loans. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements for credit losses and estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities. See Notes 2 and 5 of Notes to Financial Statements.

     Stockholders' equity increased 200.0% to $53.1 million at August 31, 1997 from $17.7 million at August 31, 1996 as a result of the IPO and net income of $14.7 million during fiscal 1997. See Notes 1, 2, 13 and 14 of Notes to Financial Statements.

  August 31, 1996 Compared to August 31, 1995

     Cash decreased 41.1% to $443,000 at August 31, 1996 from $752,000 at August 31, 1995 primarily as a result of the timing of loan originations, sales, and borrowings.

     Restricted cash deposits increased 76.7% to $4.5 million at August 31, 1996 from $2.5 Million at August 31, 1995 due to increased volume of loans serviced for others pursuant to agreements which restrict a small percentage of cash relative to the volume of loans serviced, as well as loan payments collected from borrowers.

     Loans held for sale, net increased 25.4% to $4.6 million at August 31, 1996 from $3.7 million at August 31, 1995 primarily as a result of increased loan originations from $87.8 million for fiscal 1995 to $139.4 million for fiscal 1996, and the timing of loan sales. See Notes 2 and 5 of Notes to Financial Statements.

     Excess servicing rights decreased 16.3% to $12.1 million at August 31, 1996 from $14.5 million at August 31, 1995. Excess servicing rights are calculated using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar rights. The Company believes that the excess servicing rights recognized at the time of sale do not exceed the amount that would be received if such rights were sold at fair market value in the marketplace. The decrease in excess servicing rights was primarily a result of loans sold with excess servicing rights recognized which were reacquired and included in the fiscal 1996 securitizations as well as normal amortization of such excess servicing rights. The excess cash flow created through securitization which had been recognized as excess servicing rights on loans reacquired and securitized are included in the cost basis of the mortgage related securities. See Notes 2, 6 and 7 of Notes to Financial Statements.

     Mortgage related securities were $22.9 million at August 31, 1996 as a result of the Company's securitization transactions during fiscal 1996. There was no corresponding asset at August 31, 1995. See Notes 2, 6 and 7 of Notes to Financial Statements.

     Mortgage servicing rights increased 255.7% to $3.8 million at August 31, 1996 from $1.1 million at August 31, 1995 as a result of additional loan originations and the resulting increase in sales of loans with servicing retained from $85.4 million during fiscal 1995 to $137.9 million during fiscal 1996. See Notes 2 and 8 of Notes to Financial Statements.

     Property and equipment, net, increased 101.6% to $865,000 at August 31, 1996 from $429,000 at August 31, 1995 due to increased purchases of office equipment related to facility expansion. See Notes 2 and 9 of Notes to Financial Statements.

     Notes and contracts payable increased 873.7% to $14.2 million at August 31, 1996 from $1.5 million at August 31, 1995 due to increased levels of mortgage servicing rights and mortgage related securities created through loan securitizations which were available for financing to meet the Company's cash requirements. The Company had a $10.0 million revolving facility for the financing of mortgage related securities. See Note 11 of Notes to Financial Statements.

     Accounts payable and accrued liabilities increased 81.6% to $4.1 million at August 31, 1996 from $2.2 million at August 31, 1995, primarily as a result of increases in accrued payroll, interest and other unpaid operational costs.

     Allowances for credit losses and for loans sold with recourse increased slightly by 3.8% to $920,000 at August 31, 1996 from $886,000 at August 31, 1995. Loans sold with recourse which were reacquired and included in the 1996 securitizations decreased the need for this allowance while increased loan sales increased the allowance requirements. Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of its probable future credit losses to be incurred over the lives of the loans considering estimated future FHA insurance recoveries on Title I Loans. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements. Estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities. See Notes 2 and 5 of Notes to Financial Statements.

     Due to Mego Financial increased 41.9% to $12.0 million at August 31, 1996 from $8.5 million at August 31, 1995. The increase was primarily attributable to the increase in the federal tax provision owed to Mego Financial as a result of the filing of a consolidated federal tax return.

     Stockholder's equity increased 64.2% to $17.7 million at August 31, 1996 from $10.8 million at August 31, 1995 as a result of net income of $6.9 million during fiscal 1996. See Notes 1, 2, 13 and 14 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were $6.1 million at August 31, 1997 compared to $443,000 at August 31, 1996.

     In November 1996, the Company consummated the IPO pursuant to which it issued 2.3 million shares of Common Stock at $10.00 per share. Concurrently with the IPO, the Company issued the $40.0 million of Original Notes in an underwritten public offering. The Company used approximately $13.9 million of the aggregate net proceeds from these offerings to repay intercompany debt due to Mego Financial and PEC and approximately $24.3 million to reduce the amounts outstanding under the Company's lines of credit. The balance of the net proceeds has been used to originate loans.

     In October 1997, the Company consummated the Private Placement pursuant to which it issued $40.0 million of Additional Notes, which increased the aggregate principal amount of the outstanding Notes from $40.0 million to $80.0 million. The Company used approximately $3.9 million of the net proceeds from the Private Placement to repay debt due to Mego Financial and approximately $29.0 million to reduce the amounts outstanding under the Company's lines of credit. The balance of the net proceeds has been and will be used to originate loans. Prior to the Private Placement, the Company obtained consents pursuant to the Consent Solicitation to amendments to the Original Indenture, which among other things permitted the issuance of the Additional Notes, modified certain covenants applicable to the Company and will permit the issuance of an additional $70.0 million of principal amount of the Notes. In connection with the Consent Solicitation, the Company made consent payments of $10.00 cash per $1,000 principal amount of Original Notes to Holders thereof who properly furnished their consents to the amendments to the Original Indenture.

     The Company's cash requirements arise from loan originations, payments of operating and interest expenses, over-collateralization requirements related to securitization transactions and deposits to reserve accounts related to loan sale transactions. Loan originations are initially funded principally through the Company's $65.0 million warehouse line of credit pending the sale of loans in the secondary market. In addition, the Company has an agreement providing for the purchase of up to $2.0 billion of loans over a five-year period, of which $1.5 billion remained to be purchased at August 31, 1997. Substantially all of the loans originated by the Company are sold. Loans under the warehouse line of credit are repaid primarily from the proceeds from the sale of loans in the secondary market. These proceeds totaled approximately $85.0 million, $135.5 million and $522.0 million for the years ended August 31, 1995, 1996 and 1997, respectively.

     The Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis. In connection with securitizations and certain whole loan sales, the

Company recognizes a gain on sale of the loans upon the closing of the transaction and the delivery of the loans, but does not receive the cash representing such gain until it receives the excess servicing spread, which is payable over the actual life of the loans sold. The Company is subject to over-collateralization requirements and incurs significant expenses in connection with securitizations and incurs tax liabilities as a result of the gain on sale.

     The pooling and servicing agreements and sale and servicing agreements relating to the Company's securitizations require the Company to build over-collateralization levels through retention within each securitization trust of excess servicing distributions and application thereof to reduce the principal balances of the senior interests issued by the related trust or cover interest shortfalls. This retention causes the aggregate unpaid principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding investor securities. Such over-collateralization amounts serve as credit enhancement for the related trust and therefore are available to absorb losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following the sale of loans through securitizations to the extent excess servicing distributions are required to be retained or applied to reduce principal or cover interest shortfalls from time to time. Such retained amounts are predetermined by the entity issuing any guarantee of the related interests as a condition to obtaining insurance or by the rating agencies as a condition to obtaining the desired rating thereon. In addition, such retention delays cash distributions that otherwise would flow to the Company through its retained interest, thereby adversely affecting the flow of cash to the Company.

     Certain whole loan sale transactions require the subordination of certain cash flows payable to the Company to the payment of scheduled principal and interest due to the loan purchasers. In connection with certain of such sale transactions, a portion of amounts payable to the Company from the excess interest spread is required to be maintained in a reserve account to the extent of the subordination requirements. The subordination requirements generally provide that the excess interest spread is payable to the reserve account until a specified percentage of the principal balances of the sold loans is accumulated therein. Excess interest spread payable to the Company is subject to being utilized first to replenish cash paid from the reserve account to fund shortfalls in collections of interest from borrowers who default on the payments on the loans until the Company's deposits into the reserve account equal the specified percentage. The excess interest required to be deposited and maintained in the respective reserve accounts is not available to support the cash flow requirements of the Company. At August 31, 1997, amounts on deposit in such reserve accounts totaled $6.9 million.

     Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans in the secondary market, are essential for the continuation of the Company's loan origination operations. Loan originations are initially funded principally through the Company's $65.0 million warehouse line of credit that was executed in June 1997, which replaced a previous $20.0 million warehouse line of credit. See Note 11 of Notes to Financial Statements. At August 31, 1997, $8.5 million was outstanding under this warehouse line. In excess of 98.5% of the aggregate loans originated by the Company through August 31, 1997 had been sold as of such date.

     The $65.0 million warehouse line of credit, which is secured by loans prior to sale, became effective in June 1997 and was increased from $40.0 million to $55.0 million in September 1997 and to $65.0 million in October 1997. The Company has the option of borrowing funds under the $65.0 million warehouse line of credit, subject to certain conditions, at an annual rate equal to (i) the higher of the corporate base rate of interest announced by The First National Bank of Chicago from time to time or the weighted-average of rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York, plus 0.5%, (ii) the Federal Funds Funding Rate plus 1.75% or (iii) the Eurodollar Base Rate. All of the Company's funding under the warehouse line of credit currently bears interest at an annual rate equal to the Federal Funds Funding Rate plus 1.75%, and expires June 26, 1998. The warehouse line of credit may be increased to $90.0 million under certain circumstances if additional lender commitments are made. The agreement requires the Company to maintain minimum adjusted tangible net worth (defined as net worth less intangibles plus subordinated debt) of $65.0 million plus 50% of the Company's cumulative net income since November 30, 1996, plus all net proceeds received by the Company through the sale or issuance of stock or additional subordinated notes. At August 31, 1997, the Company's actual adjusted tangible net worth calculated pursuant to the agreement was $88.1 million, and the required minimum adjusted tangible net worth at that date was $71.1 million. Additionally, the following material covenant restrictions exist: i) the ratio of total liabilities (not including subordinated notes) divided by tangible net worth (including subordinated notes) cannot exceed 3:1, and ii) total liabilities must be less than the aggregate of 100% of cash plus 93% of loans held for sale plus 55% of restricted cash and mortgage related securities. At August 31, 1997, the ratio of total liabilities to tangible net worth was 0.69:1 and total liabilities were $61.1 million, which was $16.1 million under the maximum amount allowed. See Note 11 of Notes to Financial Statements.

     In September 1996, the Company entered into a repurchase agreement with another financial institution pursuant to which the Company may pledge the interest only certificates from its securitizations in exchange for advances. In April 1997, the Company entered into a pledge and security agreement with the same financial institution which currently provides for a revolving credit facility of up to $25.0 million, less any amounts outstanding under the repurchase agreement, with respect to which credit facility $25.0 million was outstanding at August 31, 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. A portion of the loans under the agreement bears interest at one-month LIBOR + 3.5%, expires one year from the initial advance, and requires the Company to maintain a minimum net worth of the greater of $35.0 million, or following fiscal year end 1997, 80% of net worth as of August 31, 1997. The portion of the credit line agreement applicable to a repurchase agreement secured by insured interest only certificates bears interest at one-month LIBOR + 2.0%. At August 31, 1997, the required net worth was $35.0 million and the Company's actual net worth was $53.1 million. Additionally, the agreement requires the Company to maintain a debt-to-net-worth ratio not to exceed 2.5:1. At August 31, 1997, the ratio was 1.74:1.

     In October 1997, the Company entered into a revolving credit facility with a financial institution providing for an initial advance of up to $5.0 million secured by certain residual interest and interest only securities. This credit facility bears an annual interest rate of the higher of (i) the prime rate as established by The Chase Manhattan Bank, N.A., plus 2.5% or (ii) 9.0%. This credit facility may be increased to an aggregate principal amount of up to $8.8 million with additional lender participations. The credit agreement contains financial covenants similar to those contained in the warehouse line of credit agreement discussed above.

     Certain material covenant restrictions also exist in the Indenture governing the Notes. These covenants include limitations on the Company's ability to incur indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur indebtedness if, on the date of such incurrence and after giving thereto, the Consolidated Leverage Ratio (as defined below) would exceed 2:1, subject to certain exceptions. At August 31, 1997, the Consolidated Leverage Ratio was 1.65:1. The Consolidated Leverage Ratio is the ratio of (i) total debt, including subordinated debt, but excluding the Permitted Warehouse Indebtedness (as defined below), accounts payable outstanding less than 60 days, and the tax sharing payable to Mego Financial from the Company, to (ii) the consolidated net worth of the Company. The Permitted Warehouse Indebtedness generally is the outstanding amount under the warehouse line of credit agreement. At August 31, 1997, the Original Indenture provided that the Permitted Warehouse Indebtedness could not exceed three times the Company's consolidated tangible net worth. At August 31, 1997, this ratio was .06:1. In addition, an increasing amount of the Company's mortgage related securities are required to remain unpledged. At August 31, 1997, that requirement was $39.9 million, and at that date $60.9 million of mortgage related securities were pledged and $45.4 million of mortgage related securities were unpledged.

     In addition, the Indenture Amendments provide, among other things, that the Company may not incur Unsecured Senior Indebtedness (as defined in the Indenture), if the Adjusted Consolidated Leverage Ratio (as defined below), on the date of such incurrence after giving effect thereto, exceeds 1:1. The Adjusted Consolidated Leverage Ratio is the ratio of (i) the amount of all Unsecured Senior Indebtedness to (ii) the sum of (A) Consolidated Adjusted Net Income (net income minus gain on sale of loans and net unrealized gain on mortgage related securities plus provision for credit losses, depreciation and amortization and amortization of excess servicing rights) from September 1, 1997 to the end of the most recent fiscal quarter and (B) the aggregate net proceeds received by the Company from the issuance or sale of stock or debt securities converted to stock, after September 1, 1997. Furthermore, the Indenture Amendments impose a limit on the amount of mortgage related securities that must remain unpledged and remove the limitation on the amount of Permitted Warehouse Indebtedness.

     While the Company believes that it will be able to maintain its existing credit facilities and obtain replacement financing as its credit arrangements mature and additional financing, if necessary, there can be no assurance that such financing will be available on favorable terms, or at all. The lack of adequate capital may result in the curtailment of loan originations and thereby impair the Company's revenue and income stream. At August 31, 1997, no commitments existed for material capital expenditures.

     In furtherance of the Company's strategy to sell loans through securitizations, in March 1996, August 1996, December 1996, March 1997, May 1997, June 1997 and August 1997, the Company completed its first seven securitizations pursuant to which it sold pools of loans of $84.2 million, $48.8 million, $67.3 million, $89.7 million, $63.5 million, $104.6 million and $73.3 million, respectively. The Company previously reacquired $77.7 million, $36.2 million, $67.3 million, $89.7 million, $63.5 million, $104.6 million and $73.3 million of such loans, respectively. Pursuant to these securitizations, pass-through securities evidencing interests in the pools of loans were sold in public offerings. The Company continues to service the sold loans and is entitled to receive from payments in respect of interest on the sold loans, not in default, a servicing fee equal to 1.25% of the balance of each loan with respect to the March 1996 transaction and 1.0% with respect to the other transactions. In addition, from each securitization, the Company has received residual interest securities, contractual rights, and in certain of the transactions, also received interest only strip securities, all of which were recorded as mortgage related securities on the Statements of Financial Condition. The residual interest securities and the contractual rights represent the excess differential (after payment of any servicing, interest and other fees, and the contractual obligations payable to the note and certificate holders) between the interest paid by the obligors of the sold loans and the yield on the sold notes, certificates and interest only strip securities. Also, from the two securitizations completed during fiscal 1996 and the first two securitizations completed in fiscal 1997, the Company has also received interest only strip securities. These interest only securities yield annual rates between 0.45% and 1.00% calculated on the principal balance of the loans not in default. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements and, as servicer, may be required to advance interest in connection with the securitizations.

     The values of and markets for the sale of the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and government regulations. Adverse changes in those factors may affect the Company's ability to originate or sell loans in the secondary market for acceptable prices within reasonable time frames. The ability of the Company to sell loans in the secondary market is essential for continuation of the Company's loan origination activities. A reduction in the size of the secondary market for home improvement or debt consolidation loans would adversely affect the Company's ability to sell its loans in the secondary market with a consequent adverse impact on the Company's profitability and future originations.

     Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market, the conformity of loan pools to rating agency requirements and, to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the securitization market could impair the Company's ability to originate and sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition. Furthermore, the Company's quarterly operating results can fluctuate significantly as a result of the timing and level of securitizations.

     In April 1995, the Company entered into a continuing agreement with a financial institution pursuant to which an aggregate of approximately $694.7 million in principal amount of loans had been sold at August 31, 1997 for an amount approximately equal to their remaining principal balances. Pursuant to the agreement, the purchaser is entitled to receive interest at a variable rate equal to the sum of 200 basis points and the one-month LIBOR rate as in effect from time to time. The Company retained the right to service the loans and the right to receive the excess interest. The Company is required to maintain a reserve account equal to 25% of the principal amount of Title I Loans which are more than 60 days delinquent plus 100% of the principal amount of Conventional Loans which are more than 60 days delinquent. In the first quarter of fiscal 1997, the Company entered into an agreement with the same financial institution, providing for the purchase of up to $2.0 billion of loans over a five-year period, of which $1.5 billion remained to be purchased at August 31, 1997. Pursuant to the agreement, Mego Financial issued to the financial institution four-year warrants to purchase 1.0 million shares of Mego Financial's common stock at an exercise price of $7.125 per share. The agreement also provides that so long as the aggregate principal balance of loans purchased by the financial institution and not resold to third parties exceeds $100.0 million ($150.0 million through September 30, 1997), the financial institution shall not be obligated to purchase, and the Company shall not be obligated to sell, loans under the agreement. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date, is being amortized as the commitment for the purchase of loans is utilized. The Company has agreed to pay to Mego Financial the value of the warrants as described under "Certain Transactions."

     In May 1995 and June 1995, the Company reacquired from the same institution an aggregate of approximately $25.0 million of Title I Loans for an amount equal to their remaining principal balance, which were sold in May and June 1995 to a financial institution for an amount equal to their remaining principal balance. Pursuant to the sale agreement, the purchaser is entitled to receive interest at a rate equal to the sum of 190 basis points and the yield paid on four-year Federal Government Treasury obligations at the time of the sale. The Company retained the right to service the loans and the right to receive the excess interest. The agreement requires the Company to maintain a reserve account equal to 1.0% of the declining principal balance of the loans sold pursuant to the agreement funded from the excess interest received by the Company less its servicing fee to fund shortfalls in collections from borrowers who default in the payment of principal or interest.

     Net cash used in the Company's operating activities for fiscal 1995, 1996 and 1997 was $11.8 million, $15.3 million and $70.4 million, respectively. During fiscal 1995, 1996 and 1997, cash provided by financing activities amounted to $12.0 million, $15.6 million and $77.7 million, respectively.

     Prior to the consummation of the Company's IPO in November 1996, the Company was dependent on Mego Financial to provide, among other things, (i) funds for operations without interest and (ii) guarantees of the Company's financing arrangements. Subsequent to the IPO, Mego Financial has advanced funds to the Company to pay servicing fees owed to PEC and amounts due others. Although it may do so, it is not anticipated that Mego Financial will advance funds to the Company or guarantee the Company's financing arrangements in the future.

     The Company believes that, based upon current levels of loan originations and loan sales, funds from operations and financing activities, borrowings under its existing credit facilities and the net proceeds from the Private Placement and Equity Offering will be sufficient to satisfy its contemplated cash requirements for approximately 12 months following the consummation of the Equity Offering. Management anticipates that in the future the Company may determine to raise funds through additional public or private offerings of its debt or equity securities.

POSSIBLE TERMINATION OF SERVICING RIGHTS

     As described in Note 8 of Notes to Financial Statements, the pooling and servicing agreements and sale and servicing agreements relating to the Company's securitization transactions contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. At August 31, 1997, the rolling three-month average annual default rates on the pools of loans sold in the March 1996 and August 1996 securitization transactions exceeded 6.5%, the permitted limit set forth in the related pooling and servicing agreements. Accordingly, this condition could result in the termination of the Company's servicing rights with respect to the pools of loans by the trustee, the master servicer or the insurance company providing credit enhancement for those transactions. Although the insurance company has indicated that it has, and to its knowledge, the trustee and the master servicer have, no present intention to terminate the Company's servicing rights, no assurance can be given that one or more of such parties will not exercise its right to terminate. In the event of such termination, there would be an adverse effect on the valuation of the Company's mortgage servicing rights and the Company's results of operations in the amount of the affected mortgage servicing rights ($2.4 million before tax at August 31, 1997) on the date of termination. The Company has taken certain steps designed to reduce the default rates on these pools of loans as well as its other loans. These steps include the hiring of a divisional manager in charge of collection of delinquent loans, the hiring of additional personnel to collect delinquent accounts, the assignment of additional personnel specifically assigned to the collection of these pools of loans and the renegotiation of the terms of certain delinquent accounts in these pools of loans within the guidelines promulgated by HUD.

EFFECTS OF CHANGING PRICES AND INFLATION

     The Company's operations are sensitive to increases in interest rates and to inflation. Increased borrowing costs resulting from increases in interest rates may not be immediately recoverable from prospective purchasers. The Company's loans held for sale consist primarily of fixed-rate long term obligations the interest rates of which do not increase or decrease as a result of changes in interest rates charged to the Company. In addition, delinquency and loss exposure may be affected by changes in the national economy. See Note 4 of Notes to Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective September 1, 1994, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights -- an amendment of SFAS No. 65" ("SFAS No. 122"), which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. The effect of adopting SFAS No. 122 on the Company's financial statements was to increase income before income taxes by $1.1 million for the year ended August 31, 1995. The fair value of capitalized mortgage servicing rights was estimated by taking the present value of expected net cash flows from mortgage servicing using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a 100 basis points per year servicing fee, reduced by estimated costs of servicing, and using a discount rate of 12%. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.

     The Financial Accounting Standards Board (the "FASB") has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 was effective for fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 did not have a material adverse effect on the Company's results of operation or financial condition.

     The FASB has issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS No. 123 is generally effective for fiscal years beginning after December 15, 1995. However, effective August 20, 1997, the Company converted all outstanding employee stock options to stock appreciation rights ("SARs") which resulted in compensation expense of $220,000; therefore, disclosure under SFAS 123 is not applicable. The Company has elected to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and will provide pro forma disclosure for SFAS No. 123 if applicable. See Note 17 of Notes to Financial Statements.

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued by the FASB in June 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS No. 125 also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. The statement requires that the Company's excess servicing rights be measured at fair market value and be reclassified as interest only receivables and accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required by the statement, the Company adopted the new requirements effective January 1, 1997. Implementation of the statement did not have any material impact on the financial statements of the Company, as the book value of the Company's excess servicing rights and mortgage related securities approximated fair value.

     SFAS No. 128, "Earnings per Share" ("SFAS No. 128") was issued by the FASB in March 1997, effective for financial statements issued after December 15, 1997. SFAS No. 128 provides simplified standards for the computation and presentation of earnings per share ("EPS"), making EPS comparable to international standards. SFAS No. 128 requires dual presentation of "Basic" and "Diluted" EPS, by entities with complex capital structures, replacing "Primary" and "Fully Diluted" EPS under APB Opinion No. 15.

     Basic EPS excludes dilution from Common Stock equivalents and is computed by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding for the period. Diluted EPS reflects the potential dilution from Common Stock equivalents, similar to fully diluted EPS, but uses only the average stock price during the period as part of the computation.

SEASONALITY

     Home improvement loan volume tracks the seasonality of home improvement contract work. Volume tends to build during the spring and early summer months, particularly with regard to pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months. Debt consolidation loan volume is not impacted by seasonal climate changes and, with the exclusion of the holiday season, tends to be stable throughout the year.

                                    BUSINESS

GENERAL

     The Company is a specialized consumer finance company that originates, purchases, sells, securitizes and services consumer loans consisting primarily of uninsured Conventional Loans which are generally secured by liens on residential property. The Company has historically originated loans through its network of Correspondents and Dealers. Until May 1996, the Company originated only Title I Loans. Subject to certain limitations, the Title I program provides for insurance of 90% of the principal balance of the loan, and certain other costs. The Company began its conventional lending operations to high credit quality and higher income borrowers than the typical Title I borrower in May 1996 in order to leverage its existing network of Correspondents and Dealers. Pursuant to these programs, the Company originates uninsured conventional home improvement loans to facilitate larger home improvement and remodeling projects which exceed the FHA Title I program loan limits, as well as enable borrowers to use all or a portion of the proceeds for debt consolidation. Debt consolidation loan proceeds are used to shift high interest rate credit card debt and other consumer finance obligations into a single monthly mortgage payment. Such Conventional Loans when added to existing senior lien balances may have a post funding combined LTV of up to 125% of the underlying properties' value. At August 31, 1997, the Company's Conventional Loan portfolio had a weighted-average combined LTV of 112%. For the three months ended August 31, 1996 and the year ended August 31, 1997, the Company originated $11.2 million and $428.8 million of Conventional Loans, respectively, which constituted 22.5% and 81.4% of the Company's total loan originations during the respective periods.

     The profile of the Company's borrowers is typified by individuals who own their homes and have verifiable income but may have limited access to traditional financing sources due to insufficient home equity, limited credit history or high ratios of debt service to income. These borrowers, particularly those who wish to consolidate debt, require or seek a high degree of personalized service and prompt response to their loan applications. As a result, the Company's borrowers generally are not averse to paying the higher interest rates that the Company receives in its loan programs as compared to the interest rates charged by banks and other traditional financial institutions. The Company has developed the CIP that includes as a significant component the credit evaluation score methodology developed by FICO to classify borrowers on the basis of likely future performance. The other components of the Company's credit scoring system include debt-to-income ratio, employment history and residence stability. The Company currently makes Conventional Loans only to those borrowers with an "A" or "B" credit grade, representing the two lowest credit risk levels, using the CIP. At August 31, 1997, the Company's Conventional Loan borrowers had a weighted-average FICO score of 672, an average annual income of $57,468, an average of 8.6 years of current industry employment, and an average of 4.3 years of residence in the underlying mortgaged property. The Company receives varying rates of interest based upon the borrower's credit profile and income and assumed risk. For the years ended August 31, 1996 and 1997, the loans originated by the Company had a weighted-average interest rate of 14.03% and 13.92%, respectively.

     The Company's loan originations increased to $526.9 million during the year ended August 31, 1997 from $139.4 million during the year ended August 31, 1996. The Company's revenues increased to $54.8 million for the fiscal year ended August 31, 1997 from $23.6 million for the year ended August 31, 1996. For the year ended August 31, 1997, the Company had net income of $14.7 million compared to $6.9 million for the year ended August 31, 1996. The Company has operated since March 1994, and expects to continue to operate for the foreseeable future, on a negative cash flow basis.

     The Company currently sells substantially all the loans it originates either through securitizations at a yield below the stated interest rate on the loans, generally retaining the right to service the loans and to receive any amounts in excess of the yield to the purchasers, or through whole loan sales to third party institutional purchasers. In connection with whole loan sales, the Company either sells the loans on a servicing retained basis at a yield below the stated interest rate on the loans or on a servicing released basis at a premium. The Company has completed seven securitizations from March 1996 through November 1997, and expects to sell a substantial portion of its loan production through securitizations in the future. Through access to securitization, the Company believes that it has the ability to sell higher volumes of loans on more favorable terms than through whole loan sales. However, the Company continues to make whole loan sales on either a servicing released or servicing retained basis. Currently, sales on a servicing released basis and some sales on a servicing retained basis enable the Company to generate a cash premium at the time of sale. At August 31, 1997, the Company serviced $618.5 million of loans it had sold through whole loan sales and securitizations, and $9.6 million of loans it owned.

HOME IMPROVEMENT AND DEBT CONSOLIDATION LOAN INDUSTRY

  Home Improvement

     According to data released by the Commerce Department's Bureau of the Census, expenditures for home improvement and repairs of residential properties have exceeded $100.0 billion per year since 1992 with 1996 expenditures estimated at $119.1 billion. The Company targets that portion of the estimated $119.1 billion of those expenditures which are for owner-occupied single-family properties where improvements are performed by professional remodelers. As the costs of home improvements escalate, home owners are seeking financing as a means to improve their property and maintain and enhance its value. The National Association of Home Builders Economics Forecast in 1995 estimates that home improvement expenditures will exceed $200.0 billion by the year 2003. Two types of home improvement financing are available to borrowers: the Title I program administered by the FHA, which is authorized to partially insure qualified lending institutions against losses, and uninsured Conventional Loans where the lender relies more heavily on the borrower's creditworthiness, debt capacity and the underlying collateral. Both types of loans are generally secured with a real estate mortgage lien on the property improved.

     The conventional home improvement financing market for the Company's products continues to grow, as many homeowners have limited access to traditional financing sources due to insufficient home equity, limited credit history or high ratios of debt service to income. Conventional Loan proceeds can be used for a variety of improvements such as large remodeling projects, both interior and exterior, kitchen and bath remodeling, room additions and in-ground swimming pools. Borrowers also have the opportunity to consolidate a portion of their outstanding debt in order to reduce their monthly debt service.

     According to the FHA, the amount of single family Title I Loans originated grew from $375.0 million during 1988 to $1.5 billion during 1996. Under Title I, the payment of approximately 90% of the principal balance of a loan is insured by the United States of America in the event of a payment default. The Title I program generally limits the maximum amount of the loan to $25,000 and restricts the type of eligible improvements and the use of the loan proceeds. Under Title I, only property improvement loans to finance the alteration, repair or improvement of existing single family, multifamily and non-residential structures are allowed. The FHA does not review individual loans at the time of approval. In the case of a Title I Loan less than $7,500, no equity is required in the property to be improved and the loan may be unsecured. In May 1997, HUD proposed modifications to the Title I program which would eliminate the origination of Title I Loans through Dealers.

  Debt Consolidation

     A growing number of financial institutions, including the Company, are originating loans wherein the proceeds are used to reduce outstanding consumer finance obligations. These loans may also be made in conjunction with a home improvement project where the borrower seeks to enhance the value of his residence and ultimately reduce his monthly debt service obligations. These consumer finance obligations are often in the form of unsecured credit card debt which have high interest rates and relatively short term maturities. Under this type of loan accommodation, the consumer uses the loan proceeds to consolidate multiple outstanding obligations into a single loan. In turn, the consumer receives the benefit of a lower interest rate and an extended loan maturity thereby reducing the amount of monthly debt service obligations, and in certain instances may receive a tax benefit arising from the borrowing. These loan products are typically secured with a mortgage lien on the consumer's primary residence. These liens are typically in a junior position and when combined with first mortgage liens exceed the market value of the subject residence. The Company makes debt consolidation loans to high credit quality qualified borrowers who have demonstrated a credit history of honoring their financial obligations on a timely basis in accordance with the Company's criteria. Within the mortgage lending industry it is typical for loans to qualified borrowers to be limited to the amount which, when added to the outstanding senior debt on the property, will not exceed 125% of the market value of the property. For the fiscal year ended August 31, 1997, the Company's portfolio of Conventional Loans originated had a weighted-average combined LTV of 112%.

STRATEGIC INITIATIVES

     The Company's strategic plan is to continue to expand its lending operations while maintaining the credit quality of its portfolio. The Company's strategies include: (i) offering new complementary loan products such as First Mortgage Loans; (ii) expanding its existing network of Correspondents and Dealers; (iii) initiating direct mortgage lending; and (iv) mitigating negative cash flow by continuing to sell a portion of the Company's originations in secondary market transactions for cash premiums, seeking to increase the amount of warehouse credit lines available to the Company and developing loan products which are salable for cash premiums. At August 31, 1997, the Company had developed a nationwide network of 694 active Correspondents and 670 active Dealers. The Company's Correspondents generally offer a wide variety of loans and its Dealers typically offer home improvement loans in conjunction with debt consolidation. By offering a more diversified product line, including Conventional Loans, and maintaining its high level of service, the Company has increased its loan production. The Company also intends to increase its lending operations by greater penetration of existing markets, due to its broader product lines. The Company anticipates that as it expands its lending operations, it will continue to realize economies of scale thereby reducing its average loan origination costs and enhancing its profitability. Over the long-term, the Company will seek to reduce its dependency on outside funding sources.

  Product Extension and Expansion

     The Company intends to continue to review its loan programs and introduce new loan products that meet the needs of its customers. The Company will also evaluate products or programs that it believes are complementary to its current products for the purpose of enhancing revenue by leveraging and enhancing the Company's value to its existing network of Correspondents and Dealers. The Company believes that its introduction of new loan products will enhance its relationship with its Dealers and Correspondents and enable it to become a favored source for their various financing needs. Since it commenced operations, the Company has originated Title I Loans from both its Dealers and Correspondents. In May 1996, the Company broadened these activities to include non-FHA insured home improvement loans and combination home improvement and debt consolidation loans. Initially all of these loans, which permit loan amounts up to $75,000 with fixed rates and 25-year maturities, were secured by a lien, generally junior in priority, on the respective primary residence. In the first quarter of fiscal 1997, the Company commenced offering pure debt consolidation loans through its Correspondent Division and non-FHA insured loans through its Dealer Division. The Company commenced offering unsecured conventional home improvement loans limited to a maximum loan amount of $15,000 through its Dealer Division in the second quarter of fiscal 1997. The Company intends to expand its loan product lines commencing in December 1997 to include the origination of subprime First Mortgage Loans by leveraging its existing relationships. The Company intends to originate this product solely for sale at cash premiums in the secondary market, without recourse for credit losses or risk of prepayment. With respect to this new product line, increased emphasis will be placed on the underlying collateral value of the residence with such value fully supported by independent appraisals. Prior to funding any loans in this new product line, the Company plans to obtain contractual forward purchase commitments for this product line from third party financial institutions.

  Expansion of Correspondent Operations

     The Company seeks to increase originations of loans from select Correspondents. The Company has expanded its product line to include Conventional Loans to meet the needs of its existing network of Correspondents. Prior to May 1996, the Company originated only Title I Loans. This limited its ability to attract the more sophisticated Correspondent that offered a multitude of loan products and, accordingly, limited the Company's market penetration. The Company began offering Conventional Loans through existing select Correspondents in May 1996. In order to maintain the Company's customer service excellence, the Company has gradually increased the number of Correspondents through which it has offered Conventional Loans. Since the Company commenced offering Conventional Loans, the loan production of the Company's Correspondent division has significantly increased, comprising $460.4 million of originations during the year ended August 31, 1997. The Company intends to commence offering First Mortgage Loans through its Correspondents in December 1997. The Company believes that it is well positioned to expand this segment without any material increase in concentration or quality risks.

  Expansion of Dealer Operations

     The Company seeks to expand its Dealer network and maximize loan originations from its existing network by offering a variety of innovative products and providing consistent and prompt service at competitive prices. The Company has provided conventional products, including unsecured conventional home improvement loans, as well as its existing Title I product through its Dealers in order to meet the needs of the diverse borrower market. The Company targets Dealers that typically offer financing to their customers and attempts to retain and grow these relationships by providing superior customer service, personalized attention and prompt approvals and fundings. The Company has been unable to fully meet the needs of its Dealers because of Title I program limits on the amount and types of improvements which may be financed. The Company intends to meet the needs of its Dealers with new Conventional Loan programs complementing the Conventional Loan programs presently offered. These programs allow for more expensive project financing such as in-ground swimming pools and substantial remodeling as well as financing for creditworthy borrowers with limited equity who are in need of debt consolidation and borrowers with marginal creditworthiness and substantial equity in their property. With this strategy, the Company believes it can achieve further market penetration of its existing Dealer network and gain new Dealers and market share. In addition, the Company believes that this strategy may offset the potential loss of Dealer Title I Loan originations as a result of the new Title I proposed regulations which, if adopted, could end Dealer participation in Title I originations. See "Risk Factors -- Legislative and Regulatory Risks."

  Initiation of Direct Loan Originations

     In order to diversify its loan source channels, the Company commenced direct to consumer origination of Conventional Loans in September 1997. The Company has entered into an agreement with a consumer finance institution for the acquisition of loan referrals of pre-qualified potential borrowers whose credit profiles and/or higher LTV requirements may not meet the referring institution's conforming loan product guidelines, but may be suitable for approval and funding under the Company's existing product mix. The Company expects to enter into similar agreements with additional lenders. In the direct to consumer origination channel, origination fees are typically paid by the borrowers to the Company and are expected to exceed the Company's cost of referrals. This program is unlike Correspondent originations which require upfront cash premiums for the acquisition of loans with no related offsets. Accordingly, this channel of origination requires less upfront cash than the Company's historical methods.

  Mitigation of Negative Cash Flow

     The Company intends to improve its cash flow in several ways, including by expanding its warehouse line of credit, continuing whole loan sales on a servicing released basis and commencing direct to consumer loan originations. Through the expansion of its warehouse line of credit, the Company will be able to hold a greater quantity of loans for sale which the Company believes will enable it to increase its interest income and reduce its exposure to the volatility of the capital markets. Whole loan sales with servicing released enable the Company to generate a cash premium at the time of sale thereby increasing the Company's cash flow. In the direct to consumer origination channel, origination fees are typically paid by the borrowers to the Company and are expected to exceed the cost of referrals. This program is unlike Correspondent originations which require upfront cash premiums for the acquisition of loans with no related offsets. Accordingly, this channel of origination requires less upfront cash than the Company's historical methods.

LOAN PRODUCTS

     To date, the Company has originated Conventional and Title I Loans. Historically, both types of loans are typically secured by a junior lien on the borrower's principal residence, although the Company occasionally originates and purchases unsecured home improvement loans with borrowers that have an excellent credit history. The Company's loan products include: (i) fixed rate, Conventional Loans, secured by single family residences, with terms and principal amounts ranging from 60 to 300 months and up to $75,000; and (ii) fixed rate, secured and unsecured Title I Loans with terms and principal amounts ranging from 36 to 240 months and up to $25,000. Borrowers use loan proceeds for a wide variety of home improvement projects, such as exterior/interior remodeling, structural additions, roofing and plumbing, as well as, with regard to Conventional Loans, luxury items such as in-ground swimming pools. Debt consolidation loans, whereby the consumer is reducing or retiring high-rate short-term consumer debt, have become an increasing component of the Company's Conventional Loan originations. The Company lends to borrowers of varying degrees of creditworthiness. See "-- Loan Processing and Underwriting."

  Conventional Loans

     A Conventional Loan is a non-insured debt consolidation or home improvement loan typically undertaken to retire consumer debt and/or pay for a home improvement project. Virtually all of the Conventional Loans originated by the Company are secured by a first or junior mortgage lien on the borrower's principal residence. Underwriting for Conventional Loans varies according to the Company's evaluation of the borrower's credit risk and income stability as well as the underlying collateral. The Company will rely on the underlying collateral and equity in the property for borrowers judged to be greater credit risks. The Company targets the higher credit quality segment of borrowers. The Company originally began originating Conventional Loans through its Correspondent Division in the third quarter of fiscal 1996 and began offering such loan products through its Dealer Division in the first quarter of fiscal 1997.

     The Company has focused its Conventional Loan program on that segment of the marketplace with higher credit quality borrowers who may have limited equity in their residence after giving effect to the amount of senior liens. Most of the Company's Conventional Loans have relatively high LTVs and, accordingly, in such cases the collateral for such loans will not be sufficient to cover the principal amount of the loans in the event of default. The Company relies principally on the creditworthiness of the borrower and to a lesser extent on the underlying collateral for repayment of its Conventional Loans. The portfolio of Conventional Loans generated during the fiscal year ended August 31, 1997 indicates on average that the borrowers have received an "A-" grade under the Company's CIP, have an average debt-to-income ratio of 37%, post funding, and the subject properties are 100% owner occupied. On average, the market value of the underlying property is $118,200 without added value from the respective home improvement work, the amount of senior liens is $105,500 and the loan size is $30,400. More than 99% of the loans comprising the Company's Conventional Loan portfolio are secured by junior liens.

  Title I Loan Program

     The National Housing Act of 1934 (the "Housing Act"), Sections 1 and 2(a), authorized the creation of the FHA and the Title I credit insurance program ("Title I"). Under the Housing Act, the FHA is authorized to insure qualified lending institutions against losses on certain types of loans, including loans to finance the alteration, repair or improvement of existing single family, multi-family and nonresidential real property structures. Under Title I, the payment of approximately 90% of the principal balance of a loan and certain other amounts is insured by the United States of America in the event of a payment default.

     The principal amount of a secured Title I Loan may not exceed $25,000, in the case of a loan for the improvement of a single family structure, and $60,000, in the case of a loan for the improvement of a multifamily structure. Loans up to a maximum of $7,500 in principal amount may qualify as unsecured Title I Loans.

     Title I Loans are required to bear fixed rates of interest and, with limited exceptions, be fully amortizing with equal weekly, biweekly, semimonthly or monthly installment payments. Title I Loan terms may not be less than six months nor more than 240 months in the case of secured Title I Loans or 120 months in the case of unsecured Title I Loans. Subject to other federal and state regulations, the lender may establish the interest rate to be charged in its discretion.

     Title I generally provides for two types of Title I Loans, direct loans ("Direct Title I Loans") and dealer loans ("Dealer Title I Loans"). Direct Title I Loans are made directly by a lender to the borrower and there is no participation in the loan process by the contractor, if any, performing the improvements. In the case of Dealer Title I Loans, the Dealer, a contractor performing the improvements, assists the borrower in obtaining the loan, contracts with the borrower to perform the improvements, executes a retail installment contract with the borrower and, upon completion of the improvements, assigns the retail installment contract to the Title I lender. Each Dealer must be approved by the Title I lender in accordance with HUD requirements. Direct Title I Loans are closed by the lender in its own name with the proceeds being disbursed directly to the borrower prior to completion of the improvements. The borrower is generally required to complete the improvements financed by a Direct Title I Loan within six months of receiving the proceeds. In the case of Dealer Title I Loans, the lender is required to obtain a completion certificate from the borrower certifying that the improvements have been completed prior to disbursing the proceeds to the Dealer.

     The FHA charges a lender an annual fee equal to 50 basis points of the original principal balance of a loan for the life of the loan. A Title I lender or Title I sponsored lender is permitted to require the borrower to pay the insurance premium with respect to the loan. In general, the borrowers pay the insurance premiums with respect to Title I Loans originated through the Company's Correspondents but not with respect to Title I Loans originated through the Company's Dealers. Title I provides for the establishment of an insurance coverage reserve account for each lender. The amount of insurance coverage in a lender's reserve account is equal to 10% of the original principal amount of all Title I Loans originated or purchased and reported for insurance coverage by the lender less the amount of all insurance claims approved for payment. The amount of reimbursement to which a lender is entitled is limited to the amount of insurance coverage in the lender's reserve account.

  Subprime First Mortgage Loans

     The Company intends to expand its loan product lines commencing in December 1997 to include the origination of subprime First Mortgage Loans to those borrowers with a credit grade ranging from "A" to "C". Loan amounts may range up to a maximum of $600,000 for "A" credit borrowers with maturities of up to 360 months. It is expected that the average loan amount pursuant to this program would be less than $100,000. With respect to this new product line, increased emphasis will be placed on the underlying collateral value of the residence with such value fully supported by independent appraisals. Borrowers with a credit grade of "A" may borrow up to 90% of the underlying property's appraised value, borrowers with a credit grade of "B" may borrow up to 85% of appraised value and borrowers with a credit grade of "C" may borrow up to 75% of appraised value. It is the Company's intention to pool these first mortgage loans for eventual sale in the secondary market on a servicing released basis, without recourse for credit losses or risk of prepayment, and thereby generate cash premiums. Prior to funding any loans in this new product line, the Company plans to obtain contractual forward purchase commitments for this product line from third party financial institutions. The purchasing institution would provide specific prior approval for any loan in excess of $250,000.

LENDING OPERATIONS

     The Company has two principal divisions for the origination of loans, the Correspondent Division and the Dealer Division. The Correspondent Division represents the Company's largest source of loan originations. Through its Correspondent Division, the Company originates loans through a nationwide network of Correspondents including financial intermediaries, mortgage companies, commercial banks and savings and loan institutions. The Company typically originates loans from Correspondents on an individual loan basis, pursuant to which each loan is pre-approved by the Company and is purchased immediately after the closing. The Correspondent Division conducts operations from its headquarters in Atlanta, Georgia, with a vice president of operations responsible for underwriting and processing. The Correspondent Division utilizes eleven account executives supervised by the Vice President -- Correspondent Marketing responsible for developing and maintaining relationships with Correspondents. At August 31, 1997, the Company had a network of 694 active Correspondents.

     In addition to purchasing individual Direct Title I Loans and Conventional Loans, from time to time the Correspondent Division purchases small portfolios of loans from Correspondents. Each loan purchased is underwritten by Company personnel prior to purchase in order to ensure compliance with the Company's guidelines.

     The Dealer Division originates loans through a network of Dealers, consisting of home improvement construction contractors approved by the Company, by acquiring individual retail installment contracts ("Installment Contracts") from Dealers. An Installment Contract is an agreement between the Dealer and the borrower pursuant to which the Dealer performs the improvements to the property and the borrower agrees to pay in installments the price of the improvements. Before entering into an Installment Contract with a borrower, the Dealer assists the borrower in submitting a loan application to the Company. If the loan application is approved, the Dealer enters into an Installment Contract with the borrower, the Dealer assigns the Installment Contract to the Company upon completion of the home improvements and the Company, upon receipt of the requisite loan documentation (described below) and completion of a satisfactory telephonic interview with the borrower, pays the Dealer pursuant to the terms of the Installment Contract. The Dealer Division, and to a limited extent, the Correspondent Division, maintains 19 branch offices located in Waldwick, New Jersey; Kansas City, Missouri; Las Vegas, Nevada; Austin, Texas; Oklahoma City, Oklahoma; Seattle, Washington; Waterford, Michigan; Columbus, Ohio; Elmhurst, Illinois; Philadelphia, Pennsylvania; Denver, Colorado; Richmond, Virginia; Scottsdale, Arizona; Patchogue, New York; Woburn, Massachusetts; Dublin, California; Stuart, Florida; Miami Lakes, Florida; and Brentwood, Tennessee, through which it conducts its marketing to Dealers or Correspondents in the state in which the branch is located as well as certain contiguous states. The Dealer Division is operated with a vice president of operations responsible for loan processing and underwriting, two regional managers, and 15 field representatives supervised by the Director of Dealer Marketing who are responsible for marketing to Dealers. At August 31, 1997, the Company had a network of 670 active Dealers doing business in 34 states and the District of Columbia. The Company commenced offering Conventional Loans through its Dealer Division in the first quarter of 1997.

     Correspondents and Dealers qualify to participate in the Company's programs only after a review by the Company's management of their reputations and expertise, including a review of references and financial statements, as well as a personal visit by one or more representatives of the Company. Title I requires the Company to reapprove its Dealers annually and to monitor the performance of those Correspondents that are sponsored by the Company. The Company's compliance function is performed by a vice president of compliance, whose staff performs periodic reviews of Correspondent and Dealer performance and may recommend to senior management the suspension of a Correspondent or a Dealer. The Company believes that its system of acquiring loans through a network of Correspondents and Dealers and processing such loans through a centralized loan processing facility has (i) assisted the Company in minimizing its level of capital investment and fixed overhead costs and (ii) assisted the Company in realizing certain economies of scale associated with evaluating and acquiring loans. The Company does not believe that the loss of any particular Correspondent or Dealer would have a material adverse effect upon the Company. See "-- Loan Processing and Underwriting."

     The Company pays its Correspondents premiums on the loans it purchases based on the credit score of the borrower and the interest rate on the respective loan. Additional premiums are paid to Correspondents based on the volume of loans purchased from such Correspondents in a monthly period. During fiscal 1996 and 1997, the Company originated $94.2 million and $460.4 million, respectively, of loans from Correspondents and paid total premiums of $2.8 million or 3.0%, and $18.3 million or 4.0%, respectively, of such loans.

     None of the Company's arrangements with its Dealers or Correspondents is on an exclusive basis. Each relationship is documented by either a Dealer Purchase Agreement or a Correspondent Purchase Agreement. Pursuant to a Dealer Purchase Agreement, the Company may purchase from a Dealer loans that comply with the Company's underwriting guidelines at a price acceptable to the Company. With respect to each loan purchased, the Dealer makes customary representations and warranties regarding, among other things, the credit history of the borrower, the status of the loan and its lien priority if applicable, and agrees to indemnify the Company with respect to such representations and warranties. Pursuant to a Correspondent Purchase Agreement, the Company may purchase loans through a Correspondent, subject to receipt of specified documentation. The Correspondent makes customary representations and warranties regarding, among other things, the Correspondent's corporate status, as well as regulatory compliance, good title, enforceability and payments and advances of the loans to be purchased. The Correspondent covenants to, among other things, keep Company information confidential, provide supplementary information, maintain government approvals with respect to Title I Loans and refrain from certain solicitations of the Company's borrowers. The Correspondent also agrees to indemnify the Company for misrepresentations or non-performance of its obligations.

     The following table sets forth certain data regarding loan applications processed and loans originated by the Company during the fiscal years indicated.

                                                                         YEAR ENDED AUGUST 31,
                                                 ----------------------------------------------------------------------
                                                         1995                    1996                     1997
                                                 --------------------    ---------------------    ---------------------
Total Loan Applications:
  Number processed...........................         27,608                   42,236                   92,165
  Number approved............................         15,956                   20,910                   52,269
  Approved ratio.............................           57.8%                    49.5%                    56.7%
Loan Originations:
  Principal balance of loans originated:
    Correspondents:
      Title I................................    $63,792,680     72.7%   $ 82,596,197     59.3%   $ 50,814,931      9.7%
      Conventional...........................             --       --      11,582,108      8.3     409,603,281     77.7
                                                 -----------    -----    ------------    -----    ------------    -----
        Total Correspondents.................     63,792,680     72.7      94,178,305     67.6     460,418,212     87.4
                                                 -----------    -----    ------------    -----    ------------    -----
    Dealers:
      Title I................................     23,957,829     27.3      45,188,721     32.4      47,269,541      9.0
      Conventional...........................             --       --              --       --      19,228,957      3.6
                                                 -----------    -----    ------------    -----    ------------    -----
        Total Dealers........................     23,957,829     27.3      45,188,721     32.4      66,498,498     12.6
                                                 -----------    -----    ------------    -----    ------------    -----
        Total principal balance of loans.....    $87,750,509    100.0%   $139,367,026    100.0%   $526,916,710    100.0%
                                                 ===========    =====    ============    =====    ============    =====
Number of loans originated:
  Correspondents:
    Title I..................................          3,437     59.1%          4,382     50.9%          2,445     12.0%
    Conventional.............................             --       --             392      4.6          12,831     62.7
                                                 -----------    -----    ------------    -----    ------------    -----
      Total Correspondents...................          3,437     59.1           4,774     55.5          15,276     74.7
                                                 -----------    -----    ------------    -----    ------------    -----
  Dealers:
    Title I..................................          2,381     40.9           3,836     44.5           3,893     19.0
    Conventional.............................             --       --              --       --           1,296      6.3
                                                 -----------    -----    ------------    -----    ------------    -----
      Total Dealers..........................          2,381     40.9           3,836     44.5           5,189     25.3
                                                 -----------    -----    ------------    -----    ------------    -----
        Total number of loans originated.....          5,818    100.0%          8,610    100.0%         20,465    100.0%
                                                 ===========    =====    ============    =====    ============    =====
Average principal balance of loans
  originated.................................    $    15,083             $     16,187             $     25,747
Weighted-average interest rate on loans
  originated.................................          14.55%                   14.03%                   13.92%
Weighted-average term of loans originated
  (months)...................................            188                      198                      226

     In order to diversify its loan source channels, the Company commenced direct to consumer origination of Conventional Loans in September 1997. The Company has entered into an agreement with a consumer finance institution for the acquisition of loan referrals of pre-qualified potential borrowers whose credit profiles and/or higher LTV requirements may not meet the referring institution's conforming loan product guidelines, but may be suitable for approval and funding under the Company's existing product mix. The Company expects to enter into similar agreements with additional lenders. In the direct to consumer origination channel, origination fees are typically paid by the borrowers to the Company and are expected to exceed the Company's cost of referrals. This program is unlike Correspondent originations which require upfront cash premiums for the acquisition of loans with no related offsets. Accordingly, this channel of origination requires less upfront cash than the Company's historical methods.

     The referred applicants will be contacted immediately by a Company loan representative who will seek to design a loan program to meet the applicant's specific needs. The Company intends to operate a national retail lending organization through a network of regional marketing centers. Each marketing center will provide direct mortgage sales coverage for a specific geographic area. The Company intends to establish these retail marketing centers in five major regions: Atlanta, Georgia; Philadelphia, Pennsylvania; Chicago, Illinois; Denver, Colorado; and San Francisco, California. The Company anticipates that all loan processing, approvals, fundings and loan administration will be performed at the Company's corporate headquarters in Atlanta, Georgia.

LOAN PROCESSING AND UNDERWRITING

     The Company's loan application and approval process generally is conducted over the telephone with applications usually received at the Company's centralized processing facility from Correspondents and Dealers by facsimile transmission. Upon receipt of an application, the information is entered into the Company's system and processing begins. All loan applications are individually analyzed by employees of the Company at its loan processing headquarters in Atlanta, Georgia. The information provided in loan applications is first verified by, among other things, (i) written confirmations of the applicant's income and, if necessary, bank deposits, (ii) a formal credit bureau report on the applicant from a credit reporting agency, (iii) a title report,
(iv) if necessary, a real estate appraisal and (v) if necessary, evidence of flood insurance. Loan applications are also reviewed to ascertain whether or not they satisfy the Company's underwriting criteria, including loan-to-value ratios, occupancy status, borrower income qualifications, employment stability, purchaser requirements and necessary insurance and property appraisal requirements.

     The Company has developed the CIP as a statistical credit based tool to predict likely future performance of a borrower. A significant component of this customized system is the credit evaluation score methodology developed by FICO, a consulting firm specializing in creating default predictive models through a high number of variable components. A FICO score is calculated by a system of scorecards. FICO uses actual credit data on millions of consumers, and applies complex mathematical methods to perform extensive research into credit patterns that forecast credit performance. The principal components of the FICO predictive model include a consumer's credit payment history, outstanding debt, availability and pursuit of new credit, and types of credit in use. Through this scorecard process, FICO identifies distinctive credit patterns, which patterns correspond to a likelihood that a consumer will make his loan payments as agreed in the future. The score is based on all the credit-related data in the credit report, not just negative data such as missed payments. The other components of the CIP include debt-to-income analysis, employment stability, self employment criteria, residence stability and occupancy status of the subject property. By utilizing both scoring models in tandem, all applicants are considered on the basis of their ability to repay the loan obligation while allowing the Company to maintain its risk based pricing for each loan.

     Based upon FICO score default predictors and the Company's internal CIP score, loans are classified by the Company into gradations of ascending credit risks and descending quality, from "A" credits to "D" credits, with subratings within those categories. Quality is a function of both the borrower's creditworthiness, and the extent of the value of the collateral, which is typically a second lien on the borrower's primary residence. "A+" credits generally have a FICO score greater than 680. An applicant with a FICO score of less than 620 would be rated a "C" credit unless the combined LTV was 75% or less which would raise the credit risk to the Company to a "B" or better depending on the borrower's debt service capability. Depending on loan size, typical combined LTVs for approved "A" and "B" credits range from 90% to 125%, while combined LTVs for approved "C" credits range from 60% up to 90% with extraordinary compensating factors.

     The Company's underwriters review the applicant's credit history, based on the information contained in the application as well as reports available from credit reporting bureaus and the Company's CIP score, to determine the applicant's acceptability under the Company's underwriting guidelines. Based on the underwriter's approval authority level, certain exceptions to the guidelines may be made when there are compensating factors subject to approval from a corporate officer. The underwriter's decision is communicated to the Correspondent or Dealer and, if approved, fully explains the proposed loan terms. The Company endeavors to respond to the Correspondent or Dealer on the same day the application is received.

     The Company issues a commitment to purchase a pre-approved loan upon the receipt of a fully completed loan package. Commitments indicate loan amounts, fees, funding conditions, approval expiration dates and interest rates. Loan commitments are generally issued for periods of up to 45 days in the case of Correspondents and 90 days in the case of Dealers. Prior to disbursement of funds, all loans are carefully reviewed by funding auditors to ensure that all documentation is complete, all contingencies specified in the approval have been met and the loan is closed in accordance with Company and regulatory procedures.

     The Company also purchases loans from a limited number of Correspondents on a wholesale basis whereby typically bi-weekly volume of closed loans is submitted for purchase. Each loan is individually underwritten and audited by Correspondent Division underwriting personnel prior to purchase.

  Conventional Loans

     The Company has implemented policies for its Conventional Loan program that are designed to minimize losses by adhering to high credit quality standards or requiring adequate combined LTV levels. The Company will only originate Conventional Loans to borrowers with an "A" or "B" credit grade using the CIP. For the fiscal year ended August 31, 1997, the Company's portfolio of Conventional Loans originated had been evaluated on average as an "A-" credit risk and had a weighted-average (i) FICO score of 670, (ii) gross debt-to-income ratio of 37%, post funding, (iii) interest rate of 14.03% and (iv) combined LTV of 112%, as well as an average loan amount of $30,400. Substantially all of the Conventional Loans originated to date by the Company are secured by first or second mortgage liens on single family, owner occupied properties.

     Terms of Conventional Loans originated by the Company, as well as the maximum combined LTVs and debt service to income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the Company's evaluation of the borrower's creditworthiness. Borrowers with lower creditworthiness generally pay higher interest rates and loan origination fees.

     As part of the underwriting process for Conventional Loans with an original principal balance in excess of $35,000, the Company generally requires an appraisal of the mortgaged property as a condition to the commitment to purchase. If an appraisal is utilized, the Company requires the independent appraiser to be state licensed and certified. The Company requires that all independent appraisals be completed within the Uniform Standards of Professional Appraisal Practice (the "Uniform Standards of Appraisal") as adopted by the Appraisal Standards Board of the Appraisal Foundation. Prior to originating a Conventional Loan, the Company audits the appraisal for accuracy to ensure that the appraiser used sufficient care in analyzing data to avoid errors that would significantly affect the appraiser's opinion and conclusion. This audit includes a review of housing demand, physical adaptability of the real estate, neighborhood trends and the highest and best use of the real estate. In the event the audit reveals any discrepancies as to the method and technique that are necessary to produce a credible appraisal, the Company will perform additional property data research or may request a second appraisal to be performed by an independent appraiser selected by the Company in order to further substantiate the value of the subject property.

     In lieu of requiring a new appraisal, for Conventional Loans with original principal balances of less than $50,000, the Company may accept a HUD-1 settlement statement no older than 12 months, a broker's price opinion, a tax assessment, an existing drive-by appraisal or a Uniform Residential Appraisal Report no older than 12 months. With respect to Conventional Loans with an original principal balance in excess of $35,000 but less than $40,000, the Company may accept the stated value of the mortgaged property if the borrower meets certain credit criteria.

     The Company also requires a title report on all subject properties securing its Conventional Loans to verify property ownership, lien position and the possibility of outstanding tax liens or judgments. In the case of loans in the first lien position, the Company requires a full title insurance policy substantially in compliance with the requirements of the American Loan Title Association.

     The applicant is required to secure hazard insurance and may be required to secure flood insurance if the mortgaged property has been identified by the Federal Emergency Management Agency ("FEMA") as having special flood hazards.

  Title I Loans

     The Company originates Title I Loans to borrowers with an "A" to "C" credit grade based on CIP score and lien position. For the fiscal year ended August 31, 1997, the Company's Title I portfolio had been evaluated as a "B+" credit risk and had a weighted average FICO score of 647. The Company's underwriting guidelines for Title I Loans meet FHA's underwriting criteria. Completed loan packages are sent to the Company's Underwriting Department for predisbursement auditing and funding.

     Subject to underwriting approval of an application forwarded to the Company by a Dealer, the Company issues a commitment to purchase an Installment Contract from a Dealer upon the Company's receipt of a fully completed loan package and notice from the borrower of satisfactory work completion. Subject to underwriting approval of an application forwarded to the Company by a Correspondent, the Company issues a commitment to purchase a Title I Loan upon the Company's receipt of a fully completed and closed loan package.

     The Company's underwriting personnel review completed loan applications to verify compliance with the Company's underwriting standards, FHA requirements and federal and state regulations. In the case of Title I Loans acquired from Dealers, the Company conducts a prefunding telephonic interview with the property owner to determine that the improvements have been completed in accordance with the terms of the Installment Contract and to the owner's satisfaction. The Company utilizes a nationwide network of independent inspectors to perform on-site inspections of improvements within the time frames specified by the Title I program. Appraisals for Title I Loans, when necessary, are generally prepared by pre-approved independent appraisers that meet the Company's standards for experience, education and reputation.

     Since the Company does not currently originate any Title I Loans with an original principal balance in excess of $25,000, the FHA does not individually review the Title I Loans originated by the Company.

  Subprime First Mortgage Loans

     The Company intends to originate First Mortgage Loans through the Correspondent loan source network as well as through specifically approved brokers. Loan amounts may range up to a maximum of $600,000 for "A" credit borrowers with maturities of up to 360 months. It is expected that the average loan amount pursuant to this program would be less than $100,000. All mortgages generated under this program would be limited to a first lien position. Loan amounts would be limited by credit grade to a percentage of the appraised value of the underlying property. Full appraisals generated by approved licensed appraisers would be required on all loans within the Uniform Standards of Appraisal. Any loan amount of $250,000 or more would require two independent appraisals. Borrowers with an "A" credit grade could qualify for loans up to 90% of appraised value while borrowers with a "B" or "C" credit grade would be limited to 85% and 75% of the appraised value, respectively. The credit grade will be determined by using the CIP. Loan applications will be processed in similar fashion to the Company's Conventional Loans. Prior to funding any First Mortgage Loans, the Company expects to obtain the necessary warehouse financing for this product line. Additionally, the Company expects to enter into contractual forward purchase commitments for this product line from third party institutions, without recourse for credit losses or risk of prepayment. The purchasing institution would provide specific prior approval for any loan in excess of $250,000.

QUALITY CONTROL

     The Company employs various quality control personnel and procedures in order to insure that loan origination standards are adhered to and regulatory compliance is maintained while substantial growth is experienced in the servicing portfolio.

     In accordance with Company policy, the Quality Control Department reviews a statistical sample of loans closed each month. This review is generally completed within 60 days of funding and circulated to appropriate department heads and senior management. Finalized reports are maintained in the Company's files for a period of two years from completion. Typical review procedures include reverification of employment and income, re-appraisal of the subject property, obtaining separate credit reports and recalculation of debt-to-income ratios. The statistical sample is intended to cover 10% of all new loan originations with particular emphasis on new Correspondents and Dealers. Emphasis will also be placed on those loan sources where higher levels of delinquency are experienced, physical inspections reveal a higher level of non-compliance, or payment defaults occur within the first six months of funding. On occasion, the Quality Control Department may review all loans generated from a particular loan source in the event an initial review determines a higher than normal number of exceptions. The account selection of the Quality Control Department is also designed to include a statistical sample of loans by each underwriter and each funding auditor and thereby provide management with information as to any aberration from Company policies and procedures in the loan origination process.

     Under the direction of the Vice President of Credit Quality and Regulatory Compliance, a variety of review functions are accomplished. On a daily basis, a sample of recently approved loans are reviewed to insure compliance with underwriting standards. Particular attention is focused on those underwriters who have developed a higher than normal level of exceptions. In addition to this review, the Company has developed a staff of post-disbursement review auditors which reviews 100% of recently funded accounts, typically within two weeks of funding. All credit reports are analyzed, debt-to-income ratios recalculated, contingencies monitored and loan documents inspected. Exception reports are forwarded to the respective Vice Presidents of Production as well as senior management. The Company also employs a Physical Inspection Group that is responsible for monitoring the inspection of all homes which are the subject of home improvement loans. Non-compliance is tracked by loan source and serves as another method of evaluating a loan source relationship.

     The Company has expended substantial amounts in developing its Quality Control and Compliance Department. The Company recognizes the need to monitor its operations continually as it experiences substantial growth. Feedback from these departments provides senior management with the information necessary to take corrective action when appropriate, including the revision and expansion of its operating policies and procedures.

LOAN PRODUCTION TECHNOLOGY SYSTEMS

     The Company utilizes a sophisticated computerized loan origination tracking system that allows it to monitor the performance of Dealers and Correspondents and supports the marketing efforts of the Dealer and Correspondent Divisions by tracking the marketing activities of field sales personnel. The system automates various other functions such as Home Mortgage Disclosure Act and HUD reporting requirements and routine tasks such as decline letters and the flood certification process. The system also affords management access to a wide range of decision support information such as data on the approval pipeline, loan delinquencies by source, and the activities and performance of underwriters and funders. The Company uses intercompany electronic mail, as well as an electronic-mail link with its affiliate, PEC, to facilitate communications and has an electronic link to PEC that allows for the automated transfer of accounts to PEC's servicing system.

     The Company is continually enhancing this system to provide for the automation of the loan origination process as well as loan file indexing and routing. These enhancements include electronic routing of loan application facsimile transmissions, automated credit report inquiries and consumer credit scoring along with on-screen underwriting and approval functions. These enhancements will continue to (i) increase loan production efficiencies by minimizing manual processing of loan documentation, (ii) enhance the quality of loan processing by use of uniform electronic images of loan files and (iii) facilitate loan administration and collections by providing easier access to loan account information. In October 1997, the Company entered into a five-year $986,000 equipment financing arrangement in order to facilitate these ongoing enhancements.

     The Company is currently in the process of conforming all of its computerized systems to be year 2000 ("Y2000") compliant. Many of these systems are already Y2000 compliant and the Company expects such systems to be in full compliance before the end of 1999.

LOAN SERVICING

     The Company's strategy has been to retain the bulk of the servicing rights associated with the loans it originates. The Company's loan servicing activities include responding to borrower inquiries, processing and administering loan payments, reporting and remitting principal and interest to the whole loan purchasers who own interests in the loans and to the trustee and others with respect to securitizations, collecting delinquent loan payments, processing Title I insurance claims, conducting foreclosure proceedings and disposing of foreclosed properties and otherwise administering the loans. The Company's various loan sale and securitization agreements allocate a portion of the difference between the stated interest rate and the interest rate passed through to purchasers of its loans to servicing revenue. Servicing fees are collected by the Company out of monthly loan payments. Other sources of loan servicing revenues include late charges and miscellaneous fees. The Company uses a sophisticated computer based mortgage servicing system that it believes enables it to provide effective and efficient administering of Conventional and Title I Loans. The servicing system is an on-line real time system developed and maintained by PEC. It provides payment processing and cashiering functions, automated payoff statements, on-line collections, statement and notice mailing along with a full range of investor reporting requirements. The Company has entered into a subservicing agreement with PEC for the use of the system and continuous support. The monthly investor reporting package includes a trial balance, accrued interest report, remittance report and delinquency reports. Formal written procedures have been established for payment processing, new loan set-up, customer service, tax and insurance monitoring.

     The Company is a HUD approved lender and a FNMA approved seller/servicer. As such, it is subject to due diligence review of its policies, procedures, and business, and is qualified to underwrite, sell and service Title I Loans on behalf of the FHA and FNMA.

     The Company's loan collection functions are organized into two areas of operation: routine collections and management of nonperforming loans.

     Routine collection personnel are responsible for collecting loan payments that are less than 60 days contractually past due and providing prompt and accurate responses to all customer inquiries and complaints. These personnel report directly to the Company's Vice President of Loan Administration. Borrowers are contacted on the due date for each of the first six payments in order to encourage continued prompt payment. Generally, after six months of seasoning, collection activity will commence if a loan payment has not been made within five days of the due date. Borrowers usually will be contacted by telephone at least once every five days and also by written correspondence before the loan becomes 60 days delinquent. With respect to loan payments that are less than 60 days late, routine collections personnel utilize a system of mailed notices and telephonic conferences for reminding borrowers of late payments and encouraging borrowers to bring their accounts current. Installment payment invoices and return envelopes are mailed to each borrower on a monthly basis. The Company has bilingual customer service personnel available.

     Once a loan becomes 30 days past due, a collection supervisor generally analyzes the account to determine the appropriate course of remedial action. On or about the 45th day of delinquency, the supervisor determines if the property needs immediate inspection to determine if it is occupied or vacant. Depending upon the circumstances surrounding the delinquent account, a temporary suspension of payments or a repayment plan to return the account to current status may be authorized by the Vice President of Loan Administration. In any event, it is the Company's policy to work with the delinquent customer to resolve the past due balance before Title I claim processing or legal action is initiated.

     Nonperforming loan management personnel are responsible for collecting severely delinquent loan payments (over 60 days late), filing Title I insurance claims or initiating legal action for foreclosure and recovery. Operating from the Company's headquarters in Atlanta, Georgia, collection personnel are responsible for collecting delinquent loan payments and seeking to mitigate losses by providing various alternatives to further actions, including modifications, special refinancing and indulgence plans. Title I insurance claim personnel are responsible for managing Title I insurance claims, utilizing a claim management system designed to track insurance claims for Title I Loans so that all required conditions precedent to claim perfection are met. In the case of Conventional Loans, a foreclosure coordinator will review all previous collection activity, evaluate the lien and equity position and obtain any additional information as necessary. The ultimate decision to foreclose, after all necessary information is obtained, is made by an officer of the Company. Foreclosure regulations and practices and the rights of the owner in default vary from state to state, but generally procedures may be initiated if: (i) the loan is 90 days (120 days under California law) or more delinquent; (ii) a notice of default on a senior lien is received; or (iii) the Company discovers circumstances indicating potential loss exposure.

     Net loan servicing income was $873,000, $3.3 million and $3.0 million for the years ended August 31, 1995, 1996 and 1997, respectively, constituting 6.4%, 14.2% and 5.5%, respectively, of the Company's total revenues in such periods. The decrease in net loan servicing income from fiscal 1996 to fiscal 1997 was primarily the result of the reclassification of net revenue as a result of the adoption of SFAS No. 125 and increased interest advances and reduced servicing fees related to the increase in delinquent serviced loans. As of August 31, 1997, the Company increased the size of the loan portfolio it services to approximately $628.1 million from approximately $214.2 million as of August 31, 1996, an increase of approximately $413.9 million or 193.2%. As of August 31, 1996, the size of the serviced loan portfolio increased from approximately $92.3 million as of August 31, 1995, an increase of approximately $121.9 million or 132.1%. The Company's loan servicing portfolio is subject to reduction by normal amortization, prepayment of outstanding loans and defaults.

     The following table sets forth certain information regarding the Company's loan servicing for the fiscal years indicated:

                                                              YEAR ENDED AUGUST 31,
                                                          -----------------------------
                                                           1995       1996       1997
                                                          -------   --------   --------
                                                             (THOUSANDS OF DOLLARS)
Servicing portfolio at beginning of year................  $ 8,026   $ 92,286   $214,189
Additions to servicing portfolio........................   87,751    139,367    526,917
Reductions in servicing portfolio(1)....................   (3,491)   (17,464)  (113,038)
                                                          -------   --------   --------
Servicing portfolio at end of year......................  $92,286   $214,189   $628,068
                                                          =======   ========   ========
Servicing portfolio at end of year:
  Company-owned loans:
     Conventional.......................................  $    --   $    922   $  8,661
     Title I............................................    3,720      3,776        902
                                                          -------   --------   --------
          Total Company-owned loans.....................    3,720      4,698      9,563
                                                          -------   --------   --------
  Sold and securitized loans:
     Conventional.......................................       --     10,501    363,961
     Title I............................................   88,566    198,990    254,544
                                                          -------   --------   --------
          Total sold and securitized loans..............   88,566    209,491    618,505
                                                          -------   --------   --------
          Total servicing portfolio.....................  $92,286   $214,189   $628,068
                                                          =======   ========   ========

---------------

(1) Reductions result from scheduled payments, prepayments, loans sold with servicing released, and write-offs during the period.

     The following table sets forth the Title I Loan and Conventional Loan delinquency and Title I insurance claims experience of loans serviced by the Company as of the dates indicated:

                                                                AUGUST 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
                                                          (THOUSANDS OF DOLLARS)
Conventional Loan delinquency data(1):
  31-60 days past due...............................       --        0.44%       0.40%
  61-90 days past due...............................       --        0.00        0.20
  91 days and over past due.........................       --        0.00        0.34
Title I Loan delinquency data(1):
  31-60 days past due...............................     2.58%       2.27%       3.19%
  61-90 days past due...............................     0.73        0.90        1.68
  91 days and over past due.........................     0.99        4.78(2)     7.06
  91 days and over past due, net of claims
     filed(3).......................................     0.61        2.05        5.20
Outstanding claims filed with HUD(4)................     0.38        2.73        1.86
Amount of FHA insurance available for Title I Loans
  serviced..........................................  $ 9,552    $ 21,205    $ 21,094(5)
Amount of FHA insurance available as a percentage of
  Title I Loans serviced............................    10.35%      10.46%       8.26%(5)
Total delinquency data:
  31-60 days past due...............................     2.58%       2.17%       1.54%
  61-90 days past due...............................     0.73        0.85        0.80
  91 days and over past due.........................     0.99        4.53(2)     3.07
  91 days and over past due, net of claims
     filed(6).......................................     0.61        1.94        2.32
Outstanding claims filed with HUD(7)................     0.38        2.59        0.75
Number of Title I insurance claims filed............       23         255         269
Total servicing portfolio...........................  $92,286    $214,189    $628,068
Title I Loans serviced..............................   92,286     202,766     255,446
Conventional Loans serviced.........................       --      11,423     372,622
Aggregate losses on liquidated loans(8).............  $  16.8    $   32.0    $  201.0

---------------

(1) Represents the dollar amount of delinquent loans as a percentage of total dollar amount of each respective type of loan serviced by the Company (including loans owned by the Company) as of fiscal year end. Conventional Loan delinquencies for the year ended August 31, 1996 and 1997 represented 0.31% and 10.35%, respectively, of the Company's total delinquencies. The Company did not originate Conventional Loans until May 1996.
(2) During fiscal 1996, the processing and payment of claims filed with HUD was delayed.
(3) Represents the dollar amount of delinquent Title I Loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of Title I Loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(4) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of Title I Loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(5) If all claims with HUD had been processed as of August 31, 1997, the amount of FHA insurance available for all Title I Loans serviced would have been reduced to $16.5 million, which as a percentage of Title I Loans serviced would have been 6.6%.
(6) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(7) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.

(8) On Title I Loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I Loans related to 700 Title I insurance claims made by the Company, as servicer, since commencing operations through August 31, 1997. Losses on liquidated Title I Loans will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I Loans, plus appropriate interest and costs.

  Sale of Loans

     The Company customarily sells the loans it originates. In furtherance of the Company's strategy to sell loans through securitizations, in March 1996, August 1996, December 1996, March 1997, May 1997, June 1997 and August 1997, the Company completed its first seven securitizations pursuant to which it sold pools of $84.2 million, $48.8 million, $67.3 million, $89.7 million, $63.5 million, $104.6 million and $73.3 million, respectively, of loans. Pursuant to these securitizations, pass-through securities evidencing interests in the pools of loans were sold in public offerings. The Company continues to service the sold loans and is entitled to receive from payments in respect of interest on the sold loans, not in default, a servicing fee equal to 1.25% of the balance of each loan with respect to the March 1996 transaction and 1.0% with respect to the other transactions. In addition, from each securitization, the Company has received residual interest securities, contractual rights, and in certain of the transactions, also received interest only strip securities, all of which were recorded as mortgage related securities on the Statements of Financial Condition. The residual interest securities and the contractual rights represent the excess differential (after payment of any servicing, interest and other fees, and the contractual obligations payable to the note and certificate holders) between the interest paid by the obligors of the sold loans and the yield on the sold notes, certificates and interest only strip securities. Also, from the first two securitizations completed during fiscal 1996 and the first two securitizations completed in fiscal 1997, the Company has also received interest only strip securities. These interest only securities yield annual rates between 0.45% and 1.00% calculated on the principal balance of the loans not in default. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements and, as servicer, may be required to advance interest in connection with the securitizations.

     The Company also sells the loans it originates through whole loan sales to third party purchasers or, in the case of a third party purchaser not eligible to own a Title I Loan, sells Title I Loan participation certificates backed by Title I Loans. Whether the Company sells a loan or a loan participation, the Company typically retains the right to service the loans for a servicing fee. The Company typically sells loans for an amount approximating the then remaining principal balance. The purchasers are entitled to receive interest at yields below the stated interest rates of the loans. In connection with such sales, the Company is typically required to deposit into a reserve account the excess servicing spread received by it, less its servicing fee, up to a specified percentage of the principal balance of the loans, to fund shortfalls in collections that may result from borrower defaults. To a lesser extent, the Company also sells whole loans, with servicing released, which are sold at a premium.

     The following table sets forth certain data regarding loans securitized or sold by the Company during the periods indicated with servicing retained, and excluding loans sold with servicing released:

                                                           YEAR ENDED AUGUST 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
                                                          (THOUSANDS OF DOLLARS)
Principal amount of loans sold to third party
  purchasers........................................  $85,363    $137,908    $462,318
Gain on sales of loans to third party purchasers....   12,233      16,539      43,154
Net unrealized gain on mortgage related
  securities........................................       --       2,697       3,518
Weighted-average stated interest rate on loans sold
  to third party purchasers.........................    14.53%      14.09%      13.91%
Weighted-average pass-through interest rate on loans
  sold to third party purchasers....................     8.36        7.50        7.36
Weighted-average excess spread retained on loans
  sold..............................................     6.17        6.59        6.55

     At August 31, 1995, 1996 and 1997, the Company's Statements of Financial Condition reflected excess servicing rights of approximately $14.5 million, $12.1 million and $0, respectively, mortgage related securities of approximately $0, $22.9 million and $106.3 million, respectively, and mortgage servicing rights of approximately $1.1 million, $3.8 million and $9.5 million, respectively. As a result of the adoption of SFAS No. 125, effective January 1, 1997, excess servicing rights have been reclassified as mortgage related securities which are carried at fair market value. The Company derives a portion of its income by realizing gains upon the whole loan sale of loans and sale of loan participations due to the excess servicing rights or mortgage related securities associated with such loans recorded at the time of sale and the capitalization of mortgage servicing rights recorded at origination. Excess servicing rights or mortgage related securities represent the excess of the interest rate payable by a borrower on a loan over the interest rate passed through to the purchaser acquiring an interest in the loan, less the Company's normal servicing fee and other applicable recurring fees.

     The Company records significant gains on sale of loans through securitizations based in part on the estimated fair value of the mortgage related securities retained by the Company and on the estimated value of retained mortgage servicing rights related to such loans. In a securitization, the Company retains a residual interest security and may retain an interest only strip security. The fair value of the residual interest and interest only strip security is the present value of the estimated net cash flows to be received after considering the effects of prepayments and credit losses, and where applicable net of FHA insurance recoveries on Title I Loans. In whole loan sales with servicing retained, the Company recognizes as current revenue the present value of the excess servicing rights expected to be realized over the anticipated average life of loans sold (classified as interest only securities and included in mortgage related securities subsequent to January 1, 1997) less estimated future credit losses relating to the loans sold. Mortgage related securities represent interests retained by the Company in loan sale transactions comprised of the excess of the interest rate and principal payable by an obligor on a sold loan over the interest rate and principal payable to purchasers, after payment of servicing and other fees.

     Capitalized mortgage servicing rights and mortgage related securities are valued using prepayment, default and interest rate assumptions that the Company believes are reasonable based on experience with its own portfolio, available market data and ongoing consultation with industry participants. The amount of revenue recognized by the Company upon the sale of loans or loan participations will vary depending on the assumptions utilized. The weighted-average discount rate used to determine the present value of the balance of capitalized excess servicing rights, capitalized mortgage servicing rights and mortgage related securities reflected on the Company's Statements of Financial Condition at August 31, 1995, 1996 and 1997, was approximately 12.0%. The estimate of fair value of mortgage servicing rights was based on a range of 100 to 125 basis points per year servicing fee, reduced by estimated costs of servicing.

     Periodically, interest earned on mortgage related securities is accrued and the securities' valuations are adjusted to reflect market conditions. These adjustments, which can be either positive or negative, are recorded as net unrealized gain on mortgage related securities. Mortgage servicing rights are amortized in proportion to, and over the period of estimated net servicing income, as an offset against the excess servicing rights component of servicing income accrued in connection with such loans. The mortgage servicing rights are periodically evaluated for impairment, based on criteria established by the Company at the time of origination. Although the Company believes that it has made reasonable estimates of the mortgage related securities and mortgage servicing rights likely to be realized, the rate of prepayment, rate of default, and the estimates of the future costs of servicing utilized by the Company are estimates and actual results may vary from such estimates. The gain recognized by the Company upon the sale of loans will have been understated or overstated if prepayments and/or defaults are less than or greater than anticipated, respectively. Higher levels of future prepayments, and/or an increase in delinquencies or liquidations, would result in a lower valuation of the mortgage related securities and impairment of the mortgage servicing rights, thereby adversely affecting the Company's earnings in the period of adjustment. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with industry participants. Rapid increases in interest rates or competitive pressures may result in a reduction of future excess servicing income, thereby reducing the gains recognized by the Company upon the sale of loans or loan participations in the future.

     The Company typically earns net interest income during the "warehouse" period between the closing or assignment of a loan and its delivery to a purchaser or pursuant to a securitization. On loans held for sale, the Company earns interest at long-term rates, financed by lines of credit which bear interest at short-term interest rates. Normally, short-term interest rates are lower than long-term interest rates and the Company earns a positive spread on its loans held for sale. The average warehouse period for a loan ranges from six to 90 days, and the balance of loans in warehouse, net of allowance for credit losses and deferred loan fees, was approximately $3.7 million, $4.6 million and $9.5 million as of August 31, 1995, 1996 and 1997, respectively. The Company's interest income, net of interest expense was $473,000, $988,000 and $3.1 million for the years ended August 31, 1995, 1996 and 1997, respectively.

SEASONALITY

     Home improvement loan volume tracks the seasonality of home improvement contract work. Volume tends to build during the spring and early summer months, particularly with regard to pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months. Debt consolidation loan volume is not impacted by seasonal climate changes and, with the exclusion of the holiday season, tends to be stable throughout the year.

COMPETITION

     The consumer finance industry is highly competitive. Competitors in the home improvement and debt consolidation loan business include mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Certain of the Company's competitors are substantially larger and have more capital and other resources than the Company.

     The Company faces substantial competition within both the home improvement and debt consolidation loan industry. The home improvement and debt consolidation loan industry is dominated by widely diversified mortgage banking companies, commercial banks, savings and loan institutions, credit card companies, financial service affiliates of Dealers and unregulated financial service companies, many of which have substantially greater personnel and financial resources than those of the Company. At present, these types of competitors dominate the home improvement and debt consolidation loan industry; however, no one lender or group of lenders dominates the industry. According to a report issued by HUD, the Company was the sixth largest lender of Title I Loans, based on volume of loans originated, for the calendar quarter ended June 30, 1997. Due to the variance in the estimates of the size of the conventional home improvement loan market, the Company is unable to accurately estimate its competitive position in that market. The Company believes that Greentree Financial Corp., The Money Store, First Plus Financial Inc., Associates First Capital Corporation and Empire Funding Corp. are some of its largest direct competitors. The Company competes principally by providing prompt, professional service to its Correspondents and Dealers and, depending on circumstances, by providing competitive lending rates.

     Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans has attracted (and could continue to attract) additional competitors into this market with the possible effect of lowering gains on future loan sales owing to increased loan origination competition.

GOVERNMENT REGULATION

     The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), ECOA, the Fair Credit Reporting Act of 1970, as amended, RESPA and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the Housing Act, as well as other federal and state statutes and regulations affecting the Company's activities. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcements actions.

     The Company presently is subject to the rules and regulations of, and examinations by, HUD, FHA and other federal and state regulatory authorities with respect to originating, underwriting, funding, acquiring, selling and servicing consumer and mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to submit annual audited financial statements to various governmental regulatory agencies that require the maintenance of specified net worth levels. The Company's affairs are also subject to examination, at all times, by the Federal Housing Commissioner to assure compliance with FHA regulations, policies and procedures. For more information regarding regulation of the Company under Title I, see "-- Loan Products -- Title I Loan Program."

     The Company is a HUD approved Title I mortgage lender and is subject to the supervision of HUD. The Company is also a FNMA approved seller/servicer and is subject to the supervision of FNMA. In addition, the Company's operations are subject to supervision by state authorities (typically state banking or consumer credit authorities), many of which generally require that the Company be licensed to conduct its business. This normally requires state examinations and reporting requirements on an annual basis.

     The Federal Consumer Credit Protection Act ("FCCPA") requires a written statement showing an annual percentage rate of finance charges and requires that other information be presented to debtors when consumer credit contracts are executed. The Fair Credit Reporting Act requires certain disclosures to applicants concerning information that is used as a basis for denial of credit. ECOA prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, marital status, race, color, religion, national origin, age, derivation of income from public assistance program, or the good faith exercise of a right under the FCCPA.

     The interest rates which the Company may charge on its loans are subject to state usury laws, which specify the maximum rate which may be charged to consumers. In addition, both federal and state truth-in-lending regulations require that the Company disclose to its customers prior to execution of the loans, all material terms and conditions of the financing, including the payment schedule and total obligation under the loans. The Company believes that it is in compliance in all material respects with such regulations.

EMPLOYEES

     As of August 31, 1997, the Company had 405 employees, including four executive officers, 83 managerial personnel, 23 marketing and sales specialists and 292 general administrative and support personnel and loan processors. None of the Company's employees is represented by a collective bargaining unit. The Company believes that its relations with its employees are satisfactory.

PROPERTIES

     The Company's corporate headquarters are located in 45,950 square feet of office space at 1000 Parkwood Circle, Atlanta, Georgia. This lease is for an initial six year term expiring August 2002 with a conditional option to extend the term to August 2007. Monthly rentals are $73,711 plus a pro rata share of any operating expense increase. This lease rate will escalate 2% per year throughout the term of the lease. The Company also leases 10,478 square feet of office space at its prior headquarters location in Atlanta, Georgia, at a rental of $14,530 per month, plus a pro rata share of any operating expense increases, pursuant to a lease that expires in March 1999. The Company also leases office space on short-term or month-to-month leases in Waldwick, New Jersey; Kansas City, Missouri; Austin, Texas; Oklahoma City, Oklahoma; Seattle, Washington; Waterford, Michigan; Columbus, Ohio; Elmhurst, Illinois; Philadelphia, Pennsylvania; Denver, Colorado; Richmond, Virginia; Scottsdale, Arizona; Patchogue, New York; Woburn, Massachusetts; Dublin, California; Stuart, Florida; Miami Lakes, Florida; and Brentwood, Tennessee.

LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company is, from time to time, named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse effect on the business or financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.

NAME                                         AGE                       POSITION
----                                         ---                       --------
Jerome J. Cohen............................  69    Chairman of the Board
Jeffrey S. Moore...........................  39    President, Chief Executive Officer and Director
James L. Belter............................  50    Executive Vice President, Chief Financial Officer
                                                     and Treasurer
Christopher M.G. DeWinter..................  32    Vice President -- Corporate Development
Robert Nederlander.........................  64    Director
Herbert B. Hirsch..........................  61    Director
Don A. Mayerson............................  70    Director
Spencer I. Browne..........................  47    Director
Jeremy Wiesen..............................  55    Director

     Jerome J. Cohen has been Chairman of the Board of the Company since April 1995 and served as Chief Executive Officer of the Company from June 1992 until September 2, 1997. Mr. Cohen has been the President and a Director of Mego Financial since January 1988. From April 1992 until June 1997, Mr. Cohen was a Director of Atlantic Gulf Communities Inc., formerly known as General Development Corporation, a publicly held company engaged in land development, land sales and utility operations in Florida and Tennessee. Mr. Cohen does not currently serve on a full time basis in his capacities with the Company.

     Jeffrey S. Moore has been the President of the Company since April 1995 and Chief Executive Officer since September 2, 1997. From December 1993 to September 1997, Mr. Moore served as the Company's Chief Operating Officer. In addition, Mr. Moore was instrumental in the organization of the Company and has served as a director of the Company since its formation in June 1992. Prior to being elected President, Mr. Moore served as an Executive Vice President of the Company from June 1992 to March 1995. Mr. Moore was the founder and from August 1984 until March 1992, served as President, Chief Executive Officer and a director of Empire Funding Corp., a privately-held, nationwide consumer finance company specializing in originating, purchasing, selling and servicing FHA Title I and other home improvement mortgage loans. Mr. Moore serves as a director of the Title One Home Improvement Lenders Association and is a member of its Legislative and Regulatory Affairs Committee.

     James L. Belter has been Executive Vice President of the Company since April 1995 and Chief Financial Officer and Treasurer since September 1996. Prior to being elected Executive Vice President, Mr. Belter served as Senior Vice President of the Company from October 1993 to March 1995. Prior to joining the Company, from May 1989 to September 1993, Mr. Belter served as the President, Chief Operating Officer and a director of Del-Val Capital Corporation, a commercial finance company. From April 1985 to April 1989, Mr. Belter served as Executive Vice President of Security Capital Credit Corporation, a commercial finance company, where he was responsible for the formation of that company's installment receivable lending division. From November 1976 to April 1985, Mr. Belter served as a corporate Vice President of Barclays Business Credit, Inc. where he managed a unit specializing in financing portfolios of consumer contracts including residential second mortgages, home improvement contracts, timeshare and land sales.

     Christopher M.G. DeWinter has been Vice President -- Corporate Development of the Company since July 1997. Prior to joining the Company, from February 1996 to June 1997 Mr. DeWinter served as a Vice President in the Financial Institutions Group of Oppenheimer & Co., Inc., where be was involved with mergers and acquisitions and debt and equity offerings. Prior to joining Oppenheimer & Co., Inc., from July 1994 to January 1996, Mr. DeWinter was with the real estate group of First Empire State Corp.

     Robert Nederlander has been a Director of the Company since September 1996. Mr. Nederlander has been the Chairman of the Board and Chief Executive Officer of Mego Financial since January 1988. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was Riddell Sports Inc.'s Chief Executive Officer from April 1988 through March 1993. From February 1992 until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. Since November 1981, Mr. Nederlander has been President and a Director of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Since October 1985, Mr. Nederlander has been President of the Nederlander Television and Film Productions, Inc.; Vice Chairman of the Board from February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego Financial; and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and from 1993 to 1996 as Vice Chairman. Mr. Nederlander remains a director of Allis-Chalmers Corp. In 1995, Mr. Nederlander became a director of Hospitality Franchise Systems, Incorporated. In October 1996, Mr. Nederlander became a director of News Communications, Inc., a publisher of community oriented free circulation newspapers. Mr. Nederlander was a senior partner in the law firm of Nederlander, Dodge and Rollins in Detroit, Michigan, from 1960 to 1989.

     Herbert B. Hirsch has been a Director of the Company since the Company's formation in June 1992. Mr. Hirsch has been the Senior Vice President, Chief Financial Officer, Treasurer and a Director of Mego Financial since January 1988. Mr. Hirsch served as Vice President and Treasurer of the Company from June 1992 to September 1996.

     Don A. Mayerson has been a Director of the Company since the Company's formation in June 1992. Mr. Mayerson has been the Secretary of Mego Financial since January 1988 and the Executive Vice President and General Counsel of Mego Financial since April 1988. Mr. Mayerson served as Vice President, General Counsel and Secretary of the Company from June 1992 to September 1996.

     Spencer I. Browne has been a Director of the Company since consummation of the IPO in November 1996. For more than five years prior to September 1996, Mr. Browne held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as President, Chief Executive Officer and a director of Asset Investors Corporation ("AIC"), a New York Stock Exchange ("NYSE") traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc., a NYSE traded company and the parent company of a major home builder in Colorado.

     Jeremy Wiesen has been a Director of the Company since consummation of the IPO in November 1996. Mr. Wiesen has been an Associate Professor of Business Law and Accounting at the Leonard N. Stern School of Business at New York University since 1972.

     The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors other than the Chairman who receives an annual fee of $30,000. Members of the Board of Directors of the Company who are not employees of the Company receive an annual retainer fee of $30,000 plus $1,500 for chairing a committee or $1,000 for serving as a member of a committee. In addition, each Board member receives $1,000 for each Board meeting (but only $500 for a Committee meeting held on the same day as a Board meeting). Directors are also reimbursed for their expenses incurred in attending meetings of the Board of Directors and its committees.

     In August 1997, the Company entered into Consulting Agreements (the "Consulting Agreements") with Don A. Mayerson and Herbert B. Hirsch, directors of the Company (the "Consultants"), which expire

August 31, 1999. Pursuant to such Consulting Agreements, Messrs. Mayerson and Hirsch shall receive an annual consulting fee of $250,000 and $150,000, respectively. Each of the Consulting Agreements further provides that the Company will indemnify and hold the Consultants harmless, to the extent permitted by law, from any and all costs, expenses or damages incurred by them as a result of any claim, suit, action or judgment arising out of their activities as a consultant to the Company. In the event of a change in control (as defined in the agreements) of the Company during the term of the Consulting Agreements, the Company may, in its sole discretion, pay each of the Consultants a lump sum equal to the annual consulting fees such Consultant would have received through August 31, 1999. The Consulting Agreements are not contingent upon such persons remaining as directors of the Company.

     Each of the Company's directors and Messrs. Belter and DeWinter have orally agreed with the Company to enter into agreements as of August 20, 1997 regarding each such person's continued service with the Company and retention by the Company as a consultant thereafter. Each of these agreements has a term commencing on the termination of such person's existing consulting or employment agreement or directorship, as the case may be, and terminating on August 31, 2004, unless earlier terminated as a result of death or disability. For the period of each such person's service as a consultant under these agreements, such person shall not receive any compensation but shall be deemed to have continued in the service of the Company for purposes of determining vested rights under, and the continued exercisability of, any SARs and options granted by the Company before the execution of such agreements, and in any SARs or options granted in the future unless otherwise expressly provided in the grants of such SARs or options.

     The Company has an Audit Committee, Executive Committee, Stock Option Committee, Compensation Committee and Nominating Committee. The following is a brief description of the Company's committees and identification of the members thereof.

          Audit Committee. The members of the Audit Committee are Robert Nederlander, Jeremy Wiesen and Spencer I. Browne. The Audit Committee's functions include recommending to the Board the engagement of the Company's independent certified public accountants, reviewing with the accountants the plan and results of their audit of the Company's financial statements and determining the independence of the accountants.

          Executive Committee. The members of the Executive Committee are Jerome J. Cohen, Jeffrey S. Moore and Robert Nederlander. The Executive Committee has the authority to exercise all of the powers of the Board to the extent permitted by the Delaware General Corporation Law.

          Stock Option Committee. The members of the Stock Option Committee are Jeremy Wiesen and Spencer I. Browne. The Stock Option Committee has the authority to approve the grant of options under the Company's Stock Option Plan to any employee of the Company who, on the last day of the taxable year of the Company, is (i) the Chief Executive Officer of the Company or who is acting in such capacity, (ii) among the four highest compensated officers of the Company and its affiliates (other than the Chief Executive Officer), or (iii) otherwise considered to be a "Covered Employee" within the meaning of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code").

          Compensation Committee. The members of the Compensation Committee are Robert Nederlander, Jeremy Wiesen and Spencer I. Browne. The Compensation Committee has the authority to approve the compensation of the Company's executive officers, except to the extent that such compensation is subject to Section 162(m) of the Code. The Compensation Committee has a special subcommittee consisting of Jeremy Wiesen and Spencer I. Browne, which subcommittee has the authority to approve executive compensation and agreements that are subject to Section 162(m) of the Code.

          Nominating Committee. The members of the Nominating Committee are Robert Nederlander, Jerome J. Cohen and Don A. Mayerson. The Nominating Committee has the responsibility to recommend the nominees for election as directors of the Company to the Board of Directors.

     Mego Financial and the Company have restated certain of their previously issued financial statements, including certain financial statements upon which their independent auditors had rendered unqualified opinions. As a result of the restatement of Mego Financial's financial statements and certain trading in Mego Financial's common stock, the Commission has commenced a formal investigation to determine, among other things, whether Mego Financial, and/or its officers and directors, violated applicable federal securities laws in connection with the preparation and filing of Mego Financial's previously issued financial statements or such trading. Certain of such officers and directors are also officers and/or directors of the Company. Messrs. Moore, Belter, DeWinter, Browne and Wiesen have never been officers or directors of Mego Financial. Possible penalties for violation of federal securities laws include civil remedies, such as fines and injunctions, as well as criminal sanctions. There can be no assurance that Mego Financial and/or its officers and directors (including those that are also Company officers and directors) will not be found to have violated the federal securities laws or that the Company will not be affected by the investigation or any sanction.

KEY EMPLOYEES

     Robert Bellacosa.  Mr. Bellacosa, age 56, has served as Vice
President -- Financial Management since October 1993 and Secretary since September 1996. From May 1989 to October 1993, Mr. Bellacosa served as Senior Vice President of Loan Administration and Financial Management for Del-Val Capital Corp. From May 1985 to May 1989, he served as Vice President of Security Capital Credit Corp. where he was responsible for loan administration of commercial real estate and term receivable lending functions. From 1974 to 1985, he served as Vice President for Aetna Business Credit, Inc. which was purchased by Barclays American Business Credit, Inc. and was responsible for the management of loan administration for special term receivables.

     Jack Elrod. Mr. Elrod, age 40, has served as Vice President -- Loan Administration since May 1995. From March 1994 to May 1995, Mr. Elrod served as a Senior Underwriter for ITT Financial Corporation. From March 1993 to March 1994, he served as Branch Manager for Commercial Credit Corporation and from January 1977 to February 1993, be served as Assistant Vice President and District Manager of Household Finance Corporation.

     Samuel Schultz.  Mr. Schultz, age 47, has served as Vice
President -- Credit Quality since June 1996 and as Vice President of the Company's Dealer Division Operations from December 1993 until June 1996. Mr. Schultz was a consultant to the Company from June 1993 until December 1993. From September 1990 to June 1993, he served as Vice President of Underwriting for Empire Funding Corp., a nationwide consumer finance company specializing in the purchase of FHA Title I and other home improvement mortgage loans. From February 1988 to September 1990, he served as a Senior Manager for Avco Financial Services. From October 1985 to February 1988, he served as a Department Manager for Associates Financial Services Inc. Prior to 1985, and since 1971, Mr. Schultz's experience includes collections and originations of consumer finance loans for Postal Finance, Turner Mortgage and other consumer finance companies.

     John Kostelich.  Mr. Kostelich, age 34, has served as Vice
President -- Project Management since June 1996 and is responsible for developing and implementing the Company's policies and procedures for new and diversified loan products. In addition, he is responsible for the Correspondent and Wholesale Operations and Sales Divisions. From June 1995 to June 1996, Mr. Kostelich served as Director of Compliance for the Company. From 1985 to 1995, he served in various positions for ITT Consumer Financial Corporation, including Manager of Quality Control and Correspondent Support Operations, Senior Compliance Officer, Assistant Vice President and Regional Manager and Branch Manager.

     Debra C. Turner.  Ms. Turner, age 37, has served as Vice
President -- Administration since October 1996 and is responsible for the management of quality assurance and policy development and acts as liaison to the President's office. From April 1996 to September 1996, Ms. Turner served as the Southeast Division Operations Manager for Ameriquest Mortgage Corporation where she was responsible for assisting in the establishment and management of branch offices, training all sales and technical staff and acting as liaison between branch and corporate offices. From October 1994 to April 1996, Ms. Turner served as Chase Manhattan Mortgage Corporation's Retail Manager for the State of Georgia where she was responsible for, among other things, establishing and managing branches throughout the State of Georgia. From June 1991 to October 1994, she served as a Vice President for Unity Mortgage Corporation where she was responsible for establishing retail branches throughout the Southeast region and training all sales and technical staff. From September 1990 to June 1991, Ms. Turner served as an Operations Manager for Sears Mortgage Corporation. From April 1984 to September 1990, Ms. Turner served in various capacities for American Residential Mortgage, a.k.a. ICA Mortgage Corp., including Vice President -- National Production and Southeast Division Operations Supervisor.

     Robert H. Chastain.  Mr. Chastain, age 38, has served as Vice
President -- Corporate Counsel since June 1997. From November 1993 to June 1997, Mr. Chastain was an attorney with the firm of Aiken & Associates, Atlanta, Georgia. Prior to joining Aiken & Associates, from March 1990 to November 1993, Mr. Chastain was an attorney with the firm of Cashin, Morton & Mullins, Atlanta, Georgia. From February 1984 to September 1988, he served as a law clerk and from October 1988 to March 1990 as an attorney with the firm of McCalla, Raymer, Padrick, Cobb & Nichols, Atlanta, Georgia. Mr. Chastain's legal experience has focused on, among other areas, loan workouts and foreclosures, asset securitizations and REMIC trusts, FHA, FNMA and FHLMC loan servicing, and general corporate and structured business arrangements. Mr. Chastain has been licensed to practice law in the State of Georgia since 1988 and is a member of the Georgia Bar Association.

     Bobbie Jeannotte.  Ms. Jeannotte, age 47, has served as Vice
President -- Human Resources since May 1997. From June 1996 to May 1997, Ms. Jeannotte served as Vice President -- Human Resources for SunStar Acceptance Corporation, a division of NationsBank, where she was responsible for establishing a Human Resources department and overall management of the various human resources functions. From December 1994 to June 1996, Ms. Jeannotte served as Senior Vice President -- Human Resources for Fleet Finance, Inc. where she was responsible for human resources, training and development and administration services, supervising a staff of 15-20 employees. From June 1984 to June 1994, Ms. Jeannotte served as the Assistant Vice President Human Resources for Continental Insurance where she was responsible for human resources and training and development areas along with providing advice and counsel with respect to various human resource issues.

     Anthony W. Loper.  Mr. Loper, age 34, has served as Vice
President -- Retail Operations since July 1997. From October 1996 to June 1997, Mr. Loper served as Vice President -- Mid-Atlantic Territory of Transamerica Financial Services. From October 1995 to October 1996, he served as Vice President -- U.K. Operations of Transamerica Trust. From September 1988 to September 1995, Mr. Loper served in various managerial capacities with Transamerica Financial Services, including District Manager and Executive Branch Manager.

     Forrest Parkhurst Young, Jr. Mr. Young, age 32, has served as Vice President -- Retail Business Development since August 1997. From October 1996 to May 1997, Mr. Young served as Vice President Branch Systems of Transamerica Mortgage Company. From August 1989 to October 1996, he served in various managerial capacities with Transamerica Financial Services, including Business Development Manager.

     Norman D. Perry.  Mr. Perry, age 53, joined the Company as Vice
President -- Alternative Lending in November 1997. From August 1997 until joining the Company, Mr. Perry served as a consultant to the Company's alternative lending division. From September 1996 until August 1997, Mr. Perry served as Executive Vice President and director of National Capital Holdings, Inc. where he was responsible for developing and implementing lending programs and packages and marketing programs, among other things. From July 1993 to September 1996, Mr. Perry founded and served as general sales manager of Industry Mortgage Company, L.P. where he was responsible for the development of correspondent lending, sales and marketing. From March 1990 to June 1993, Mr. Perry served as Regional Vice President of Express Financial Services, Inc. where he was responsible for the development of a title, appraisal and property report, as well as the development of marketing strategies related to such company's products and services.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the two other executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                             AWARDS
                                             ANNUAL COMPENSATION                   ---------------------------
                             ---------------------------------------------------    NUMBER OF
                                                                  OTHER ANNUAL     OPTIONS/SARS    ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR    SALARY     BONUS     COMPENSATION(1)    GRANTED(2)    COMPENSATION
---------------------------  -----------   --------   --------   ---------------   ------------   ------------
Jerome J. Cohen(3).........     1995       $ 64,388   $     --       $    --              --          $ --
  Chairman of the Board....     1996         65,748         --            --              --            --
                                1997        150,000         --        13,877         100,000            --
Jeffrey S. Moore...........     1995       $200,003   $     --       $13,963              --          $ --
  President and Chief           1996        200,003     86,084        13,625              --            --
  Executive Officer             1997        200,002    203,149        30,191         500,000            --
James L. Belter............     1995       $150,003   $ 50,000       $ 1,510              --          $ --
  Executive Vice                1996        159,080     50,000         4,330              --            --
  President, Chief              1997        180,003    100,000        15,896         100,000            --
  Financial Officer and
     Treasurer

---------------

(1) Other annual compensation consists of car allowances, contributions to 401(k) plans and moving expenses.
(2) Except for 100,000 SARs granted to Mr. Moore under the Company's 1997 Plan, which grant is subject to stockholder approval of the 1997 Plan, represents SARs which were initially granted as options to purchase Common Stock under the Company's 1996 Plan and subsequently converted into SARs in connection with the Spin-off. In October 1997, the Board of Directors authorized the purchase by the Company of all outstanding SARs. See "-- Company Stock Option Plans" below.
(3) Mr. Cohen served as the Company's Chief Executive Officer from June 1992 until September 2, 1997. Mr. Cohen's compensation is included in the management fees paid to PEC. See "Certain Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options or stock appreciation rights ("SARs") made during the fiscal year ended August 31, 1997 to the Named Executive Officers.

                                                      INDIVIDUAL GRANTS
                                 ------------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                  NUMBER OF     PERCENT OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                                  SECURITIES      OPTIONS/SARS                                    STOCK PRICE APPRECIATION
                                  UNDERLYING       GRANTED TO                                          FOR OPTION TERM
                                 OPTIONS/SARS     EMPLOYEES IN        EXERCISE     EXPIRATION    ---------------------------
NAME                              GRANTED(#)       FISCAL YEAR      PRICE ($/SH)      DATE          5%($)          10%($)
----                             ------------   -----------------   ------------   ----------    -----------    ------------
Jerome J. Cohen................    100,000             8.9%            $10.00       11/18/06      $  710,000     $ 1,853,000
  Chairman of the Board
Jeffrey S. Moore...............    500,000(1)         44.7                   (2)            (3)    3,834,000(4)   10,007,000(5)
  President and Chief Executive
  Officer
James L. Belter................    100,000             8.9              10.00       11/18/06         710,000       1,853,000
  Executive Vice President,
  Chief Financial Officer and
  Treasurer

---------------

(1) Represents (i) 400,000 SARs granted under the Company's 1996 Plan and (ii) 100,000 SARs granted under the Company's 1997 Plan, which grant is subject to stockholder approval of the 1997 Plan.

(2) Of such SARs, (i) 300,000 have an exercise price of $10.00 per share and
    (ii) 200,000 have an exercise price of $12.00 per share.
(3) Of such SARs, (i) 300,000 expire on November 18, 2006 and (ii) 200,000 expire on August 19, 2007.
(4) The potential realizable value of the 300,000 SARs granted at an exercise price of $10.00 per share would be $2,130,000 and the potential realizable value of the 200,000 SARs granted at $12.00 per share would be $1,704,000 assuming a 5% annual appreciation in value.
(5) The potential realizable value of the 300,000 SARs granted at an exercise price of $10.00 per share would be $5,559,000 and the potential realizable value of the 200,000 SARs granted at an exercise price of $12.00 would be $4,448,000 assuming a 10% annual appreciation in value.

AGGREGATED FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth certain information concerning unexercised stock options/SARs held by the Named Executive Officers as of August 31, 1997. No stock options/SARs were exercised by the Named Executive Officers during the fiscal year ended August 31, 1997. In October 1997, the Board of Directors authorized the purchase by the Company of all outstanding SARs. See "-- Company Stock Option Plans" below.

                                                                                    VALUE OF UNEXERCISED
                                                                                        IN-THE-MONEY
                                                      NUMBER OF UNEXERCISED             OPTIONS/SARS
                                                      OPTIONS/SARS HELD AT                 HELD AT
                                                         AUGUST 31, 1997             AUGUST 31, 1997(1)
                                                   ---------------------------   ---------------------------
                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                   -----------   -------------   -----------   -------------
Jerome J. Cohen..................................       --          100,000         $ --         $175,000
Jeffrey S. Moore.................................       --          500,000           --          525,000(2)
James L. Belter..................................       --          100,000           --          175,000

---------------

(1) The closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on August 29, 1997 was $11.75. Value is calculated by multiplying (a) the difference between $11.75 and each SAR exercise price by
    (b) the number of shares of Common Stock underlying the SAR.
(2) Does not include 200,000 SARs granted at an exercise price of $12.00 per share since such price was above the closing sale price of the Common Stock on August 29, 1997.

EMPLOYMENT AGREEMENTS

     In August 1997, the Company entered into an employment/consulting agreement with Jerome J. Cohen, the Company's Chairman of the Board of Directors, which expires in December 2002. During the term of the employment/consulting agreement, Mr. Cohen shall receive an annual Chairman's fee of at least $30,000. During the term of such agreement, Mr. Cohen shall also receive (i) an annual consulting fee in the amount of $120,000 and (ii) an annual incentive bonus equal to one and one-quarter percent (1.25%) of the Company's pre-Federal tax (and after state and local tax) income for the prior calendar year; provided that the incentive bonus payable in March 1998 shall be based solely on the Company's pre-tax income for the period commencing September 1, 1997 and ending December 31, 1997. The incentive bonus and any incentive bonus payments under the employment/consulting agreement are subject to stockholder approval at such time or times as required under Section 162(m) of the Code. The employment/consulting agreement further provides that the Company will indemnify and hold Mr. Cohen harmless, to the extent permitted by law, to and from any and all costs, expenses or damages incurred by him as a result of any claim, suit, action or judgment arising out of his activities as a consultant to the Company. In the event of a change in control of the Company during the term of the employment/consulting agreement, the Company may, in its sole discretion, pay Mr. Cohen a lump sum equal to sum of (i) the annual consulting fees that would have been received during the remaining term of such agreement and (ii) the incentive bonuses that would have been received during the remaining term of such agreement, increased by an assumed compounded growth in such income of 20% per annum and appropriately discounted to present value.

     The Company has entered into an employment agreement with Jeffrey S. Moore effective as of the consummation of the Spin-off and terminating on December 31, 2000 (the "Initial Term"). Pursuant to the terms of such agreement, the term of employment shall automatically be extended for additional one (1) year periods unless the Company or Mr. Moore provides written notice to the other of an intent to terminate the agreement at least 60 days prior to the expiration of the calendar year, which termination shall be effective on the second anniversary of the first day of the calendar year following such notification (the "Extended Term," and together with the Initial Term shall be referred to as the "Employment Term"). The agreement provides for an annual base salary of at least $250,000, which base salary shall be increased during each year of the Employment Term commencing on or after January 1, 1999, by the greater of (i) $25,000 or (ii) an adjustment based on an increase in the Consumer Price Index for All Urban Consumer for Atlanta, Georgia. During the Employment Term, commencing in March 1998, Mr. Moore shall also be entitled to receive a bonus equal to one and one-quarter percent (1.25%) of the Company's pre-Federal tax (and after state and local tax) income for the prior calendar year (the "Incentive Bonus"); provided that the Incentive Bonus payable in March 1998 shall be based solely on the Company's pre-federal tax (and after state and local tax) income for the period commencing September 1, 1997 and ending December 31, 1997. The Incentive Bonus and any Incentive Bonus payments under the agreement will be subject to stockholder approval at such time or times as required under Section 162(m) of the Code and treasury regulations promulgated thereunder. Mr. Moore shall also be entitled to receive for each calendar year during the Employment Term, deferred compensation (the "Deferred Compensation") in an amount equal to one percent (1.0%) of the amount of "Gain on sale of loans," including the net gain on the whole loans, and any portion of the net gain from sales of loans securitized transactions included in net unrealized gain on mortgage related securities, resulting from the sales of conventional home improvement loans, debt consolidation loans, Title I Loans and nonconforming mortgage loans (collectively, the "Loans") and the net gain from the sale of loans in any other form of transaction not included in the foregoing; provided that the Deferred Compensation payable beginning March 1, 1998 shall be based solely on the Company's gain on sale of Loans for the period commencing September 1, 1997 and ending December 31, 1997. The accrual of such deferred compensation for each year shall be conditioned on the Company achieving a percentage return on stockholders' equity of at least ten percent (10%) during such year or an average of ten percent (10%) per year over the previous two years. The Deferred Compensation due for any year shall be payable in 24 equal installments commencing on March 1 of the following year. As with the Incentive Bonus, the Deferred Compensation and Deferred Compensation payments will be subject to stockholder approval at such time or times as required under Section 162(m) of the Code and treasury regulations promulgated thereunder. The agreement provides that the Company use its best efforts to obtain stockholder approval of the Incentive Bonus and Deferred Compensation provisions of the agreement at an annual meeting of the Company's stockholders to occur no later than January 31, 1998. Mr. Moore shall also be entitled to participate, to the extent eligible, in all benefit plans and programs as are generally provided from time to time by the Company to its senior executives. Upon termination for "cause," Mr. Moore shall only be entitled to receive his base salary through the effective date of such termination. In the event Mr. Moore's employment is terminated due to a non-extension of the term of the employment agreement, the Company shall pay Mr. Moore $600,000 in twelve equal monthly installments. In the event of a change in control as defined in the employment agreement, the Company (or its successor) shall be required to pay Mr. Moore $1.0 million within thirty (30) days following such change in control. In addition, if (i) within sixty (60) days following a change in control Mr. Moore voluntarily terminates his employment and is no longer employed by the Company (or its successor) under another employment agreement, the Company shall pay Mr. Moore (x) 125% of the prior year's or annualized current year's Incentive Bonus, whichever is higher, if the change in control occurs during the Initial Term of the Agreement, or (y) 125% of the annualized current year's Incentive Bonus, if the change in control occurs after the Initial Term of the Agreement, with either of such payments being payable 50% at termination and the balance in twelve equal monthly installments, or (ii) within one (1) year following a change in control the Company (or its successor) terminates the employment agreement without cause, the Company shall pay Mr. Moore compensation in aggregate amount no less than one year's base salary, and (x) 250% of the annualized current year's Incentive Bonus, if the change in control occurs after the Initial Term of the Agreement, or (y) 125% of the prior year's or annualized current year's Incentive Bonus, whichever is greater, multiplied by the number of full calendar years remaining to the end of the Initial Term of the Agreement plus a fraction the numerator of which is the number of months during any partial year remaining to the end of the Initial Term and the denominator of which is twelve or by 2, whichever is greater, if the change of control occurs during the Initial Term of the Agreement, with either of such payments being payable 50% within 60 days of termination and the balance in twelve equal monthly installments. Mr. Moore will be prohibited from competing with the Company during the Employment Term and for a period of one
(1) year following the termination of his employment.

     The Company has entered into employment agreements with James L. Belter, the Company's Executive Vice President, Chief Financial Officer and Treasurer, and Christopher M.G. DeWinter, the Company's Vice President -- Corporate Development. Mr. Belter's employment agreement has an initial term which commenced on September 1, 1997 and terminates on December 31, 1999 and Mr. DeWinter's employment agreement has an initial term which commenced on July 1, 1997 and terminates on December 31, 1999. Mr. Belter's and Mr. DeWinter's agreements provide for annual base salaries of $200,000 and $130,000, respectively. The agreements also provide that such executives shall be entitled to receive discretionary performance bonuses based on factors determined by the Company. Notwithstanding the foregoing, Mr. Belter is guaranteed to receive a bonus of $100,000 for each of the first two years of his employment agreement and Mr. DeWinter is guaranteed to receive a $75,000 bonus for the first year of his employment agreement. In the event the executives are terminated without "cause," they will be entitled to receive a lump sum payment equal to (i) the value of any unpaid salary through the remainder of the employment term plus
(ii) the guaranteed bonus, to the extent not already paid for the year during which his employment was terminated. Upon termination for "cause," each of Messrs. Belter and DeWinter shall only be entitled to receive his base salary through the effective date of such termination. The executives shall also be entitled to participate, to the extent eligible, in all benefit plans and programs as are generally provided from time to time by the Company to its senior executives.

COMPANY STOCK OPTION PLANS

     Under the Company's 1996 Plan, 10,000 shares of Common Stock remain reserved for issuance upon exercise of stock options. Prior to the Spin-off, such options were accompanied by stock appreciation rights ("SARs") which would become exercisable as determined by the Board, or a Committee thereof, only if Mego Financial did not give approval to the exercise of the option. The 1996 Plan is designed as a means to retain and motivate key employees and directors. The Company's Board of Directors, or a committee thereof, administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Code) may be granted to a director who is not also an employee of the Company or a subsidiary.

     The 1996 Plan provides for the granting of both incentive stock options and nonqualified stock options. Options may be granted under the 1996 Plan on such terms and at such prices as determined by the Company's Board of Directors, or a committee thereof, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the related option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. The 1996 Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the 1996 Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1996 Plan are subject to stockholder approval. Unless terminated sooner, the 1996 Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted ten years after commencement of the 1996 Plan. In connection with the Spin-off, all options outstanding under the 1996 Plan were converted into SARs. As of August 31, 1997, an aggregate of 915,000 SARs were issued and outstanding under the 1996 Plan.

     In August 1997, the Company's Board of Directors adopted, subject to stockholder approval, the Company's 1997 Plan. Under the 1997 Plan, as amended by the Board of Directors in October 1997, 2,000,000 shares of Common Stock are reserved for issuance upon the exercise of stock options and/or SARs granted under such plan. The Company's Board of Directors, or a committee thereof, administers and interprets the 1997 Plan and is authorized to grant options and/or SARs thereunder to any person who has rendered services to the Company, except that no incentive stock options may be granted to any person who is not also an employee of the Company or any subsidiary. As of August 31, 1997, a total of 137,500 SARs had been granted under the 1997 Plan subject to stockholder approval of that plan, of which (i) 100,000 SARs had been granted to Jeffrey S. Moore pursuant to the terms of his employment agreement and (ii) 7,500 SARs were granted to each of the directors, other than Jerome J. Cohen and Jeffrey S. Moore.

     On October 22, 1997, the Board of Directors authorized the purchase by the Company of all of the SARs granted under the 1996 Plan and the 1997 Plan at a purchase price of $1.00 for each SAR granted at an exercise price of $10.00 to $11.00 per share and $0.70 for each SAR granted at an exercise price of $12.00 per share. In addition, in October 1997, options to purchase an aggregate of 1,052,500 shares were granted under the 1997 Plan at an exercise price of $14.75 per share, subject to stockholder approval of the 1997 Plan. Of the total aggregate options granted, Jeffrey S. Moore was granted options to purchase 500,000 shares, Jerome J. Cohen was granted options to purchase 100,000 shares, and James L. Belter was granted options to purchase 100,000 shares; all of which were granted subject to stockholder approval of the 1997 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was formed by the Board of Directors in August 1997. The Compensation Committee is comprised of Robert Nederlander, Spencer I. Browne and Jeremy Wiesen, non-employee directors. The Compensation Committee has a special subcommittee consisting of Jeremy Wiesen and Spencer I. Browne, which subcommittee has the authority to approve executive compensation and agreements that are subject to Section 162(m) of the Code. Jerome J. Cohen, Chairman of the Board and former Chief Executive Officer, participated in deliberations concerning compensation of executive officers during fiscal 1997. Mr. Cohen's compensation was determined by the Board of Directors of Mego Financial.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus, information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                   AMOUNT OF         PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP   OWNERSHIP
---------------------------------------                       --------------------   ----------
Robert Nederlander(2).......................................         974,541             7.9%
Eugene I. Schuster and Growth Realty, Inc. ("GRI")(3).......         920,409             7.5%
Jerome J. Cohen(4)..........................................         504,534             4.1%
Jeffrey S. Moore(5).........................................          15,242               *
James L. Belter.............................................           6,408               *
Herbert B. Hirsch(6)........................................         803,994             6.5%
Don A. Mayerson(7)..........................................         396,392             3.2%
Spencer I. Browne(8)........................................           5,000               *
Jeremy Wiesen(9)............................................              --              --
FBR Ashton, Limited Partnership and affiliates(10)..........         922,869             7.5%
All executive officers and directors of the Company as a
  group (9 persons)(11).....................................       2,706,111            22.0%

---------------

   * Less than 1%.
 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.
 (2) 810 Seventh Avenue, 21st Floor, New York, New York 10019. Does not include 47,600 shares of Common Stock owned by the Robert E. Nederlander Foundation, an entity organized and operated exclusively for charitable purposes (the "Foundation"), of which Mr. Nederlander is President. Mr. Nederlander disclaims beneficial ownership of the shares owned by the Foundation.
 (3) 321 Fisher Building, Detroit, Michigan 48202. These shares are held of record by GRI, a wholly-owned subsidiary of Venture Funding, Ltd. of which Mr. Schuster is a principal shareholder, Director and Chief Executive Officer.
 (4) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Excludes 52,507 shares of Common Stock owned by Mr. Cohen's spouse and 238,000 shares of Common Stock owned by a trust for the benefit of his children over which Mr. Cohen does not have any investment or voting power, as to which he disclaims beneficial ownership. Also excludes 14,280 shares of Common Stock owned by the Rita and Jerome J. Cohen Foundation, Inc., an entity organized and operated exclusively for charitable purposes (the "Cohen Foundation"), of which Mr. Cohen is President. Mr. Cohen disclaims beneficial ownership of the shares owned by the Cohen Foundation.
 (5) 1000 Parkwood Circle, Suite 500, Atlanta, Georgia 30339.
 (6) 230 East Flamingo Road, Las Vegas, Nevada 89109.
 (7) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161.
 (8) 1660 Holly Street, Denver, Colorado 80220.
 (9) 254 East 68th Street, New York, New York 10021.
(10) 1001 19th Street North, Arlington, VA 22209. Based upon a Schedule 13D dated October 21, 1997 filed jointly with the Commission. Includes 814,187 shares of Common Stock as to which FBR Ashton, Limited Partnership ("Ashton") has sole voting and dispositive power, 80,122 shares as to which FBR Opportunity Fund, Ltd. Class A ("Opportunity Fund") has sole voting and dispositive power, and 28,560 shares as to which Mr. Emanuel J. Friedman has sole voting and dispositive power. Friedman,

     Billings, Ramsey Investment Management, Inc. ("Investment Management") serves as general partner and discretionary investment manager to Ashton; FBR Offshore Management, Inc. ("Offshore Management") serves as discretionary manager to Opportunity Fund. Mr. Friedman serves as portfolio manager for Ashton and Opportunity Fund. Ashton, Opportunity Fund and Mr. Friedman each disclaims beneficial ownership of shares owned by the others. Investment Management, Offshore Management and Mr. Friedman each disclaims beneficial ownership of shares owned by the others. Friedman, Billings, Ramsey & Co., Inc. is an affiliate of each of Ashton, Opportunity Fund, Offshore Management and Investment Management and of Mr. Friedman.
(11) See Notes (2)-(9).

                              CERTAIN TRANSACTIONS

     The Company has entered into the following transactions with its affiliates in the past three years. The Company believes that each of these transactions is on terms at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party.

TAX SHARING AND INDEMNITY AGREEMENT

     For taxable periods up to the date of the Spin-off, the results of operations of the Company are includable in the tax returns filed by Mego Financial's affiliated group for federal income tax purposes. Under a tax allocation and indemnity agreement with Mego Financial currently in effect, the Company records a liability to Mego Financial for federal income taxes calculated on a separate company basis. Under a prior tax sharing arrangement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. In addition, both the agreement and the arrangement provide that the Company and Mego Financial each will indemnify the other under certain circumstances. Following the Spin-off, the Company will remain liable for any amounts payable to Mego Financial pursuant to the tax sharing agreements in effect prior to the date of the Spin-off. From and after the date of the Spin-off, the Company no longer will file consolidated returns with Mego Financial's affiliated group but will file separate consolidated returns with the Company's subsidiaries.

MANAGEMENT SERVICES AGREEMENT WITH PEC

     The Company and PEC were parties to a management services arrangement (the "Management Arrangement") pursuant to which certain executive, accounting, legal, management information, data processing, human resources, advertising and promotional personnel of PEC provided services to the Company on an as needed basis. The Management Arrangement provided for the payment by the Company of a management fee to PEC in an amount equal to the direct and indirect expenses of PEC related to the services rendered by its employees to the Company, including an allocable portion of the salaries and expenses of such employees based upon the percentage of time such employees spend performing services for the Company. For the years ended August 31, 1995 and 1996, approximately $690,000 and $671,000, respectively, of the salaries and expenses of certain employees of PEC were attributable to and paid by the Company in connection with services rendered by such employees to the Company. In addition, during the years ended August 31, 1995 and 1996, the Company paid PEC for developing certain computer programming, incurring costs of $36,000 and $56,000, respectively.

     The Company entered into a formal management services agreement with PEC (the "Management Agreement"), effective as of September 1, 1996, pursuant to which PEC has agreed to provide the following services to the Company for an aggregate annual fee of approximately $967,000 payable monthly: strategic planning, management and tax; accounting and finance; legal; management information systems; insurance management; human resources; and purchasing. Either party has the right to terminate all or any of these services upon 90 days' notice with a corresponding reduction in fees. Such agreement currently remains in effect. The Company anticipates that adjustments will be made under the Management Agreement to reduce the fee payable by the Company for the portion allocated to Jerome J. Cohen's compensation upon stockholder approval of Mr. Cohen's employment/consulting agreement.

SERVICING AGREEMENT WITH PEC

     Prior to September 1, 1996, the Company had an arrangement with PEC pursuant to which it paid servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1995 and 1996, the Company paid servicing fees to PEC of approximately $232,000 and $709,000, respectively. The Company entered into a servicing agreement with PEC (the "Servicing Agreement"), effective as of September 1, 1996, providing for the payment of servicing fees of 50 basis points on the principal balance of loans serviced per year. For the year ended August 31, 1997, the Company paid servicing fees to PEC of $1.9 million under the Servicing Agreement. Such agreement currently remains in effect. For the years ended August 31, 1995, 1996 and 1997, the Company incurred interest expense in the amount of $85,000, $29,000 and $16,000, respectively, related to fees payable to PEC for these services. The interest rates were based on PEC's average cost of funds and equaled 11.8% in 1995, 10.68% in 1996 and 10.48% in

1997. The Servicing Agreement is also terminable upon 90 days notice by either party. Effective September 1, 1997, the servicing fees were reduced to 40 basis points per year and the parties agreed to further reduce the servicing fees to 35 basis points per year on the later to occur of (i) January 1, 1998 or (ii) the first day of the month following the month in which the Company's portfolio serviced by PEC equals or exceeds $1.0 billion.

FUNDING AND GUARANTEES BY MEGO FINANCIAL

     In order to fund the Company's past operations and growth, and in conjunction with filing consolidated returns, the Company incurred intercompany debt to Mego Financial. As of August 31, 1995, 1996 and 1997, the amount of intercompany debt owed to Mego Financial was $8.5 million, $12.0 million and $9.7 million, respectively. Prior to the IPO, Mego Financial had guaranteed the Company's obligations under the Company's credit agreements and an office lease. The guarantees of the Company's credit agreements were released upon consummation of the IPO. The Company did not pay any compensation to Mego Financial for such guarantees.

     In October 1996, the Company entered into an agreement with a financial institution, providing for the purchase by the financial institution of $2.0 billion of loans over a five year period. Pursuant to the agreement, Mego Financial issued to the financial institution four-year warrants to purchase 1.0 million shares of Mego Financial's common stock. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date (the "Warrant Value") plus a $150,000 fee, are being amortized as the commitment for the purchase of loans is utilized. The Company has agreed to pay Mego Financial the Warrant Value as it is amortized as described below. As of August 31, 1997, $817,000 of the Warrant Value and such fee had been amortized.

     On August 29, 1997, the Company and Mego Financial entered into the Payment Agreement with respect to the Company's repayment after the Spin-off of (i) a portion of the debt owed by the Company to Mego Financial as of May 31, 1997 aggregating approximately $3.4 million (the "May Amounts") and (ii) debt owed by the Company to Mego Financial as of August 31, 1997 in addition to the May Amounts (the "Excess Amounts"). The May Amounts consist of a portion of the debt owed by the Company to Mego Financial as of May 31, 1997 in respect of funds advanced by Mego Financial to the Company through such date, the portion of the Warrant Value amortized through such date and amounts owed under the tax allocation and indemnification agreement between Mego Financial and the Company as of such date. The Excess Amounts consist of funds advanced by Mego Financial to the Company during the period commencing June 1, 1997 and ending August 31, 1997 (the "Excess Period"), the portion of the Warrant Value amortized during the Excess Period and amounts accrued under the tax allocation and indemnification agreement during the Excess Period. Pursuant to the Payment Agreement, the Company agreed to repay the May Amounts upon the earlier to occur of (i) the first consummation after the date of the agreement of a public or private debt or equity transaction by the Company of at least $25.0 million in amount or (ii) August 31, 1998. Upon consummation of the Private Placement $3.9 million was paid in accordance with the Payment Agreement. The Company further agreed to repay the Excess Amounts upon the earlier to occur of (i) the second consummation after the date of the agreement of a public or private debt or equity transaction by the Company of at least $25.0 million in amount or (ii) August 31, 1998. The Company intends to use $3.9 million of the net proceeds from the Equity Offering to repay debt owed to Mego Financial in accordance with the Payment Agreement. The amount of the amortization of the Warrant Value for each of the months of September, October, November and December 1997 will be payable January 31, 1998. Commencing in January 1998, the unpaid balance of the Warrant Value will continue to be amortized on a monthly basis and the amount of such amortization will be due and payable within 30 days from the end of each fiscal quarter.

     Under the Payment Agreement, Mego Financial may, but is not obligated to, make advances to PEC on behalf of the Company. Advances, if any, by Mego Financial on behalf of the Company to PEC will be due and payable within 30 days after the close of the month in which such advance was made. Under the Payment Agreement, any amount owed by the Company to Mego Financial that is not paid when due will bear interest from such due date until paid at the rate of 10.0% per annum.

     Although Mego Financial may provide funds to the Company or guarantee the Company's indebtedness or other obligations in the future, it is not anticipated that Mego Financial will do so.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Company has issued an aggregate of $80.0 million principal amount of Notes under the Indenture. The following summary of the principal terms of the Notes does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture governing the Notes and the Notes, copies of which were exhibits to the Registration Statement governing the Notes. Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.

     The Notes are limited in aggregate principal amount to $150.0 million ($80.0 million of which has been issued to date) and mature on December 1, 2001. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company. Interest on the Notes accrues at a rate of 12 1/2% per year and is payable in cash semi-annually on June 1 and December 1 of each year, commencing June 1, 1997 or the next interest payment date following issuance of such Notes.

     Principal of, premium, if any, and interest (including in the case of the Additional Notes, Added Interest, if any) on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially shall be the corporate trust office of the Trustee, at 40 Wall Street, New York, New York 10005), except that, at the option of the Company, payment of interest (including in the case of the Additional Notes, Added Interest, if any) may be made by check mailed to the address of the Holders as such address appears in the Note register; provided that (i) all payments with respect to Global Notes (as defined herein) are required to be made in same day funds in accordance with the policies of the Depositary (as defined below) and (ii) all payments with respect to Notes the Holders or beneficial owners of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by such Persons. See "-- Same-Day Settlement and Payment."

     The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes.

CERTAIN TERMS OF THE EXCHANGE NOTES

     The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company and will mature on December 1, 2001. The aggregate principal amount of the Original Notes and the Exchange Notes will be limited to $80,000,000, except that, subject to compliance with the covenants thereof (including paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness"), the Indenture will permit the issuance of up to $70,000,000 in additional securities (the "Future Notes") which will have the same terms as and will be part of the same series of securities as the Original Notes and the Exchange Notes, will rank in all respect pari passu with the Original Notes and the Exchange Notes and will have the benefit of the same Indenture covenants as the Original Notes and the Exchange Notes. References in this Description of the Notes to the "Notes" include any Future Notes so issued.

     The Exchange Notes will bear interest at an annual rate of 12 1/2% from the date of issuance of the Exchange Notes, payable semi-annually to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 1998. The Company will pay interest on overdue principal at 1% per year in excess of such rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months.

SUBSIDIARY GUARANTEES

     The Notes will be unconditionally guaranteed (a "Subsidiary Guarantee") by all entities that become Subsidiaries of the Company after the Original Note Issue Date other than Special Purpose Subsidiaries

(together, the "Subsidiary Guarantors", and each of them, a "Subsidiary Guarantor"), unless any such Subsidiary is designated an "Unrestricted Subsidiary" in accordance with the terms of the Indenture. There currently are no Subsidiary Guarantors. Each Subsidiary Guarantor's obligations under its Subsidiary Guarantee will be unsecured obligations of such Subsidiary Guarantor, subordinated in right of payment to all Senior Indebtedness of such Subsidiary Guarantor, and will be joint and several with the obligations of each other Subsidiary Guarantor under its respective Subsidiary Guarantee. In addition, the Indenture provides that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary, then such Restricted Subsidiary will be released and relieved of any obligations under its Subsidiary Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture. See "-- Certain Covenants -- Restricted Payments," "-- Certain Definitions -- Unrestricted Subsidiary" and "-- Investments."

     The Indenture includes a covenant by the Company to cause each future Restricted Subsidiary (other than a Special Purpose Subsidiary) to execute a Subsidiary Guarantee. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as to reduce the risk that they would be found to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyances and Preferential Transfers."

SUBORDINATION

     The Indebtedness represented by the Notes and the Subsidiary Guarantees is subordinated in right of payment to all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, including without limitation all obligations of the Company or any Subsidiary Guarantor under any Warehouse Facility, and will be senior in right of payment to all future Indebtedness of the Company and the Subsidiary Guarantors that by its terms is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees as described in the Indenture ("Junior Subordinated Obligations"). As of August 31, 1997, after giving effect to the issuance of the Additional Notes pursuant to the Private Placement and the application of the net proceeds therefrom, the outstanding Senior Indebtedness of the Company, on a consolidated basis, would have been approximately $6.6 million. As of August 31, 1997, the Company had no Subsidiaries other than one Special Purpose Subsidiary. See "Capitalization." Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and the Restricted Subsidiaries may incur, the amount of such Indebtedness is likely to be substantial, and substantially all such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitations on Indebtedness."

     If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of the Bankruptcy Law or any applicable state fraudulent conveyance law, such Indebtedness nevertheless will constitute Senior Indebtedness for purposes of the Indenture.

     The Company may not pay the principal of, premium, if any, or interest (including in the case of the Additional Notes, Added Interest, if any) on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem, defease or otherwise retire any Notes (collectively, "pay" or a "payment" with respect to the Notes) if (i) any Senior Indebtedness of the Company is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity thereof has been accelerated in accordance with its terms, unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or
(y) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (whether voluntary or involuntary), (i) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment, and (ii) until the Senior Indebtedness of the Company is paid in full, any payment to which the Holders of the Notes would be entitled but for this provision will be made to holders of Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock or Indebtedness of the Company that is subordinated to Senior Indebtedness of the Company to at least the same extent as the Notes.

     No Subsidiary Guarantor may make any payment under its Subsidiary Guarantee with respect to any payment with respect to the Notes if (i) any Senior Indebtedness of any Subsidiary Guarantor is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity thereof has been accelerated in accordance with its terms, unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or
(y) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness of any Subsidiary Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Subsidiary Guarantor may not make any payment with respect to the Notes for a period (a "Subsidiary Guarantor Payment Blockage Period") commencing upon the receipt by the Subsidiary Guarantor and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of such Subsidiary Guarantor specifying an election to effect a Subsidiary Guarantor Payment Blockage Period (a "Subsidiary Guarantor Blockage Notice") and ending 179 days thereafter (or earlier if such Subsidiary Guarantor Payment Blockage Period is terminated (i) by written notice to the Trustee and the Subsidiary Guarantors from the Person or Persons who gave such Subsidiary Guarantor Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness of such Subsidiary Guarantor or (iii) because the default giving rise to such Subsidiary Guarantor Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence and the next paragraph), unless the holders of such Senior Indebtedness of such Subsidiary Guarantor or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness of such Subsidiary Guarantor, such Subsidiary Guarantor may resume payments under its Subsidiary Guarantee after such Subsidiary Guarantor Payment Blockage Period. Not more than one Subsidiary Guarantor Blockage Notice may be given with respect to the Subsidiary Guarantors in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Subsidiary Guarantors during such period.

     Upon any payment or distribution of the assets of any Subsidiary Guarantor to creditors upon a total or partial liquidation or total or partial dissolution of the Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subsidiary Guarantor or its property (whether voluntary or involuntary), (i) the holders of Senior Indebtedness of such Subsidiary Guarantor will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment, and
(ii) until the Senior Indebtedness of such Subsidiary Guarantor is paid in full, any payment to which the Holders of the Notes would be entitled but for this provision will be made to holders of Senior Indebtedness of such Subsidiary Guarantor as their interests may appear, except that Holders may receive shares of stock or Indebtedness that is subordinated to Senior Indebtedness of the Subsidiary Guarantor to at least the same extent as the Subsidiary Guarantees.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary Guarantor shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of such Person, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid or unprovided for or to their Representative, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness or any Representative thereof of the acceleration. If the Trustee provides such notice, the Trustee also will notify the Company of the acceleration.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, holders of the Notes may recover less, ratably, than other creditors of the Company or the Subsidiary Guarantors (including trade creditors), or may recover nothing.

OPTIONAL REDEMPTION

     The Notes will not be redeemable prior to maturity, except that, at any time and from time to time prior to December 1, 1998, the Company may redeem in the aggregate up to 35% of the sum of the respective original principal amounts of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 112 1/2% plus accrued interest (including in the case of the Additional Notes, Added Interest, if any) to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest (including in the case of the Additional Notes, Added Interest, if any) due on the relevant interest payment date); provided, however, that the aggregate principal amount of the Notes that remain outstanding after each such redemption is at least equal to 65% of the sum of the respective original principal amounts of the outstanding Notes.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no mandatory sinking fund for the Notes.

MANDATORY OFFERS TO PURCHASE THE NOTES

     The Indenture requires the Company to purchase all of the outstanding Notes tendered by the Holders upon the occurrence of a Change of Control and to offer to purchase a portion of the outstanding Notes under certain other circumstances. See "Change of Control" and "Certain Covenants -- Limitations on Asset Sales."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of outstanding Notes will have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (including in the case of Additional Notes, Added Interest, if any), if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest (including in the case of Additional Notes, Added Interest, if any) due on the relevant interest payment date).

     A "Change of Control" will be deemed to have occurred:

          (i) upon any merger or consolidation of the Company or Parent with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Parent (in each case on a consolidated basis), in one transaction or a series of related transactions, if, in the case of any such merger or consolidation, the securities of the Company or Parent, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or Parent are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation, provided, however, that the sale by the Company, its Subsidiaries or Parent from time to time of Receivables in the ordinary course of business shall not be treated hereunder as a sale of all or substantially all the assets of the Company or Parent;

          (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any or all of the Excluded Persons, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (A) more than 40% of the then outstanding shares of Voting Stock of the Company or (B) more than 40% (or, if the Excluded Persons, in the aggregate, then hold more than 40% of the outstanding shares of Voting Stock of the Parent, more than 45%) of the then outstanding shares of Voting Stock of the Parent; or

          (iii) when, during any period of 24 consecutive months after the Existing Note Issue Date, individuals who at the beginning of any such 24-month period constituted the Board of Directors of the Company or the board of directors of Parent (together with any new directors whose election by such Board or board or whose nomination for election by the stockholders of the Company or Parent, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company or the board of directors of Parent, as applicable, then in office.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (including in the case of Additional Notes, Added Interest, if any), if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest (including in the case of Additional Notes, Added Interest, if any) on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including, in the case of any merger, consolidation or sale of all or substantially all assets, information with respect to pro forma results of operations, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Effective September 2, 1997, Mego Financial distributed all capital stock of the Company held by it to its shareholders and ceased to be the "Parent" of the Company for purposes of the Indenture. Accordingly, as of such date, the covenants and other provisions in the Indenture relating to the "Parent" of the Company (such as the Change of Control provisions described above which relate to "Parent") ceased to apply to Mego Financial, and will continue to be inapplicable to Mego Financial for so long as Mego Financial owns less than 40% of the Voting Stock of the Company and thus continues not to be a "Parent" as defined in the Indenture. As a result, a merger or change of control involving Mego Financial, for example, will not trigger the Change of Control repurchase obligations described above for so long as Mego Financial continues to own less than 40% of the Voting Stock of the Company. The Spin-off did not constitute a Change of Control under the Indenture.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. However, a sale of Receivables in the ordinary course of business will not constitute a Change of Control, regardless of the magnitude of such sale.

     The Change of Control purchase feature was the result of negotiations between the Company and the underwriters of the Original Notes at the time that the Original Notes were offered. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to Incur additional Indebtedness and Preferred Stock of Subsidiaries are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Certain Covenants -- Limitation on Liens" and "-- Certain Covenants -- Limitation on Preferred Stock of Subsidiaries." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the Notes (with the Holders of Notes voting as one class) then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenant or provision that may afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect such Holders.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased or prepaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. If a Change of Control should occur, the rights of the Holders to receive payment for their Notes would be subject to the prior rights of the holders of any Senior Indebtedness. See "-- Subordination." Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of outstanding Notes. As a result, a Holder may not be able to avail itself of its right to require the Company to repurchase Notes upon a Change of Control.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Exchange Notes will be made in immediately available funds. All payments of principal, premium, if any, and interest (including in the case of the Additional Notes Added Interest, if any) will be made by the Company in immediately available funds. The Exchange Notes will trade in the Same-Day Funds Settlement System of the Depositary until maturity, and secondary market trading activity for the Exchange Notes will therefore settle in immediately available funds.

CERTAIN COVENANTS

     Set forth below are descriptions of certain covenants set forth in the Indenture.

     Limitation on Indebtedness. (a) The Company will not Incur, and the Company will not permit any Restricted Subsidiary to Incur, directly or indirectly (i) any Unsecured Senior Indebtedness unless (A) the Adjusted Consolidated Leverage Ratio, on the date of such Incurrence and after giving effect thereto, does not exceed 1.0 to 1.0, (B) the Consolidated Leverage Ratio, on the date of such Incurrence and after giving effect thereto, does not exceed
2.0 to 1.0, (C) the Stated Maturity of such Indebtedness is at least 91 days after the Stated Maturity of the Notes, and (D) the Average Life of such Indebtedness is longer than the Average Life of the Notes, or (ii) any Indebtedness (other than Unsecured Senior Indebtedness) or any Disqualified Stock unless, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

          (1) Permitted Warehouse Indebtedness and Guarantees by the Company of any Permitted Warehouse Indebtedness of Restricted Subsidiaries, provided that to the extent any such Indebtedness ceases to constitute Permitted Warehouse Indebtedness of the Company or a Restricted Subsidiary, such event shall be deemed to constitute the Incurrence of such Indebtedness (and any such Guarantees, but without duplication) by the Company or such Subsidiary, as the case may be;

          (2) the Notes and the Subsidiary Guarantees;

          (3) Hedging Obligations directly related to: (i) Indebtedness permitted to be Incurred by the Company or the Restricted Subsidiaries pursuant to the Indenture; (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale or that have been sold pursuant to a Warehouse Facility; or (iii) Receivables with respect to which the Company or any Restricted Subsidiary has an outstanding purchase or offer commitment, financing commitment or security interest;

          (4) Indebtedness outstanding on the Original Note Issue Date (other than Permitted Warehouse Indebtedness and Guarantees thereof, which shall be permissible under this paragraph (b) only pursuant to clause (1) above);

          (5) Indebtedness or Disqualified Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness or issuance of such Disqualified Stock by the issuer thereof;

          (6) Indebtedness or Disqualified Stock of a Restricted Subsidiary Incurred on or prior to the date on which such Subsidiary was acquired by the Company, other than Indebtedness or Disqualified Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company; provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) above; and

          (7) while no Default or Event of Default exists, Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or clause (4) or (6) of this paragraph (b).

     (c) Notwithstanding the foregoing, (i) the Company and its Restricted Subsidiaries may not Incur any Indebtedness (other than the Notes and the Subsidiary Guarantees) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness ranks pari passu with or junior or subordinate to the Notes, (ii) the Company and its Restricted Subsidiaries shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Junior Subordinated

Obligations unless such Indebtedness shall be subordinated to the Notes or the Subsidiary Guarantees, as applicable, to at least the same extent as such Junior Subordinated Obligations, and (iii) no Restricted Subsidiary that is not a Subsidiary Guarantor shall incur, directly or indirectly, any Indebtedness, except that any Special Purpose Subsidiary may incur Indebtedness to the extent permitted by the definition of "Special Purpose Subsidiary." Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

     (d) For purposes of determining compliance with the foregoing covenant: (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in good faith, will classify such item of Indebtedness and be required to include the amount and type of such Indebtedness in one of the above clauses; and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to Incur, directly or indirectly, any Preferred Stock except:

          (a) Preferred Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Preferred Stock by the issuer thereof; and

          (b) Preferred Stock of a Restricted Subsidiary Incurred or issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company, other than Preferred Stock Incurred or issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company; provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness."

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned at the Original Note Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Original Note Issue Date (amounting to no such Restricted Payments through August 31, 1997) would exceed the sum of: (A) 33% of the Consolidated Adjusted Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Original Note Issue Date occurred to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Adjusted Net Income shall be a deficit, minus 100% of such deficit) (amounting to ($26.9 million) through August 31, 1997); and (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale after the Original Note Issue Date ($0 through August 31, 1997) of (1) Capital Stock of the Company (other than Disqualified Stock) or (2) debt securities of the Company, but only if, when and to the extent such debt securities have been converted into any such Capital Stock (other than, in each case, an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees).

     (b) While no Default or Event of Default exists, the provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Junior Subordinated Obligations of the Company to the extent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to (A) a Subsidiary of the Company or (B) an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees, except to the extent that the funds used by such plan or trust are attributable to employee contributions); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (iii)(B) of paragraph (a) above; (ii) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that, such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; and (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the covenant described hereunder; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (b) to make any loans or advances to the Company or any Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or any Restricted Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at the Original Note Issue Date and listed on a schedule to the Indenture; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement applicable to such Subsidiary prior to the date on which such Subsidiary was acquired by the Company (other than an agreement entered into in connection with, or in anticipation of, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any other agreement contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clause (i) or
(ii) of the covenant described hereunder, as the case may be; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary otherwise permissible under the Indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) with respect to the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock to the Company, any Permitted Warehouse Indebtedness Limitation; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless: (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of any non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or

Temporary Cash Investments; (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

          (A) first, to the extent the Company or such Restricted Subsidiary elects either (x) to acquire Additional Assets or (y) to prepay, repay, redeem or purchase Senior Indebtedness of the Company or such Restricted Subsidiary, as the case may be (other than in either case Indebtedness owed to the Company or an Affiliate of the Company), in each case within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

          (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), for the Company to make an offer to the holders of outstanding Notes to purchase such Notes pursuant to and subject to the conditions contained in the Indenture; and

          (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to any application not prohibited by the Indenture; and (iii) at the time of such Asset Disposition no Default shall have occurred and be continuing (or would result therefrom). Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments.

     For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness (other than Junior Subordinated Obligations) of the Company or any Restricted Subsidiary, and the release of the Company or such Subsidiary from all liability on such Indebtedness, in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash or Temporary Cash Investments.

     (b) In the event of an Asset Disposition that requires an offer to purchase outstanding Notes, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued but unpaid interest (including in the case of Additional Notes, Added Interest, if any) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be permitted to apply the remaining Net Available Cash in accordance with clause (a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor is less than $1,000,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on Affiliate Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including without limitation the making of any loan, advance, Guarantee or capital contribution to or for the benefit of, the purchase, sale, lease or exchange of any property with, the entering into or amending of employee compensation arrangements with, or the rendering of any service) with or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof: (i) are in the ordinary course of business and consistent with past practice; (ii) are fair to the Company or such Restricted Subsidiary and are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; (iii) if such Affiliate Transaction involves an amount in excess of $500,000, (A) are set forth in writing and (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and
(iv) if such Affiliate Transaction involves an amount in excess of $3,000,000, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     The provisions of the foregoing paragraph shall not apply to (a) transactions exclusively between or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries,
(b) any Restricted Payment permitted to be made under the covenant described under "-- Limitation on Restricted Payments," (c) any employment or related arrangement entered into by the Company or any Restricted Subsidiary in the ordinary course of business on terms customary in the consumer finance business, provided any such arrangement is approved by the disinterested members of the Board of Directors, (d) customary directors fees and indemnities, and (e) payments required by the Tax Sharing Agreement or any renewal thereof on substantially similar terms, provided, however, in the case of each of the foregoing clauses (a) through (d), that such transactions are not otherwise prohibited by the Indenture. The provisions of clause (iv) of the foregoing paragraph shall not apply to transactions between the Company and PEC pursuant to agreements in effect on the Original Note Issue Date and renewals thereof on substantially similar terms.

     As a result of the Spin-off, no further payments by the Company to Mego Financial under the Tax Sharing Agreement are required with respect to taxes accruing for periods after the Spin-off.

     Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America or any State thereof and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company's obligations under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of, premium, if any, and interest (including in the case of the Additional Notes, Added Interest, if any) on the Notes.

     The Indenture provides that no Restricted Subsidiary may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person) another Person, whether or not affiliated with such Restricted Subsidiary, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary, pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Restricted Subsidiary immediately preceding the transaction; and
(iv) the Restricted Subsidiary would be permitted, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) in the covenant described above under the caption "Certain Covenants -- Limitation on Indebtedness"; provided that the foregoing provisions will not restrict the ability of a Subsidiary to consolidate or merge with the Company or a Wholly Owned Restricted Subsidiary.

     The Indenture provides that, in the event of a sale or other disposition of all of the assets of any Subsidiary (other than to or with the Company or a Wholly Owned Restricted Subsidiary), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary (other than to the Company or a Wholly Owned Restricted Subsidiary), then such Restricted Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

     Limitation on Investment Company Status. The Company shall not take, and shall not permit any Restricted Subsidiary to take, any action, or otherwise permit to exist any circumstance, that would require the Company or such Restricted Subsidiary to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any line of business that is not a Related Business.

     Payments for Consent. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders with such annual reports, quarterly reports and such other information, documents and reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as: (i) a default in the payment of interest (including in the case of the Additional Notes, Added Interest, if any) on the Notes when due, continued for 30 days; (ii) a default in the payment of principal of and premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) the failure by the Company or any Subsidiary Guarantor to comply with any of its obligations in the covenants described under "Change of Control," "Subsidiary Guarantees" or under "Certain Covenants -- Merger and Consolidation," or "-- Limitation on Sales of Assets and Subsidiary Stock"; (iv) the failure by the Company or any Subsidiary Guarantor to comply with any of its obligations in the covenants described above under "Certain Covenants -- Limitation on Affiliate Transactions," "-- Limitation on Indebtedness," "-- Limitation on Preferred Stock of Restricted Subsidiaries," "-- Limitation on Liens," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Investment Company Status" or "-- SEC Reports" and 30 days or more shall have expired after a Senior Officer of the Company first becomes aware of such failure; (v) the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice with its other agreements contained in the Indenture;
(vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $2,000,000 (the "cross acceleration provision"); (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary (the "bankruptcy provisions"); (viii) any judgment or decree for the payment of money in excess of $1,000,000 is rendered against the Company or a Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or
(ix) any Subsidiary Guarantee
ceases to be effective (except if permitted by the Indenture), is held to be invalid in a judicial proceeding or its validity is contested by the Company or any Restricted Subsidiary. However, a default under clause (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest (including in the case of the Additional Notes, Added Interest, if any) on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest (including in the case of the Additional Notes, Added Interest, if any) shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of, premium, if any, and any accrued but unpaid interest (including in the case of the Additional Notes, Added Interest, if any) on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including in the case of the Additional Notes, Added Interest, if any) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of outstanding Notes notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest (including in the case of the Additional Notes, Added Interest, if any) on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after a Senior Officer of the Company or any Subsidiary becomes aware of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company or such Subsidiary is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be further amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding, voting as one class (including consents obtained in connection with a tender offer or exchange for the Notes), and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment or waiver may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest (including in the case of the Additional Notes, Added Interest, if any) on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or acceleration of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of, premium, if any, and interest (including in the case of the Additional Notes, Added Interest, if any) on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change to the provisions of the Indenture relating to subordination of the Notes, (viii) release any Subsidiary Guarantee of the Notes (except in connection with any such Subsidiary being designated an Unrestricted Subsidiary or its Capital Stock or assets being disposed of, in each case to the extent permissible under the Indenture), or (ix) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of any Holder, the Company and Trustee may further amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to modify the provisions relating to global Notes, restrictions on transfer and legends set forth in the Indenture with respect to any Future Notes not then outstanding, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company will mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     A Holder will be able to register the transfer of or exchange the Notes only in accordance with the provisions of the Indenture, and the restrictions described under "Transfer Restrictions." The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain registrations of transfers and exchanges.

DEFEASANCE

     The Company and the Subsidiary Guarantors at any time may terminate all their respective obligations under the Notes, the Subsidiary Guarantees and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" and the limitations contained in clauses (iii) and (iv) under "Certain Covenants -- Merger and Consolidation" ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto (other than an Event of Default with respect to the obligations referred to in the first sentence of the immediately preceding paragraph). If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default under the provisions described in the last sentence of the foregoing paragraph.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee unencumbered money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest (including in the case of the Additional Notes, Added Interest, if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     American Stock Transfer & Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM

     Except for any Exchange Notes issued in certificated form without coupons as described below under "-- Certificated Securities" ("Certificated Securities"), all Exchange Notes will be represented by one or more global notes (the "Global Exchange Notes") without coupons. (The Global Exchange Notes, along with any global notes representing Original Notes and Additional Notes, herein collectively are referred to as the "Global Notes.") Each of the Global Exchange Notes will be issued in a denomination equal to the outstanding Exchange Notes represented thereby and will be held by the DTC, as depositary for the Exchange Notes (the "Depositary"), or its nominee. Beneficial interests in the Global Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary (with respect to its Participants' interests) and its participants.

     Notwithstanding anything herein to the contrary, Exchange Notes originally purchased by persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act will be represented upon issuance by a Global Exchange Note which will not be exchangeable for Certificated Notes until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(2) of Regulation S under the Securities Act.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Deposi-tary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's direct Participants ("Direct Participants") include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as brokers, dealers, banks and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     Pursuant to procedures established by the Depositary, upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Exchange Notes. Purchases of participation interests in the Global Exchange Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on the Depositary's records. The ownership interest of the beneficial owner of each Exchange Note is in turn to be recorded on the Direct and Indirect Participants' records and ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained and procedures established by the Depositary (with respect to the interests of the Depositary's Participants) and the Indirect Participants.

     So long as the Depositary or its nominee (the "Global Note Holder") is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by a Global Note. Beneficial owners of Notes evidenced by a Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, beneficial owners of an interest in a Global Note must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant or Indirect Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a Holder under the Indenture. None of the Company, the Trustee, the Registrar or any Paying Agent will have any responsibility or liability for any aspect of the records of the Depositary, any Participant or any Indirect Participant or for maintaining, supervising or reviewing any records of any of them relating to the Notes, and each of the Company, the Trustee, the Registrar or any Paying Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     Payments in respect of the principal of, premium, if any, and interest (including in the case of the Additional Notes, Added Interest) on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of the Company, the Trustee, the Registrar or the Paying Agent has or will have any responsibility or liability for the payment of such amounts (or the timing of such payments) to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Although the Depositary and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, the Registrar or any Paying Agent will have any responsibility for the performance by the Depositary, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning the Depositary and its book-entry system has been obtained from sources that the Company believe to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such exchange, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All Exchange Notes that are or become Certificated Securities will be subject to the legend requirements described under "Transfer Restrictions" below. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a Depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, or (iii) if a Default or Event of Default occurs and any owner of a beneficial interest in a Global Note so requests, then, upon surrender by the Global Note Holder of a Global Note, Notes in the form of Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes. Upon the transfer of Certificated Securities to a person entitled to hold an interest in a Global Note under the Indenture, such Certificated Securities may, unless a Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

CERTAIN DEFINITIONS

     "Additional Assets" means: (i) any operating property or assets (including Receivables, but excluding Indebtedness and Capital Stock of the acquiring Person) used or useful in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) is primarily engaged in a Related Business.

     "Additional Note Issue Date" means the date on which the Additional Notes were originally issued.

     "Adjusted Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Unsecured Senior Indebtedness of the Company and its Restricted Subsidiaries, to (ii) the sum of: (A) Consolidated Adjusted Net Income accrued during the period (treated as one accounting period) from September 1, 1997 to the end of the most recent fiscal quarter prior to such date of determination for which financial statements are available (or, in case such Consolidated Adjusted Net Income shall be a deficit, minus 100% of such deficit); and (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale after September 1, 1997 of (1) Capital Stock of the Company (other than Disqualified Stock) or (2) debt securities of the Company, but only if, when and to the extent such debt securities have been converted into any such Capital Stock (other than, in each case, an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees).

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that a Person shall be deemed to have such power with respect to the Company if such Person is the beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). The terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means (i) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of the definition as a "disposition"), but excluding any merger, consolidation or sale of assets of the Company subject to and permitted by the first paragraph of the covenant described under "Certain Covenants -- Merger and Consolidation," of: (a) any shares of Capital Stock of a Subsidiary (other than director's qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary); (b) all or substantially all the assets of, or of any division or line of business of the Company or any Restricted Subsidiary; (c) any other assets of the Company or any Restricted Subsidiary with a book or fair market value, together with other assets disposed of in the same or related transactions, exceeding $500,000; or (d) any Excess Spread Receivables (other than, in the case of clauses (a), (b), (c) or (d) above, (1) a disposition of Receivables in the ordinary course of business, (2) a disposition by a Restricted Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Restricted Subsidiary or (3) any grant of a Permitted Lien) or (ii) the issuance of Capital Stock by any Restricted Subsidiary to any Person other than the Company or any Wholly Owned Restricted Subsidiary.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Adjusted Net Income" means, for any period, (a) Consolidated Net Income minus (b) gain on sale of loans and net unrealized gain on mortgage related securities, plus (c) provision for credit losses, amortization and depreciation (including amortization of excess servicing rights or any reclassification thereof), in each case for such period and for the Company and its Restricted Subsidiaries.

     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, excluding (A) Permitted Warehouse Indebtedness and Guarantees thereof permitted to be Incurred pursuant to clause (b)(1) of the covenant described under "Certain Covenants -- Limitation on Indebtedness," (B) Hedging Obligations permitted to be Incurred pursuant to clause (b)(3) of the covenant described under "Certain Covenants -- Limitation on Indebtedness" and
(C) Junior Subordinated Obligations of the Company to (ii) the Consolidated Net Worth of the Company.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that cash could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles, in each case determined in accordance with GAAP.

     "Consolidated Net Worth" means the consolidated stockholders' equity of the Company and its Subsidiaries, as determined in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, less (i) all write-ups by the Company or any Restricted Subsidiary (other than write-ups resulting from foreign currency translations, write-ups of tangible assets of a going concern business made within 12 months after acquisition thereof and write-ups of Excess Spread Receivables or mortgage servicing rights in accordance with GAAP), (ii) all Investments in unconsolidated Subsidiaries or Persons that are not Restricted Subsidiaries (except Temporary Cash Investments), (iii) all unamortized debt discount and expense and unamortized deferred charges of the Company and its Restricted Subsidiaries, in each case as of such date and (iv) any amounts attributable to Disqualified Stock. The "Consolidated Net Worth" of a Restricted Subsidiary means the consolidated net worth of such Subsidiary and its Subsidiaries (if any), determined on an equivalent basis. For purposes of this definition, "deferred charges" does not include deferred taxes, costs associated with mortgage servicing rights and loan origination costs, in each case to the extent deferred in accordance with GAAP.

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means, as of any date of determination, any Senior Indebtedness if the unpaid principal amount thereof, or the amount of Senior Indebtedness committed to be extended by the lender or lenders under the related credit facility, equals or exceeds $1,000,000 on such date.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security in to which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holders thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Notes.

     "Eligible Excess Spread Receivables" means Excess Spread Receivables of the Company and its Restricted Subsidiaries, other than (i) any Excess Spread Receivables created as the result of the securitization or sale of other Excess Spread Receivables, and (ii) any Excess Spread Receivables attributable to any whole loan sale of Receivables, unless the Person or Persons holding such Receivables (a) is a GSE or (b) has then outstanding senior unsecured and unsupported long-term debt rated Baa2 or better by Moody's Investors Service, Inc. and BBB or better by Standard & Poor's Ratings Group.

     "Excess Spread" means (i) with respect to a "pool" of Receivables that has been sold to a trust or other Person in a securitization, the excess of (a) the weighted average coupon on each pool of Receivables sold over (b) the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to such assets, in each case calculated in accordance with any applicable GAAP, and (ii) with respect to Receivables that have been sold to a Person in a whole loan sale, the cash flow of the Company and its Restricted Subsidiaries from such Receivables, net of, to the extent applicable, a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to such assets, in each case calculated in accordance with any applicable GAAP.

     "Excess Spread Receivables" of a Person means the contractual or certificated right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP, net of any allowance for losses on loans sold with recourse or other liability allocable thereto, to the extent not otherwise reflected in such amount). Excess Spread Receivables (a) include mortgage backed securities attributable to Receivables sold by the Company or any Subsidiary, and (b) do not include any mortgage servicing rights.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Person" means (i) any Existing Holder, (ii) any corporation or limited liability company controlled by one or more Existing Holders, (iii) any partnership the general partners of which are or are corporations controlled by one or more Existing Holders and (iv) any trust of which any Existing Holder is the trustee and at least 80% of the beneficial interests in which are owned by such Existing Holder and the spouse or lineal descendants of such Existing Holder. For purposes of this definition, "control" means the beneficial ownership of at least 80% of the Voting Stock of a Person.

     "Existing Holders" means Robert Nederlander, Eugene I. Schuster, Jerome J. Cohen, Herbert B. Hirsch and Don A. Mayerson.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.

     "GSE" means Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" means any person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holders" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium, if any, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including any such obligations under repurchase agreements, but excluding trade accounts payable and expense accruals arising in the ordinary course of business not overdue by more than 60 days); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends) or, in the case of a Subsidiary of such Person, any Preferred Stock (but excluding any accrued dividends); (vi) Warehouse Indebtedness; (vii) in connection with each sale of any Excess Spread Receivables, the maximum aggregate claim (if any) that the purchaser thereof could have against such Person if the payments anticipated in connection with such Excess Spread Receivables are not collected;
(viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. Notwithstanding the foregoing, "Indebtedness" shall not include obligations under the Tax Sharing Agreement or any renewal or other modification thereof that complies with the covenant described under "Certain Covenants -- Limitation on Affiliate Transactions." Except in the case of Warehouse Indebtedness (the amount of which shall be determined in accordance with the definition thereof), the amount of unconditional Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above. The amount of any Indebtedness under clause (viii) of this definition shall be equal to the amount of the outstanding obligation for which such Person is responsible or liable, directly or indirectly, including by way of Guarantee. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity formed by or on behalf of a Person and to which Receivables have been sold or otherwise transferred by or on behalf of such Person or its Restricted Subsidiaries shall not be treated as Indebtedness of such Person or its Restricted Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes, provided (1) neither the Company nor any of its Restricted Subsidiaries (other than Special Purpose Subsidiaries) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for credit support in the form of "over-collateralization" of the senior certificates issued in, or subordination of or recourse to all or a portion of Excess Spread Receivables attributable to, such securitization, in each case to the extent reflected in the book value of such Excess Spread Receivables, or (b) is directly or indirectly liable (as a guarantor or otherwise), and (2) no default with respect to such securities (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Interest-only Certificate" means a certificate issued in a securitization of a pool of Receivables which pays a fixed or floating interest rate on a notional principal amount.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, other than Receivables, that are recorded as trade accounts on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness (including Receivables) or other similar instruments issued by, such Person. For purposes of the definitions of "Unrestricted Subsidiary" and "Restricted Payment" and the covenant described under "Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the greater of the fair market value and the book value of the Investments by the Company and its Restricted Subsidiaries in such Subsidiary at the time it is so designated; and
(ii) any property transferred to or from a Person shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Junior Subordinated Obligation" is defined under "Subordination."

     "Legal Holiday" means any Saturday, Sunday or other day on which banks in the States of New York or Georgia are authorized or obligated by law to be closed for business.

     "Lien" means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) and (ii) any claim (whether direct or indirect through subordination or other structural encumbrance) against any Excess Spread Receivables sold or otherwise transferred by such Person to a buyer, unless such Person is not liable for any losses thereon.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payment received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, and (iii) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides a Guarantee or other credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as the primary obligor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes and the Subsidiary Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Original Note Issue Date" means November 22, 1996, the date on which the Original Notes were originally issued.

     "Parent" means Mego Financial and its successors, but only while such company beneficially owned 40% or more of the Voting Stock of the Company.

     "PEC" means Preferred Equities Corporation and its successors.

     "Permitted Investment" means an Investment by the Company or any Restricted
Subsidiary: (i) in a Wholly Owned Restricted Subsidiary or a Person that, upon the making of such Investment, will become a Wholly Owned Restricted Subsidiary; provided, however, that the primary business of such Wholly Owned Restricted Subsidiary is a Related Business; (ii) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly Owned Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) while no Default or Event of Default exists, any Investment in Persons engaged in a Related Business, provided the aggregate amount of all Investments made by the Company and its Restricted Subsidiaries after the Original Note Issue Date that constitute Permitted Investments under this clause (iii) (and, without limitation, not including Permitted Investments under clause (i) above), on any date (the "date of determination"), may not exceed the sum of (a) $6,000,000, plus (b) the excess, if any, of (A) 25% of Consolidated Net Income during the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Original Note Issue Date to the end of the fiscal quarter ended most recently prior to the date of determination for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, zero), over (B) the aggregate amount of Restricted Payments made by the Company and its Restricted Subsidiaries after the Original Note Issue Date (other than a Restricted Payment permitted to be made pursuant to clause (i) or (ii) f paragraph (b) of the covenant described above under "Certain
Covenants -- Limitation on Restricted Payments"), (iv) in the form of Temporary Cash Investments; (v) in the form of receivables (other than Receivables) owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vi) in the form of payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) in the form of loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount not to exceed $250,000 outstanding at any time; (viii) in the form of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock," provided the amount thereof does not exceed 10% of Consolidated Net Worth; (x) in the form of Receivables of the Company or any Restricted Subsidiary; and (xi) in the form of Excess Spread Receivables, subordinated certificates or Interest-only Certificates arising from a securitization or sale of Receivables by the Company or any of its Wholly Owned Restricted Subsidiaries (including any securitization of a "pool" of receivables that, in addition to Receivables, also includes loans, leases or other receivables of Persons other than the Company or any Wholly Owned Restricted Subsidiary).

     "Permitted Liens" means, with respect to the Company and any Restricted
Subsidiary: (i) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, in each case Incurred in the ordinary course of business; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for amounts not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (iii) Liens for property taxes not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings; (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, or leases, subleases or other Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (v) Liens securing Indebtedness of such Person Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, equipment (including vehicles) of such Person (but excluding Capital Stock of another Person); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (vi) Liens on Receivables of the Company or a Restricted Subsidiary, as the case may be, to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain Covenants -- Limitation on Indebtedness"; (vii) Liens on Excess Spread Receivables (or on the Capital Stock of any Person substantially all the assets of which are Excess Spread Receivables); provided, however, that no such Liens may encumber Eligible Excess Spread Receivables of the Company and its Restricted Subsidiaries (including by way of any such Lien on Capital Stock of any such Person) in an amount equal to the sum of (1) the Specified Percentage in effect at the creation of such Lien (the "determination date") of the unpaid principal amount as of the determination date of the Notes and all other unsecured Indebtedness of the Company and its Restricted Subsidiaries other than (x) Junior Subordinated Obligations and (y) liabilities referred to in clause (E) of the last sentence of the definition of Unsecured Senior Indebtedness (collectively, the "Specified Unsecured Indebtedness"; the amount under this subclause (1) being the "Base Set Aside"), plus (2) 25% of the excess, if any, of (x) the total amount of Eligible Excess Spread Receivables shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the determination date, over (y) the Base Set Aside, provided that the sum of the Base Set Aside plus the amount in this clause (2) shall not exceed 200% of Specified Unsecured Indebtedness; (viii) Liens existing on the Original Note Issue Date and listed on a schedule to the Indenture; (ix) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that (A) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary or being designated a Restricted Subsidiary and (B) such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (x) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person; provided, however, that
(A) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and (B) such Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (xi) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or a Wholly Owned Restricted Subsidiary of such Person; (xii) Liens (other than on any Excess Spread Receivables) securing Hedging Obligations of the Company or such Restricted Subsidiary so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations; (xiii) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness of the Company or such Restricted Subsidiary secured by any Lien referred to in the foregoing clauses (v), (viii) and (ix); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property), (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (v), (viii) or (ix), as the case may be, at the time the original Lien became a Permitted Lien and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (C) the Average Life of such Indebtedness is not decreased, and (xiv) any Lien in the form of "over-collateralization" of the senior certificates issued in, or subordination of or recourse to all or a portion of Excess Spread Receivables of the Company or any Subsidiary attributable to a securitization of Receivables, in each case to the extent reflected in the book value of such Excess Spread Receivables, which Lien is in favor of the holders of other interests in the trust relating to such securitization, provided, however, that notwithstanding any of the foregoing clauses, no Lien on Eligible Excess Spread Receivables, other than a Lien permissible under the foregoing clauses (vii) and (xiv), shall be a Permitted Lien. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (v), (ix) or (x) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock." Without limitation, for purposes of clause (vii) of this definition, the Incurrence of any Indebtedness (or an increase in the amount of any Indebtedness) secured by a Lien on Excess Spread Receivables shall be considered the incurrence of a new Lien on such Excess Spread Receivables, irrespective of whether a Lien securing other Indebtedness (or a lesser amount of Indebtedness) already exists on such assets at the time of such Incurrence.

     "Permitted Warehouse Indebtedness" means Warehouse Indebtedness in connection with a Warehouse Facility; provided, however, that (i) the assets being financed are eligible to be recorded as held for sale on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP, (ii) Warehouse Indebtedness constitutes Permitted Warehouse Indebtedness only (a) if, in the case of Warehouse Indebtedness under a Purchase Facility, recourse with respect to the obligations of the Company and its Restricted Subsidiaries under such Warehouse Facility is limited to the Receivables financed thereby or (b) in the case of any other Warehouse Indebtedness, to the extent of the lesser of (A) the amount advanced by the lender with respect to the Receivables financed under the Warehouse Facility, and (B) the principal amount of such Receivables, and (iii) any such Indebtedness has not been outstanding in excess of 360 days.

     "Permitted Warehouse Indebtedness Limitation" means, with respect to any Warehouse Indebtedness of any Restricted Subsidiary, any covenant in the credit documents under which such Warehouse Indebtedness is incurred to maintain the consolidated net worth of such Restricted Subsidiary at a specified dollar amount, provided that such covenant does not require such consolidated net worth to be maintained at a level in excess of 85% of the consolidated net worth of such Restricted Subsidiary shown on the most recently available consolidated balance sheet of such Restricted Subsidiary at the time such credit documents are entered into, amended or renewed. For purposes of this definition, "consolidated net worth" shall be determined in accordance with GAAP.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Note means the principal of the Note payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Purchase Facility" means any Warehouse Facility pursuant to which the Company or a Restricted Subsidiary sells Receivables to a financial institution or other Person and retains a right of first refusal (or a right with similar effect) upon the subsequent resale of such Receivables by such financial institution.

     "Receivables" means loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Existing Note Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that
(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or, if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or, if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced, and (iv) in the case of Refinancing Indebtedness that Refinances any Junior Subordinated Obligations, such Refinancing Indebtedness constitutes a Junior Subordinated Obligation; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary or (y) Indebtedness of the Company or a Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any consumer lending business or any financial service business directly relating to such business.

     "Representative" means, with respect to any Senior Indebtedness, any holder thereof or any agent, trustee or other representative for any such holder.

     "Restricted Payment" with respect to any Person means: (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), and (B) dividends or distributions payable solely to the Company or a Wholly Owned Restricted Subsidiary; (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock); (iii) the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Junior Subordinated Obligations of the Company or any Restricted Subsidiary; or (iv) the making of any Investment (other than a Permitted Investment) in any Person. Notwithstanding the foregoing, solely for purposes of calculating the aggregate amount of "other Restricted Payments since the Original Note Issue Date," as used in clause (iii) of paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," any Investment that constitutes a Permitted Investment under clause
(iii) of the definition of "Permitted Investment" shall be considered a Restricted Payment (but such a Permitted Investment shall not be considered a Restricted Payment for any other purpose).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or a Subsidiary, as applicable, to the extent postpetition interest is allowed in such proceeding) and premium, if any, on (a) any Indebtedness of the Company or any Restricted Subsidiary of the type referred to in clause (i), (ii), (iii), (iv) or (vi) of the definition of "Indebtedness," or (b) all Guarantees by the Company or any Restricted Subsidiary with respect to Indebtedness referred to in the foregoing clause (a), unless, in the case of clause (a) or (b), the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes (in the case of Indebtedness being Incurred by the Company) or the Subsidiary Guarantee of such Restricted Subsidiary (in the case of Indebtedness being Incurred by any Restricted Subsidiary). Notwithstanding the foregoing, Senior Indebtedness shall not include (a) any liability for federal, state, local, foreign or other taxes, (b) any Indebtedness of the Company or any Restricted Subsidiary to any Affiliates (including obligations under the Tax Sharing Agreement, as amended from time to time), (c) any trade accounts payable and expense accruals, (d) any Indebtedness that is Incurred in violation of the Indenture, and (e) Indebtedness owed for compensation or for services rendered.

     "Special Purpose Subsidiary" means a Restricted Subsidiary formed in connection with a securitization of Receivables (i) all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Restricted Subsidiaries, (ii) that has no assets other than Excess Spread Receivables created in such securitization, (iii) that conducts no business other than holding such Excess Spread Receivables, and (iv) that has no Indebtedness (other than (a) short-term Indebtedness to the Company or any Wholly Owned Restricted Subsidiary attributable to the purchase by such Restricted Subsidiary from the Company or such Wholly Owned Restricted Subsidiary of such Receivables, which Indebtedness is paid in full upon closing of such securitization, and (b) Indebtedness permitted to be Incurred pursuant to paragraph (a) of the covenant described under "Certain
Covenants -- Limitation on Indebtedness" that is secured by a Permitted Lien on such Excess Spread Receivables and no other assets of such Restricted Subsidiary).

     "Specified Percentage" means (i) at any time prior to the date that is 6 months after the Original Note Issue Date, 0%, (ii) subject to clause (i), at any time prior to the date that is 12 months after the Original Note Issue Date, 20%, (iii) subject to clauses (i) and (ii), at any time prior to the date that is 18 months after the Original Note Issue Date, 40%, (iv) subject to clauses
(i), (ii) and (iii), at any time prior to the date that is 24 months after the Original Note Issue Date, 90%, and (v) at any other time, 125%.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Wholly Owned Subsidiaries of such Person or (iii) one or more Wholly Owned Subsidiaries of such Person. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Tax Sharing Agreement" means the tax allocation and indemnity agreement, dated as of November 22, 1996, by and between Mego Financial and the Company, without regard to any amendments, supplements or other modifications thereof after the Original Note Issue Date.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof and maturing within 180 days after acquisition thereof; (ii) investments in demand deposit accounts or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of the Company and that is organized under the laws of the United States of America or any state thereof, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 and has outstanding debt which is rated "AA" (or similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating of "P-1" or higher according to Moody's Investors Service, Inc. or "A-1" or higher according to Standard & Poor's Ratings Group; and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless (a) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or (b) any such Subsidiary has outstanding any Indebtedness other than Non-Recourse Debt; provided, however, that such designation would be a permitted Restricted Investment under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom (giving pro forma effect to the Incurrence of the Indebtedness of such Subsidiary). Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. If any Subsidiary at any time shall fail to meet the foregoing requirements for designation as an Unrestricted Subsidiary, it shall thereafter be designated as a Restricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by such Subsidiary as of such date.

     "Unsecured Senior Indebtedness" means principal of and premium, if any, on
(a) any Indebtedness of the Company or any Restricted Subsidiary of the type referred to in clause (i), (iii), (iv) and (vi) of the definition of "Indebtedness" and (b) all Guarantees by the Company or any Restricted Subsidiary with respect to Indebtedness referred to in the foregoing clause (a), unless in the case of clauses (a) and (b), the instrument under which such Indebtedness is Incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes (in the case of Indebtedness being Incurred by the Company) or the Subsidiary Guarantee of such Restricted Subsidiary (in the case of Indebtedness being Incurred by any Restricted Subsidiary), which Indebtedness or Guarantees referred to in the foregoing clauses (a) and (b), respectively, are not secured by a Lien on any assets of the Company or any Restricted Subsidiary; provided however, that Warehouse Indebtedness Incurred in the ordinary course of business shall not be deemed to be unsecured, unless forty-five (45) days after such Warehouse Indebtedness is Incurred, no Lien on the related Receivables has attached, in which case such Indebtedness shall be deemed Unsecured Senior Indebtedness incurred at such time. Notwithstanding the foregoing, Unsecured Senior Indebtedness shall not include

(A) any liability for federal, state, local, foreign or other taxes, (B) any Indebtedness of the Company or any Restricted Subsidiary to any Affiliates (including obligations under the Tax Sharing Agreement, as amended from time to time), (C) any trade accounts payable and expense accruals, (D) Indebtedness owed for compensation or for services rendered and (E) any liabilities on account of warrant obligations under the Payment Agreement, to the extent such liabilities do not constitute Senior Indebtedness.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Receivables by the Company or a Restricted Subsidiary of the Company for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including any Purchase Facilities.

     "Warehouse Indebtedness" means the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility with respect to Receivables until such time such Receivables are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterpart under the Warehouse Facility to a Person who is not an Affiliate of the Company.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Restricted Subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock have been issued to date. The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable law and the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed or incorporated as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

PREFERRED STOCK

     Although the Company has no present plans to issue shares of Preferred Stock, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. The Board of Directors could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely effect the market price of such stock. The issuance of Preferred Stock could also be used as antitakeover measure by the Company without any further action by the stockholders.

PAYMENT OF DIVIDENDS

     The Company has never paid any cash dividends on its capital stock. The Company intends to retain all of its future earnings to finance its operations and does not anticipate paying cash dividends in the foreseeable future. In addition, certain agreements to which the Company is a party, including the Indenture, restrict the Company's ability to pay dividends on the Common Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by am interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Pursuant to Section 162 of the Delaware General Corporation Law, the Board of Directors of the Company can, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Other than pursuant to the Offering, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course pursuant to the Stock Option Plan.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Certificate of Incorporation and Bylaws provide (i) that special meetings of stockholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting and (ii) establish certain advance notice procedures for nomination of candidates for election as directors by stockholders and for stockholder proposals to be considered at annual stockholders' meetings.

     The Certificate of Incorporation permits the Board of Directors to create new directorships and the Company's Bylaws permit the Board of Directors to elect new directors to serve the full term of the class of directors in which the new directorship was created. The Bylaws also provide that the Board of Directors (or its remaining members, even though less than a quorum) is empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the terms of the class of directors in which the vacancy occurred.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of the material United States federal income tax consequences of the Exchange Offer is for general information only. It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to Additional Notes, and Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by persons who are citizens or residents of the United States. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service ("IRS") with respect to the federal income tax consequences of the Exchange Offer.

     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE ADDITIONAL NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH SUCH INVESTOR'S OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO SUCH INVESTOR'S PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO ACCEPT THE EXCHANGE OFFER.

THE EXCHANGE OFFER

     The exchange of Additional Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Additional Notes and, therefore, such exchange will not constitute an exchange for federal income tax purposes. Accordingly, such exchange will have no federal income tax consequences to holders of Additional Notes, either those who exchange or those who do not, and each holder of Additional Notes will continue to be required to include interest on the Additional Notes in its gross income in accordance with its method of accounting for federal income tax purposes and the Company intends, to the extent required, to take such position.

BACKUP WITHHOLDING

     Under the Code, a holder of an Additional Note may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments in respect of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Corporations and certain other entities described in the Code and the Treasury regulations are exempt from such withholding if their exempt status is properly established.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Additional Notes where such Additional Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale. In addition, until             , 1998,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes receive by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, and at Seven World Trade Center, New York, NY 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http:Nasdaq National Market System and, accordingly, such materials and other Nasdaq National Market System and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Exchange Offer. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees described by the Commission, or may be examined without charge at such facilities.

                           MEGO MORTGAGE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Financial Statements:

  Statements of Financial Condition -- August 31, 1996 and
     1997...................................................   F-3

  Statements of Operations -- Years ended August 31, 1995,
     1996 and 1997..........................................   F-4

  Statements of Cash Flows -- Years ended August 31, 1995,
     1996 and 1997..........................................   F-5

  Statements of Stockholders' Equity -- Years ended August
     31, 1995, 1996 and 1997................................   F-6

  Notes to Financial Statements.............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mego Mortgage Corporation
Atlanta, Georgia

     We have audited the accompanying statements of financial condition of Mego Mortgage Corporation (the "Company") as of August 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Mego Mortgage Corporation at August 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Diego, California
October 17, 1997, except for the third and fourth paragraphs of Note 18 as to which the date is
October 22, 1997

                           MEGO MORTGAGE CORPORATION

                       STATEMENTS OF FINANCIAL CONDITION

                                                                    AUGUST 31,
                                                              -----------------------
                                                               1996            1997
                                                              -------        --------
                                                              (THOUSANDS OF DOLLARS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
                                       ASSETS
Cash and cash equivalents...................................  $   443        $  6,104
Cash deposits, restricted...................................    4,474           6,890
Loans held for sale, net of allowance for credit losses of
  $95 and $100..............................................    4,610           9,523
Mortgage related securities, at fair value..................   22,944         106,299
Excess servicing rights.....................................   12,121              --
Mortgage servicing rights...................................    3,827           9,507
Other receivables...........................................       59           7,945
Property and equipment, net of accumulated depreciation of
  $279 and $675.............................................      865           2,153
Organizational costs, net of amortization...................      482             289
Prepaid debt expenses.......................................      216           2,362
Prepaid commitment fee......................................       --           2,333
Other assets................................................      565             795
                                                              -------        --------
          Total assets......................................  $50,606        $154,200
                                                              =======        ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes and contracts payable...............................  $14,197        $ 35,572
  Accounts payable and accrued liabilities..................    4,066           7,759
  Allowance for credit losses on loans sold with recourse...      920           7,014
  Due to Mego Financial Corp. ..............................   11,994           9,653
  Due to affiliated company.................................      819             446
  State income taxes payable................................      909             649
                                                              -------        --------
          Total liabilities.................................   32,905          61,093
                                                              -------        --------
Subordinated debt...........................................       --          40,000
                                                              -------        --------
Stockholders' equity:
  Common stock, $.01 par value per share
     (authorized--50,000,000 shares; issued and
     outstanding -- 10,000,000 and 12,300,000)..............      100             123
  Additional paid-in capital................................    8,550          29,185
  Retained earnings.........................................    9,051          23,799
                                                              -------        --------
          Total stockholders' equity........................   17,701          53,107
                                                              -------        --------
          Total liabilities and stockholders' equity........  $50,606        $154,200
                                                              =======        ========

                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED AUGUST 31,
                                                              -------------------------------
                                                               1995      1996        1997
                                                              -------   -------   -----------
                                                               (THOUSANDS OF DOLLARS, EXCEPT
                                                                    PER SHARE AMOUNTS)
REVENUES:
Gain on sale of loans.......................................  $12,233   $16,539   $    45,123
Net unrealized gain on mortgage related securities..........       --     2,697         3,518
Loan servicing income, net..................................      873     3,348         3,036
Interest income.............................................      941     2,104         9,507
Less: interest expense......................................     (468)   (1,116)       (6,374)
                                                              -------   -------   -----------
  Net interest income.......................................      473       988         3,133
                                                              -------   -------   -----------
          Total revenues....................................   13,579    23,572        54,810
                                                              -------   -------   -----------
COST AND EXPENSES:
Net provision for credit losses.............................      864        55         6,300
Depreciation and amortization...............................      403       394           672
Other interest..............................................      187       167           245
General and administrative:
  Payroll and benefits......................................    3,611     5,031        11,181
  Commissions and selling...................................      552     2,013         2,768
  Credit reports............................................      133       367         1,387
  Rent and lease expenses...................................      249       338         1,091
  Professional services.....................................      177       732           652
  Servicing fees paid to affiliate..........................      232       709         1,874
  Management services by affiliate..........................      690       671           967
  FHA insurance.............................................      231       572           558
  Other.....................................................      331     1,368         3,305
                                                              -------   -------   -----------
          Total costs and expenses..........................    7,660    12,417        31,000
                                                              -------   -------   -----------
Income before income taxes..................................    5,919    11,155        23,810
Income taxes................................................    2,277     4,235         9,062
                                                              -------   -------   -----------
Net income..................................................  $ 3,642   $ 6,920   $    14,748
                                                              =======   =======   ===========
EARNINGS PER COMMON SHARE:
  Primary:
  Net income................................................                      $      1.25
                                                                                  ===========
  Weighted-average number of common shares and common share
     equivalents outstanding................................                       11,802,192
                                                                                  ===========
  Fully diluted:
  Net income................................................                      $      1.25
                                                                                  ===========
  Weighted-average number of common shares and common share
     equivalents outstanding................................                       11,802,192
                                                                                  ===========

                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED AUGUST 31,
                                                              ---------------------------------
                                                                1995        1996        1997
                                                              ---------   ---------   ---------
                                                                   (THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   3,642   $   6,920   $  14,748
                                                              ---------   ---------   ---------
Adjustments to reconcile net income to net cash used in
  operating activities:
  Additions to mortgage servicing rights....................     (1,176)     (3,306)     (7,184)
  Additions to excess servicing rights......................    (14,098)    (20,563)         --
  Net unrealized gain on mortgage related securities........         --      (2,697)     (3,518)
  Additions to mortgage related securities..................         --          --     (64,987)
  Net provisions for estimated credit losses................        864          55       6,300
  Deferred income taxes (benefit)...........................        230         673      (3,267)
  Depreciation and amortization expense.....................        403         394         672
  Amortization of prepaid debt expense......................         50         163         684
  Amortization of prepaid commitment fee....................         --          --         817
  Amortization of excess servicing rights...................        519       2,144          --
  Amortization of mortgage servicing rights.................        100         555       1,504
  Accretion of residual interest on mortgage related
    securities..............................................         --        (243)     (4,796)
  Payments on mortgage related securities...................         --       1,547       1,111
  Amortization of mortgage related securities...............         --          --         956
  Loans originated for sales, net of loan fees..............    (87,751)   (139,367)   (526,917)
  Payments on loans held for sale...........................        131         504         431
  Proceeds from sale of loans...............................     84,952     135,483     514,413
  Changes in operating assets and liabilities:
    Increase in cash deposits, restricted...................     (2,532)     (1,942)     (2,416)
    Decrease (increase) in other assets, net................        325       1,056      (1,813)
    Increase (decrease) in state income taxes payable.......        264         670        (260)
    Increase in other liabilities, net......................      1,959       1,827       3,531
    Additions to due to affiliated company..................      3,581       2,100       3,810
    Payments on due to affiliated company...................     (3,305)     (1,281)     (4,183)
                                                              ---------   ---------   ---------
        Total adjustments...................................    (15,484)    (22,228)    (85,112)
                                                              ---------   ---------   ---------
        Net cash used in operating activities...............    (11,842)    (15,308)    (70,364)
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........................       (274)       (608)     (1,688)
Proceeds from the sale of property and equipment............         --          --           4
                                                              ---------   ---------   ---------
        Net cash used in investing activities...............       (274)       (608)     (1,684)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings on notes and contracts payable.....     77,178     146,448     511,878
Payments on notes and contracts payable.....................    (76,357)   (133,709)   (490,503)
Additions in Due to Mego Financial..........................     10,836       8,368      13,020
Payments on Due to Mego Financial...........................     (2,613)     (5,500)    (15,094)
Issuance of subordinated debt, net..........................         --          --      37,750
Proceeds from sale of common stock..........................         --          --      20,658
Increase in additional paid-in capital......................      3,000          --          --
                                                              ---------   ---------   ---------
        Net cash provided by financing activities...........     12,044      15,607      77,709
                                                              ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        (72)       (309)      5,661
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..............        824         752         443
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS -- END OF YEAR....................  $     752   $     443   $   6,104
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest................................................  $     618   $     964   $   5,212
                                                              =========   =========   =========
    State income taxes......................................  $       3   $      25   $   1,691
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  In connection with the securitization of loans and
    creation of mortgage related securities, the Company
    retained an interest only security and a residual
    interest security.......................................  $      --   $  20,096   $      --
                                                              =========   =========   =========
  Addition to prepaid commitment fee and Due to Mego
    Financial in connection with loan sale commitment
    received................................................  $      --   $      --   $   3,000
                                                              =========   =========   =========

                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED AUGUST 31, 1995, 1996 AND 1997

                                                    COMMON STOCK
                                                   $.01 PAR VALUE      ADDITIONAL   RETAINED
                                                 -------------------    PAID-IN     EARNINGS
                                                   SHARES     AMOUNT    CAPITAL     (DEFICIT)    TOTAL
                                                 ----------   ------   ----------   ---------   -------
                                                      (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
Balance at September 1, 1994...................  10,000,000    $100     $ 5,550      $(1,511)   $ 4,139
Additional paid-in capital.....................          --      --       3,000           --      3,000
Net income for the year ended August 31,
  1995.........................................          --      --          --        3,642      3,642
                                                 ----------    ----     -------      -------    -------
Balance at August 31, 1995.....................  10,000,000     100       8,550        2,131     10,781
Net income for the year ended August 31,
  1996.........................................          --      --          --        6,920      6,920
                                                 ----------    ----     -------      -------    -------
Balance at August 31, 1996.....................  10,000,000     100       8,550        9,051     17,701
Sale of common stock, net of issuance costs....   2,300,000      23      20,635           --     20,658
Net income for the year ended August 31,
  1997.........................................          --      --          --       14,748     14,748
                                                 ----------    ----     -------      -------    -------
Balance at August 31, 1997.....................  12,300,000    $123     $29,185      $23,799    $53,107
                                                 ==========    ====     =======      =======    =======

                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED AUGUST 31, 1995, 1996 AND 1997

1.  NATURE OF OPERATIONS

     Mego Mortgage Corporation (the "Company") was incorporated on June 12, 1992, in the State of Delaware. The Company, through its loan correspondents and home improvement contractors, is primarily engaged in the business of originating, selling, servicing and pooling home improvement and debt consolidation loans, certain of which qualify under the provisions of Title I of the National Housing Act which is administered by the U.S. Department of Housing and Urban Development ("HUD"). Pursuant to the Title I credit insurance program, 90% of the principal balances of the loans are U.S. government insured ("Title I Loans"), with cumulative maximum coverage equal to 10% of all Title I Loans originated by the Company. In May 1996, the Company commenced the origination of conventional home improvement loans, generally secured by residential real estate, and debt consolidation loans ("Conventional Loans") through its network of loan correspondents and dealers. During fiscal 1995, all loans originated were Title I Loans. During fiscal 1996, 91.7% of loans originated were Title I Loans and 8.3% of loans originated were Conventional Loans. The Company's loan originations during the fiscal year ended August 31, 1997 were comprised of 81.4% Conventional Loans and 18.6% Title I Loans.

     The Company was formed as a wholly-owned subsidiary of Mego Financial Corp. ("Mego Financial") and remained so until November 1996, when the Company issued
2.3 million shares of its Common Stock at $.01 par value per share (the "Common Stock"), in an underwritten public offering (the "IPO") at $10.00 per share. As a result of this transaction, Mego Financial's ownership in the Company was reduced from 100% at August 31, 1996 to 81.3%. Concurrently with the Common Stock offering, the Company issued $40.0 million of 12.5% Senior Subordinated Notes due in 2001 in an underwritten public offering. The proceeds from the offerings received by the Company have been used to repay borrowings and provide funds for originations and securitizations of loans. In October 1997, the Company issued an additional $40.0 million of 12.5% Senior Subordinated Notes due 2001 in a private placement (the "Private Placement"). See Note 13 for further discussion.

     On September 2, 1997, Mego Financial distributed all of its 10 million shares of the Company's Common Stock to its shareholders in a tax-free spin-off ("Spin-off").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Deposits, Restricted -- Restricted cash represents cash on deposit which is restricted in accordance with the loan sale agreements and untransmitted funds received from collection of loans which have not as yet been disbursed to the purchasers of such loans in accordance with the loan sale agreements.

     Loans Held for Sale -- Loans held for sale are carried at the lower of aggregate cost or market value in the accompanying Statements of Financial Condition, net of allowance for credit losses. Loan origination fees and direct origination costs are deferred in compliance with Statement of Financial Accounting Standards ("SFAS") No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" ("SFAS 91"), with no amortization recorded in the interim period prior to sale.

     Mortgage Related Securities -- In fiscal 1996, the Company securitized a majority of loans originated into the form of a REMIC. A REMIC is a trust issuing multi-class securities with certain tax advantages to investors and which derives its cash flow from a pool of underlying mortgages. Certain of the senior classes of the REMIC are sold, and an interest only strip and a subordinated residual class are retained by the Company. The subordinated residual class is in the form of residual certificates and are classified as residual interest securities. The documents governing the Company's securitizations require the Company to establish initial over-collateralization or build over-collateralization levels through retention of distributions by the REMIC trust otherwise payable to the Company as the residual interest holder. This over-collateralization causes the

                           MEGO MORTGAGE CORPORATION
aggregate principal amount of the loans in the related pool and/or cash reserves to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related REMIC trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the over-collateralization and cash flows otherwise payable to the residual interest security holder to the extent that funds are available. If payment defaults exceed the amount of over-collateralization, as applicable, the insurance policy maintained by the related REMIC trust will pay any further losses experienced by holders of the senior interests in the related REMIC trust. The Company does not have any recourse obligations for credit losses in the REMIC trust.

     In fiscal 1997, the Company completed two non-monoline securitizations of a total of five securitizations completed during fiscal 1997. The Company also completed two owner's trust securitizations, and a combined REMIC and grantor trust securitization in fiscal 1997.

     The two transactions, completed in June and August 1997, were accomplished on a senior subordinated basis without insurance as a credit enhancement and were generally collateralized by conventional home improvement and debt consolidation mortgage loans with typically high loan-to-value ratios. The other three insured securitization transactions were collateralized by a combination of Title I and Conventional Loans. The two owner's trust securitizations were completed in March and May 1997. These securitizations were comprised of Title I and Conventional Loans. The REMIC/grantor trust securitization, completed in December 1996, placed all secured Title I Loans and those Conventional Loans which qualified with a loan-to-value ratio of 125% or less, into the REMIC pool, and the grantor trust pool was comprised of unsecured Title I Loans and other Conventional Loans which did not qualify for the REMIC pool.

     Pursuant to these securitizations, various classes of home loan asset-backed notes and certificates were issued and sold in public offerings. The Company has received residual interest securities, contractual rights, and in certain of these transactions, also received interest only strip securities, all of which were recorded as mortgage related securities on the Statements of Financial Condition. The residual interest securities and the contractual rights represent the excess differential (after payment of any servicing, interest and other fees, and the contractual obligations payable to the note and certificate holders) between the interest paid by the obligors of the sold loans and the yield on the sold notes, certificates, and interest only strip securities. Also, from the two securitizations completed in fiscal 1996 and the first two securitizations completed in fiscal 1997, the Company has also received interest only strip securities. These interest only strip securities yield annual rates between 0.45% and 1.00% calculated on the principal balance of loans not in default. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements and as servicer, may be required to advance interest in connection with the securitizations.

     The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") on September 1, 1995. There was no cumulative financial statement impact as a result of adopting SFAS 115.

     In accordance with the provisions of SFAS 115, the Company classifies residual interest securities and interest only securities as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess of the weighted-average coupon on each pool of loans securitized over the sum of the pass-through interest rate, servicing fees, a trustee fee, an insurance fee and an estimate of annual future credit losses, net of Federal Housing Administration ("FHA") insurance recoveries, related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, and loss assumptions that the Company believes market participants would use for similar financial instruments and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would require. During fiscal 1995, 1996 and 1997, the Company generally utilized annual

                           MEGO MORTGAGE CORPORATION
prepayment assumptions ranging from 1% to 15%, annual estimated loss factor assumptions of up to 1.75%, and annual weighted-average discount rates of 12% for Title I and Conventional Loans. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date and term. The Company also uses other available information such as externally prepared reports on prepayment rates and industry default rates of the type of loan portfolio under review. To the Company's knowledge, there is no active market for the sale of these mortgage related securities. The range of values attributable to the factors used in determining fair value is broad. Although the Company believes that it has made reasonable estimates of the fair value of the mortgage related securities, the rate of prepayments and default rates utilized are estimates, and actual experience may vary.

     In accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" as later described in this footnote, existing and future excess servicing rights have been measured at fair market value and have been reclassified, as of January 1, 1997, as interest only strip receivables and carried as mortgage related securities and accounted for in accordance with SFAS 115.

     Revenue Recognition-Gain on Sale of Loans -- Gain on sale of loans includes the gain on sale of mortgage related securities and the gain on sale of loans held for sale. In accordance with Emerging Issues Task Force ("EITF") Issue No. 88-11, the gain on sale of mortgage related securities is determined by an allocation of the cost of the securities based on the relative fair value of the securities sold and the securities retained. In sales of loans through securitization transactions, the Company retains residual interest securities and may retain interest only strip securities. The fair value of the interest only strip securities and residual interest securities is the present value of the estimated cash flow to be received after considering the effects of estimated prepayments and credit losses. The interest only strip securities and residual interest securities are included in mortgage related securities on the Company's Statements of Financial Condition.

     In discounting cash flows related to loan sales, the Company defers servicing income at annual rates of 1% to 1.25% and discounts cash flows on its sales at the rate it believes a purchaser would require as a rate of return. The cash flows were discounted to present value using discount rates which approximated 12% for each of the years ended August 31, 1995, 1996 and 1997. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.

     In determining expected cash flows, management considers economic conditions at the date of sale. In subsequent periods, these estimates may be revised as necessary using the original discount rate, and any losses arising from prepayment and loss experience will be recognized as realized.

     Mortgage Servicing Rights -- At August 31, 1995, effective September 1, 1994, the Company adopted the provisions of SFAS No. 122 "Accounting for Mortgage Servicing Rights -- an amendment of SFAS No. 65" ("SFAS 122") which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others however those servicing rights are acquired. The effect of adopting SFAS 122 on the Company's financial statements was to increase income before income taxes by $1.1 million for the year ended August 31, 1995. The fair value of capitalized mortgage servicing rights is estimated by calculating the present value of expected net cash flows from mortgage servicing rights using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a 100, 125 and 100 basis points per annum, respectively, servicing fee reduced by estimated costs of servicing for the years ended August 31, 1995, 1996 and 1997. The estimated net cash flow from servicing utilized a discount rate of 12% for all three years. At August 31, 1995, 1996 and 1997, the book value of mortgage servicing rights approximated fair value. The Company periodically reviews mortgage servicing rights to determine impairment. This review is performed on a disaggregated basis, based upon loan type and date of origination. Impairment is recognized in a valuation allowance for each pool in the period of impairment. The Company has developed its assumptions based on experience with its own portfolio, available

                           MEGO MORTGAGE CORPORATION
market data and ongoing consultation with its investment bankers. Effective January 1, 1997, the Company prospectively adopted SFAS 125 (as defined below) which supersedes SFAS 122.

     Allowance for Credit Losses -- Provision for credit losses relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level considered adequate to provide for anticipated losses resulting from liquidation of outstanding loans. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on loans originated.

     Property and Equipment -- Property and equipment is stated at cost and is depreciated over its estimated useful life (generally five years) using the straight-line method. Costs of maintenance and repairs that do not improve or extend the life of the respective assets are recorded as expense.

     Organizational Costs -- Organizational costs associated with the organization of the operations of the Company, which commenced loan originations on March 1, 1994, are being amortized over a five year period. These organizational costs are comprised of costs to incorporate, legal, accounting and other professional fees associated with the organization of the Company. Such amortization is included in depreciation and amortization expense on the Statements of Operations. Accumulated amortization related to organizational costs was $289,000, $482,000 and $675,000 during the years ended August 31, 1995, 1996 and 1997, respectively.

     Loan Origination Costs and Fees -- Loan origination costs and fees including non-refundable loan origination fees and incremental direct costs associated with loan originations are deferred and amortized over the lives of the loans. Unamortized loan origination costs and fees are recorded as expense or income upon the sale of the related loans.

     Allowance for Credit Losses on Loans Sold with Recourse -- Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of the fair value of its future credit losses to be incurred over the lives of the loans, considering estimated future FHA insurance recoveries on Title I Loans. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations or on whole loan sales with servicing released, as the Company has no recourse obligation for credit losses under those securitization agreements or whole loan sale agreements and estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities. Proceeds from the sale of loans with recourse provisions were $85.0 million, $118.1 million and $415.5 million during the years ended August 31, 1995, 1996 and 1997, respectively.

     Interest Income -- Interest income is recorded as earned. Interest income represents the interest earned on loans held for sale during the period prior to their securitization or other sale, mortgage related securities, and short term investments. In accordance with EITF Issue No. 89-4, the Company computes an effective yield based on the carrying amount of each mortgage related security and its estimated future cash flow. This yield is then used to accrue interest income on the mortgage related security.

     During the period that a Title I Loan is 30 days through 270 days delinquent, the Company accrues interest at the HUD guaranteed rate of 7% in lieu of the contractual rate of the loan. When a Title I Loan becomes over 270 days contractually delinquent, it is placed on non-accrual status and interest is recognized only as cash is received. Interest income on Conventional Loans greater than 90 days delinquent is generally recognized on a cash basis.

     Loan Servicing Income -- Fees for servicing loans originated or acquired by the Company and sold with servicing rights retained are generally based on a stipulated percentage of the outstanding principal balance of such loans and are recognized when earned. Interest received on loans sold, less amounts paid to investors, is reported as loan servicing income. Capitalized mortgage servicing rights are amortized in proportion to and

                           MEGO MORTGAGE CORPORATION
over the period of estimated servicing income. Late charges and other miscellaneous income are recognized when collected. Costs to service loans are recorded to expense as incurred.

     Income Taxes -- The Company has filed consolidated federal income tax returns with its parent, Mego Financial. Income taxes for the Company are provided for on a separate return basis. As part of a tax sharing arrangement, the Company has recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. The Company accounts for taxes under SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires an asset and liability approach. For periods after September 2, 1997 (after the Spin-off), the Company will file separate consolidated federal income tax returns.

     The provision for income taxes includes deferred income taxes, which result from reporting items of income and expense for financial statement purposes in different accounting periods than for income tax purposes. The Company also provides for state income taxes at the rate of 6% of income before income taxes.

     Recently Issued Accounting Standards -- The Financial Accounting Standards Board (the "FASB") has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 was effective for fiscal years beginning after December 15, 1995. There was no material effect upon adoption on results of operations or financial condition at August 31, 1997.

     At August 31, 1995, effective September 1, 1994, the Company adopted SFAS 122, which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. The effect of adopting SFAS 122 on the Company's financial statements was to increase income before income taxes by $1.1 million for the year ended August 31, 1995. The fair value of capitalized mortgage servicing rights was estimated by taking the present value of expected net cash flows from mortgage servicing using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a 100 basis points per year servicing fee, reduced by estimated costs of servicing, and using a discount rate of 12%. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. SFAS 123 is effective for fiscal years beginning after December 15, 1995. However, effective August 20, 1997, the Company converted all outstanding employee stock options to stock appreciation rights ("SARs") which resulted in additional compensation expense of $220,000; therefore, disclosure under SFAS 123 is not applicable. The Company has elected to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and will provide pro forma disclosure for SFAS 123 if applicable. See Note 17.

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125") was issued by the FASB in June 1996 and supersedes SFAS 122, effective

                           MEGO MORTGAGE CORPORATION

January 1, 1997. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS 125 also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by
(a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. The statement requires the Company's excess servicing rights be measured at fair market value and be reclassified as interest only receivables, carried as mortgage related securities, and accounted for in accordance with SFAS 115. As required by the statement, the Company adopted the new requirements effective January 1, 1997, and applied them prospectively. The statement had no material impact on the financial statements of the Company. The book value of the Company's mortgage related securities approximates fair value.

     The following table reflects the components of mortgage related securities as required by SFAS 125 as follows:

                                                                    AUGUST 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------   ----------
                                                              (THOUSANDS OF DOLLARS)
Interest only strip securities..............................    $ 4,602     $  6,398
Residual interest securities................................     18,342       84,597
Interest only receivables (formerly excess servicing
  rights)...................................................         --       15,304
                                                                -------     --------
          Total mortgage related securities.................    $22,944     $106,299
                                                                =======     ========

     All mortgage related securities are classified as trading securities and are recorded at their estimated fair values. Changes in the estimated fair values are recorded in current operations.

     The FASB issued SFAS No. 128, "Earnings per Share" ("SFAS 128") in March 1997, effective for financial statements issued after December 15, 1997. The statement provides simplified standards for the computation and presentation of earnings per share ("EPS"), making EPS comparable to international standards. SFAS 128 requires dual presentation of "Basic" and "Diluted" EPS, by entities with complex capital structures, replacing "Primary" and "Fully Diluted" EPS under APB Opinion No. 15.

     Basic EPS excludes dilution from Common Stock equivalents and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from Common Stock equivalents, similar to fully diluted EPS, but uses only the average stock price during the period as part of the computation.

                           MEGO MORTGAGE CORPORATION

     Data utilized in calculating pro forma earnings per share under the SFAS 128 statement are as follows:

                                                      FOR THE YEARS ENDED AUGUST 31,
                                                  ---------------------------------------
                                                     1995          1996          1997
                                                  -----------   -----------   -----------
BASIC:
     Net income.................................  $ 3,642,000   $ 6,920,000   $14,748,000
                                                  ===========   ===========   ===========
     Weighted-average number of common shares...   10,000,000    10,000,000    11,802,192
                                                  ===========   ===========   ===========
DILUTED:
     Net income.................................  $ 3,642,000   $ 6,920,000   $14,748,000
                                                  ===========   ===========   ===========
     Weighted-average number of common shares
       and common share equivalents
       outstanding..............................   10,000,000    10,000,000    11,802,192
                                                  ===========   ===========   ===========

     The following tables reconcile the net income applicable to common stockholders, basic and diluted shares, and EPS for the following periods:

                            YEAR ENDED AUGUST 31, 1995            YEAR ENDED AUGUST 31, 1996
                        -----------------------------------   -----------------------------------
                                                  PER-SHARE                             PER-SHARE
                          INCOME       SHARES      AMOUNT       INCOME       SHARES      AMOUNT
                        ----------   ----------   ---------   ----------   ----------   ---------
Net income............  $3,642,000                            $6,920,000
                        ----------                            ----------
BASIC EPS
Income applicable to
  common
  stockholders........   3,642,000   10,000,000     $0.36      6,920,000   10,000,000     $0.69
                                     ----------     =====                  ----------     =====
Effect of dilutive
  securities:
  Warrants............          --           --                       --           --
  Stock options.......          --           --                       --           --
                        ----------   ----------               ----------   ----------
DILUTED EPS
Income applicable to
  common stockholders
  and assumed
  conversions.........  $3,642,000   10,000,000     $0.36     $6,920,000   10,000,000     $0.69
                        ==========   ==========     =====     ==========   ==========     =====

                           MEGO MORTGAGE CORPORATION

                                                           YEAR ENDED AUGUST 31, 1997
                                                      ------------------------------------
                                                                                 PER-SHARE
                                                        INCOME        SHARES      AMOUNT
                                                      -----------   ----------   ---------
Net income..........................................  $14,748,000
                                                      -----------
BASIC EPS
Income applicable to common stockholders............   14,748,000   11,802,192     $1.25
                                                                    ----------     =====
Effect of dilutive securities:
  Warrants..........................................           --           --
  Stock options.....................................           --           --
                                                      -----------   ----------
DILUTED EPS
Income applicable to common stockholders and assumed
  conversions.......................................  $14,748,000   11,802,192     $1.25
                                                      ===========   ==========     =====

     Stock Split -- The accompanying financial statements retroactively reflect a 1,600 for 1 stock split, an increase in authorized shares of Common Stock to 50 million and the establishment of a $.01 par value per share effective October 28, 1996.

     Reclassification -- Certain reclassifications have been made to conform prior years with the current year presentation.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of estimated fair value information for financial instruments, whether or not recognized in the Statements of Financial Condition. Fair values are based upon estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                           MEGO MORTGAGE CORPORATION

     Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments at August 31, 1996 and 1997 are set forth below :

                                                        AUGUST 31, 1996             AUGUST 31, 1997
                                                   -------------------------   -------------------------
                                                   CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                                                    VALUE         VALUE         VALUE         VALUE
                                                   --------   --------------   --------   --------------
                                                                  (THOUSANDS OF DOLLARS)
FINANCIAL ASSETS:
  Cash and cash equivalents(a)...................  $   443       $   443       $  6,104      $  6,104
  Loans held for sale, net(b)....................    4,610         5,371          9,523        11,414
  Mortgage related securities(c).................   22,944        22,944        106,299       106,299
  Excess servicing rights(c).....................   12,121        12,121             --            --
  Mortgage servicing rights(c)...................    3,827         3,827          9,507         9,507
FINANCIAL LIABILITIES:
  Notes and contracts payable(d).................   14,197        14,197         35,572        35,572
  Subordinated debt(a)...........................       --            --         40,000        40,000

---------------

(a) Carrying value was used as the estimate of fair value.
(b) Since it is the Company's business to sell loans it originates, the fair value was estimated by using outstanding commitments from investors adjusted for non-qualified loans and the collateral securing such loans.
(c) The fair value was estimated by discounting future cash flows of the instruments using discount rates, default, loss and prepayment assumptions based upon available market data, opinions from investment bankers and portfolio experience.
(d) Notes payable generally are adjustable rate, indexed to the prime rate; therefore, carrying value approximates fair value. Contracts payable represent capitalized equipment leases with a weighted-average interest rate of 9.48% at August 31, 1996 and 9.32% at August 31, 1997, which approximates fair value.

     At August 31, 1996 and 1997, the Company had $59.6 million and $190.5 million, respectively, in outstanding commitments to originate and purchase loans. A fair value of the commitments was estimated at $6.8 million at August 31, 1996 and $14.9 million at August 31, 1997 by calculating a theoretical gain or loss on the sale of a funded loan adjusted for an estimate of loan commitments not expected to fund, considering the difference between investor yield requirements and the committed loan rates. The estimated fair value is not necessarily representative of the actual gain to be recorded on such loan sales in the future.

     In the first quarter of fiscal 1997, the Company entered into an agreement with a financial institution, providing for the purchase of up to $2.0 billion of loans over a 5 year period. At August 31, 1997, $1.5 billion of loans remained to be purchased under this commitment and the estimated fair value of such commitment was $308.5 million by calculating a theoretical gain or loss on the sale of a funded loan, considering the difference between investor yield requirements and the committed loan rates. The estimated fair value is not necessarily representative of the actual gain to be recorded on such loan sales in the future. Pursuant to the agreement, Mego Financial issued to the financial institution four-year warrants to purchase 1 million shares of Mego Financial's common stock at an exercise price of $7.125 per share. The value of the warrants of $3.0 million plus a $150,000 fee (0.15% of the commitment amount) as of the commitment date (the "Warrant Value"), are being amortized as the commitment for the purchase of loans is utilized. The Company has agreed to pay Mego Financial the value of the warrants. At August 31, 1997, $2.3 million remained outstanding as a prepaid commitment fee.

     The fair value estimates made at August 31, 1996 and 1997 were based upon pertinent market data and relevant information on the financial instruments at that time. These estimates do not reflect any premium or discount that could result from the sale of the entire portion of the financial instruments. Because no market

                           MEGO MORTGAGE CORPORATION
exists for a substantial portion of the financial instruments, fair value estimates may be based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The Company had no other off-balance sheet instruments at August 31, 1996 and 1997.

     Fair value estimates are based upon existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For instance, the Company has certain fee-generating business lines (e.g., its loan servicing operations) that were not considered in these estimates since these activities are not financial instruments. In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

4.  CONCENTRATIONS OF RISK

     Availability of Funding Source -- The Company funds substantially all of the loans which it originates or purchases with borrowings through its financing facilities and internally generated funds, as well as public and private sales of debt and equity securities. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate financing under its financing facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financings, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition.

     Dependence on Securitizations -- In 1996 and 1997, the Company pooled and sold through securitizations an increasing percentage of the loans that it originated. The Company derives a significant portion of its income by recognizing gains on sale of loans through securitizations which are due in part to the fair value, recorded at the time of sale, of residual interests and interest only securities retained. Adverse changes in the securitization market could impair the Company's ability to sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition.

     The Company has relied on credit enhancement and over-collateralization to generally achieve the "AAA/Aaa" rating for the senior interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of senior interests in each of the trusts. The Company's last two securitizations were completed without the requirement of an insurance policy. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's results of operations and financial condition.

     Geographic Concentrations -- The Company's servicing portfolio and loans sold with recourse are geographically diversified within the United States. The Company services mortgage loans in all 50 states and the District of Columbia. At August 31, 1996, 36% of the dollar value of loans serviced had been originated in California, and 13% in Florida. At August 31, 1997, 26% of the dollar value of loans serviced had been originated in California and 15% in Florida. No other state accounted for more than 10% of the servicing portfolio for either period. The risk inherent in such concentrations is dependent upon regional and general economic stability which affects property values and the financial stability of the borrowers.

                           MEGO MORTGAGE CORPORATION

     Credit Risk -- The Company is exposed to on-balance sheet credit risk related to its loans held for sale and mortgage related securities. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate and loans sold under recourse provisions. The outstanding balance of loans sold with recourse provisions totaled $88.6 million, $81.5 million and $88.2 million at August 31, 1995, 1996 and 1997, respectively.

     Off-Balance Sheet Activities -- These financial instruments consist of commitments to extend credit to borrowers and commitments to purchase loans from others. As of August 31, 1995, 1996 and 1997, the Company had outstanding commitments to extend credit or purchase loans in the amounts of $53.4 million, $59.6 million and $190.5 million, respectively. These commitments do not represent the expected total cash outlay of the Company, as historically only 40% of these commitments result in loan originations or purchases. The prospective borrower or seller is under no obligation as a result of the Company's commitment. The Company's credit and interest rate risk is therefore limited to those commitments which result in loan originations and purchases. The commitments are made for a specified fixed rate of interest, therefore the Company is exposed to interest rate risk, to the extent changes in market interest rates change prior to the origination and prior to the sale of the loan.

     Additionally, in the first quarter of fiscal 1997, the Company entered into an agreement with a financial institution, providing for the purchase of up to $2.0 billion of loans over a 5 year period. At August 31, 1997, $1.5 billion of loans remained to be purchased from the Company under this commitment.

     Interest Rate Risk -- The Company's profitability is in part determined by the difference, or "spread," between the effective rate of interest received on the loans originated or purchased by the Company and the interest rates payable under its financing facilities during the warehousing period and yield required by investors on loan sales and securitizations. The spread can be adversely affected after a loan is originated or purchased and while it is held during the warehousing period by increases in the interest rate demanded by investors in securitizations or sales. In addition, because the loans originated and purchased by the Company have fixed rates, the Company bears the risk of narrowing spreads because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or securitization of such loans. Additionally, the fair value of mortgage related securities, mortgage servicing rights and excess servicing rights owned by the Company may be adversely affected by changes in the interest rate environment which could effect the discount rate and prepayment assumptions used to value the assets. Any such adverse change in assumptions could have a material adverse effect on the Company's results of operations and financial condition.

5. LOANS HELD FOR SALE, ALLOWANCE FOR CREDIT LOSSES, LOAN ORIGINATIONS, AND LOANS SERVICED

     Loans held for sale, net of allowance for credit losses, consist of the following:

                                                                AUGUST 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Loans held for sale.........................................  $4,699   $9,345
Deferred loan fees..........................................       6      278
Less allowance for credit losses............................     (95)    (100)
                                                              ------   ------
          Total.............................................  $4,610   $9,523
                                                              ======   ======

     The Company recognizes revenue from the gain on sale of loans, unrealized gain on mortgage related securities, interest income and loan servicing income. Interest income, net, represents the interest received on loans in the Company's portfolio prior to their sale, net of interest paid under its debt agreements. Net loan servicing income represents servicing fee income and other ancillary fees received for servicing loans less the

                           MEGO MORTGAGE CORPORATION
amortization of capitalized mortgage servicing rights and excess servicing rights through January 1, 1997, which was the date of adoption of SFAS 125. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income, and excess servicing rights were amortized in proportion to and over the estimated lives of the loans.

     The Company primarily sells loans through securitizations, and also sells whole loans to third party purchasers. Certain of the regular interests of the related securitizations are sold, with the interest only and residual interest securities retained by the Company. The Company sells its loans through whole loan sales to third party purchasers, generally retaining the right to service the loans and to receive any amounts in excess of the guaranteed yield to the purchasers. The Company also sells its loans through whole loan sales to third party purchasers on a servicing released basis pursuant to which the Company receives a cash premium.

     The Company provides an allowance for credit losses, in an amount which in the Company's judgment will be adequate to absorb losses after FHA insurance recoveries on the Title I Loans, that may become uncollectible. The Company's judgment in determining the adequacy of this allowance is based on its continual review of its portfolio of loans which utilizes historical experience and current economic factors. These reviews take into consideration changes in the nature and level of the portfolio, historical rates, collateral values, current and future economic conditions which may affect the obligors' ability to pay and overall portfolio quality. Changes in the allowance for credit losses and the allowance for credit losses on loans sold with recourse consist of the following:

                                                                 FOR THE YEARS ENDED
                                                                     AUGUST 31,
                                                              -------------------------
                                                              1995    1996       1997
                                                              ----   -------   --------
                                                               (THOUSANDS OF DOLLARS)
Balance at beginning of year................................  $ 96   $   960   $  1,015
Provision for credit losses.................................   864     1,510     23,048
Reductions to the provision due to securitizations or loans
  sold without recourse.....................................    --    (1,455)   (16,748)
Reductions due to charges to allowance for credit losses....    --        --       (201)
                                                              ----   -------   --------
Balance at end of year......................................  $960   $ 1,015   $  7,114
                                                              ====   =======   ========
Allowance for credit losses.................................  $ 74   $    95   $    100
Allowance for credit losses on loans sold with recourse.....   886       920      7,014
                                                              ----   -------   --------
          Total.............................................  $960   $ 1,015   $  7,114
                                                              ====   =======   ========

     During fiscal 1996 and 1997, $113.9 million and $398.3 million, respectively, of loans sold under recourse provisions were repurchased and securitized as further described in Note 2. Reductions to the provision due to reacquisition and securitization represent the allowance for credit losses on loans sold with recourse transferred to the cost basis of the mortgage related securities as a result of these transactions.

                           MEGO MORTGAGE CORPORATION

     Loans serviced and originated consist of the following:

                                                                   AUGUST 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                                                 (THOUSANDS OF
                                                                    DOLLARS)
Amount of Title I Loan originations.........................  $127,785    $ 98,085
Amount of Conventional Loan originations....................    11,582     428,832
                                                              --------    --------
          Total.............................................  $139,367    $526,917
                                                              ========    ========
Loans serviced (including notes securitized, sold to
  investors, and held for sale):
  Title I...................................................  $202,766    $255,446
  Conventional..............................................    11,423     372,622
                                                              --------    --------
          Total.............................................  $214,189    $628,068
                                                              ========    ========

6.  MORTGAGE RELATED SECURITIES

     Mortgage related securities consist of interest only strips and residual interest certificates of FHA Title I and Conventional Loan asset-backed securities collateralized by loans originated, purchased and serviced by the Company.

     Mortgage related securities are classified as trading securities and are recorded at estimated fair value. Changes in the estimated fair value are recorded in current operations. Mortgage related securities consist of the following as required by SFAS 125:

                                                                  AUGUST 31,
                                                              ------------------
                                                               1996       1997
                                                              -------   --------
                                                                (THOUSANDS OF
                                                                   DOLLARS)
Interest only strip securities..............................  $ 4,602   $  6,398
Residual interest securities................................   18,342     84,597
Interest only receivables (formerly excess servicing
  rights)...................................................       --     15,304
                                                              -------   --------
          Total.............................................  $22,944   $106,299
                                                              =======   ========

     Activity in mortgage related securities consist of the following:

                                                              FOR THE YEARS ENDED
                                                                   AUGUST 31,
                                                              --------------------
                                                                1996       1997
                                                              --------   ---------
                                                                 (THOUSANDS OF
                                                                    DOLLARS)
Balance at beginning of year................................   $    --    $ 22,944
Additions due to securitizations, at cost...................    20,096      61,100
Net unrealized gain.........................................     2,697       3,518
Accretion of residual interest..............................       243       4,796
Net transfers from excess servicing rights..................        --      15,052
Principal reductions........................................       (92)     (1,111)
                                                               -------    --------
Balance at end of year......................................   $22,944    $106,299
                                                               =======    ========

     The Company had no mortgage related securities at August 31, 1995.

                           MEGO MORTGAGE CORPORATION

7.  EXCESS SERVICING RIGHTS

     Activity in excess servicing rights consist of the following:

                                                           FOR THE YEARS ENDED AUGUST 31,
                                                          --------------------------------
                                                            1995       1996        1997
                                                          --------   ---------   ---------
                                                               (THOUSANDS OF DOLLARS)
Balance at beginning of year............................   $   904    $ 14,483    $ 12,121
Plus additions..........................................    14,098      20,563       3,887
Less amortization.......................................      (519)     (2,144)       (956)
Less amounts related to loans repurchased, securitized
  and transferred to mortgage related securities........        --     (20,781)    (15,052)
                                                           -------    --------    --------
Balance at end of year..................................   $14,483    $ 12,121    $     --
                                                           =======    ========    ========

     As of August 31, 1995, 1996 and 1997, excess servicing rights, which are reported as mortgage related securities in the Company's Statements of Financial Condition, consisted of excess cash flows on serviced loans totaling $88.6 million, $81.5 million and $88.2 million, yielding weighted-average interest rates of 13.3%, 12.8% and 12.5% and net of normal servicing and pass-through fees with weighted-average pass-through yields to the investor of 8.4%, 8.1% and 8.8%, respectively. These loans were sold under recourse provisions as described in Note 2.

     During fiscal 1996 and 1997, $113.9 million and $398.3 million, respectively, of loans sold were repurchased and securitized as further described in Note 2. Excess servicing rights related to the loans repurchased and securitized of $20.8 million and $71.9 million, respectively, were transferred to the cost basis of the mortgage related securities as a result of these transactions at August 31, 1996 and 1997.

     Of the Title I Loans sold in the year ended August 31, 1995, $56.9 million of such loans were sold to a purchaser, in a series of sales commencing on April 21, 1995, under a continuing sales agreement which provides for the yield to the purchaser to be adjusted monthly to a rate equal to 200 basis points (2%) per annum over the one-month London Interbank Offered Rate ("LIBOR"). LIBOR was 5.875% per annum at August 31, 1996 and 5.688% per annum at August 31, 1997. The principal balance of Title I and Conventional Loans subject to the LIBOR adjustment was $29.3 million at August 31, 1996 and $48.6 million at August 31, 1997. The effect of an increase or decrease in LIBOR of 100 basis points (1%) applied to those loans would be a decrease or increase, respectively, to the Company's future pre-tax income of approximately $956,000 at August 31, 1996 and $1.9 million at August 31, 1997.

8.  MORTGAGE SERVICING RIGHTS

     Activity in mortgage servicing rights consist of the following:

                                                            FOR THE YEARS ENDED AUGUST 31,
                                                            -------------------------------
                                                              1995       1996       1997
                                                            --------   --------   ---------
                                                                (THOUSANDS OF DOLLARS)
Balance at beginning of year.............................     $   --     $1,076     $ 3,827
Plus additions...........................................      1,176      3,306       7,184
Less amortization and reductions.........................       (100)      (555)     (1,504)
                                                              ------     ------     -------
Balance at end of year...................................     $1,076     $3,827     $ 9,507
                                                              ======     ======     =======

     The Company had no valuation allowance for mortgage servicing rights during fiscal 1995, 1996 or 1997, as the cost basis of mortgage servicing rights approximated fair value.

     The pooling and servicing agreements relating to the securitization transactions contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would

                           MEGO MORTGAGE CORPORATION
allow the termination of the Company's right to service the related loans. At August 31, 1997, the default rates on the March 1996 and August 1996 securitization pooling and servicing agreements exceeded the permitted level. The mortgage servicing rights for these agreements were approximately $2.4 million at August 31, 1997. In the event of such termination, there would be an adverse effect on the valuation of the Company's mortgage servicing rights.

9.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                AUGUST 31,
                                                              ---------------
                                                               1996     1997
                                                              ------   ------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Office equipment and furnishings............................  $  640   $1,702
EDP equipment...............................................     470      948
Building improvements.......................................      --      144
Vehicles....................................................      34       34
                                                              ------   ------
                                                               1,144    2,828
Less accumulated depreciation...............................    (279)    (675)
                                                              ------   ------
          Total.............................................  $  865   $2,153
                                                              ======   ======

10.  OTHER ASSETS

     Other assets consist of the following:

                                                               AUGUST 31,
                                                              -------------
                                                              1996    1997
                                                              -----   -----
                                                              (THOUSANDS OF
                                                                DOLLARS)
Accrued income from securitizations.........................   $203    $537
Software costs, net of amortization (See Note 16)...........    154      92
Deposits and impounds.......................................     99      80
Other.......................................................    109      86
                                                               ----    ----
          Total.............................................   $565    $795
                                                               ====    ====

11.  NOTES AND CONTRACTS PAYABLE

     Notes and contracts payable consist of the following:

                                                                 AUGUST 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
                                                                (THOUSANDS OF
                                                                  DOLLARS)
Note payable -- warehouse line of credit....................  $ 3,265   $ 8,500
Note payable -- revolving line of credit....................   10,000    24,976
Other.......................................................      932     2,096
                                                              -------   -------
          Total.............................................  $14,197   $35,572
                                                              =======   =======

     Loan originations are initially funded principally through the Company's new $40.0 million warehouse line of credit that was executed in June 1997 and increased to $65.0 million in October 1997, which replaces a previous $20.0 million warehouse line of credit. At August 31, 1997, $8.5 million was outstanding under this new warehouse line of credit. In excess of 98.5% of the aggregate loans originated by the Company through

                           MEGO MORTGAGE CORPORATION

August 31, 1997 had been sold. Net cash used in the Company's operating activities was funded primarily from the reinvestment of proceeds from the sale of loans in the secondary market totaling approximately $522.0 million during fiscal 1997. The loan sale transactions generally required the subordination of certain cash flows payable to the Company to the payment of scheduled principal and interest due to the loan purchasers. In connection with certain of such sale transactions, a portion of amounts payable to the Company from the excess interest spread is required to be maintained in a reserve account to the extent of the subordination requirements. The subordination requirements generally provide that the excess interest spread is payable to the reserve account until a specified percentage of the principal balances of the sold loans is accumulated therein. The excess interest required to be deposited and maintained in the respective reserve accounts is not available to support the cash flow requirements of the Company. At August 31, 1997, amounts on deposit in such reserve accounts totaled $6.9 million.

     The new $40.0 million warehouse line of credit increased effective October 17, 1997 to $65.0 million, bears interest at the lower of the one-month LIBOR + 1.50% or the Federal Funds rate plus 0.25%, expires June 15, 1998, and is secured by loans prior to sale. The agreement requires the Company to maintain adjusted minimum tangible net worth of $65.0 million plus 50% of the Company's cumulative net income since November 30, 1996, plus all net proceeds received by the Company through the sale or issuance of stock or additional subordinated notes. At August 31, 1997, the adjusted tangible net worth as defined in the agreement was $88.1 million, and the required minimum adjusted tangible net worth at that date was $71.1 million. Additionally, the following material covenant restrictions exist: i) the ratio of total liabilities (not including subordinated notes) divided by adjusted tangible net worth (including subordinated notes) cannot exceed 3:1, and ii) total liabilities must be less than the aggregate of 100% of cash plus 93% of loans held for sale plus 55% of restricted cash and mortgage related securities. At August 31, 1997, the ratio of total liabilities to adjusted tangible net worth was 0.69:1 and total liabilities were $61.1 million, which was $16.1 million under the maximum amount allowed.

     In April 1997, the Company entered into a pledge and security agreement with another financial institution for an $11.0 million revolving credit facility. The amount which can be borrowed under the agreement was increased to $15.0 million in June 1997 and $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. A portion of the loans under the credit line agreement bears interest at one-month LIBOR + 3.5%, expiring one year from the initial advance, and requires the Company to maintain a minimum net worth requirement of the greater of $35.0 million, or 80% of net worth, following fiscal year end 1997. The portion of the credit line agreement applicable to a repurchase agreement secured by insured interest only certificates is at one-month LIBOR + 2.0%. At August 31, 1997, the required net worth was $35.0 million and the Company's actual net worth was $53.1 million. Additionally, the agreement requires the Company to maintain a debt-to-net-worth ratio not to exceed 2.5:1. At August 31, 1997, the ratio was 1.74:1.

     Certain material covenant restrictions exist in the Indenture governing the Notes. These covenants include limitations on the Company's ability to incur indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Leverage Ratio would exceed 2:1, subject to certain exceptions. At August 31, 1997, the Consolidated Leverage Ratio was 1.65:1. The Consolidated Leverage Ratio is the ratio of (i) total debt, including subordinated debt, but excluding the Permitted Warehouse Indebtedness (as defined below), accounts payable outstanding less than 60 days, and the tax sharing payable to Mego Financial by the Company, to (ii) the consolidated net worth of the Company. The Permitted Warehouse Indebtedness generally is the outstanding amount under the warehouse line of credit agreement. At August 31, 1997, this ratio was 0.06:1. In addition, an increasing amount of the Company's mortgage related securities are required to remain unpledged. At August 31, 1997, that requirement was $39.9

                           MEGO MORTGAGE CORPORATION
million, and at that date $60.9 million of mortgage related securities were pledged, and $45.4 million of mortgage related securities were unpledged. See
Note 18.

     At August 31, 1996 and 1997, contracts payable consisted of $932,000 and $2.1 million, respectively, in obligations under lease purchase arrangements secured by property and equipment, bearing a weighted average interest rate of 9.32% at August 31, 1997.

     Scheduled maturities of the Company's contracts payable of $2.1 million at August 31, 1997 are as follows:

          FOR THE YEAR ENDED AUGUST 31,
         --------------------------------
TOTAL    1998   1999   2000   2001   2002
------   ----   ----   ----   ----   ----
              (THOUSANDS OF DOLLARS)
$2,096   $554   $536   $522   $413   $ 71

12.  INCOME TAXES

     As described in Note 2, prior to the Spin-off, the Company recorded a liability to Mego Financial for federal income taxes at the statutory rate (currently 34%). State income taxes are computed at the appropriate state rate (6%) net of any available operating loss carryovers and are recorded as state income taxes payable. Income tax expense has been computed as follows:

                                                              FOR THE YEARS ENDED AUGUST 31,
                                                             --------------------------------
                                                               1995       1996        1997
                                                             --------   ---------   ---------
                                                                  (THOUSANDS OF DOLLARS)
Income before income taxes.................................    $5,919     $11,155     $23,810
                                                               ======     =======     =======
Federal income taxes at 34% of income......................    $2,013     $ 3,793     $ 8,095
State income taxes, net of federal income tax benefit......       234         442         943
Other......................................................        30          --          24
                                                               ------     -------     -------
Income tax expense.........................................    $2,277     $ 4,235     $ 9,062
                                                               ======     =======     =======
Income tax expense is comprised of the following:
  Current..................................................    $2,047     $ 3,562     $12,319
  Deferred.................................................       230         673      (3,257)
                                                               ------     -------     -------
          Total............................................    $2,277     $ 4,235     $ 9,062
                                                               ======     =======     =======

                           MEGO MORTGAGE CORPORATION

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, (b) temporary differences between the timing of revenue recognition for book purposes and income tax purposes and (c) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax (liability) asset, included in Due to Mego Financial are as follows:

                                                                 AUGUST 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
                                                               (THOUSANDS OF
                                                                  DOLLARS)
Deferred tax assets:
  Realized gain on mortgage related securities..............  $  386    $2,373
  Other.....................................................      --        91
                                                              ------    ------
                                                                 386     2,464
                                                              ------    ------
Deferred tax liabilities:
  Difference between book and tax carrying value of
     assets.................................................      98       110
  Unrealized gain on mortgage related securities............   1,025        --
  Other.....................................................     166        --
                                                              ------    ------
                                                               1,289       110
                                                              ------    ------
          Net deferred tax (liability) asset................  $ (903)   $2,354
                                                              ======    ======

13.  SUBORDINATED DEBT

     In November 1996, the Company consummated the IPO, pursuant to which it issued 2.3 million shares of Common Stock at $10.00 per share. Concurrently with the IPO, the Company issued the Original Notes in the amount of $40.0 million due in 2001 in an underwritten public offering. The Company used approximately $13.9 million of the aggregate net proceeds from these offerings to repay Intercompany Debt due to Mego Financial and Preferred Equities Corporation ("PEC") and approximately $24.3 million to reduce the amounts outstanding under the Company's lines of credit. The balance of the net proceeds has been used to originate loans. The balance at August 31, 1997 for these notes was $40.0 million. Prepaid debt expenses related to these notes were $2.4 million at August 31, 1997 and are being amortized over the term of the Original Notes. See
Note 18 for a description of subsequent subordinated debt issuance.

14.  ADDITIONAL PAID-IN CAPITAL

     In 1995, Mego Financial contributed $3.0 million to the Company as additional paid-in capital. In November 1996, additional paid-in capital was increased by $20.6 million due to the sale of 2.3 million shares of Common Stock, net of issuance costs, in the IPO. See Notes 1 and 13.

                           MEGO MORTGAGE CORPORATION

15.  COMMITMENTS AND CONTINGENCIES

     The Company leases an office under the terms of an operating lease that expires March 31, 1999. During fiscal 1995, 1996 and 1997, the Company's rent expense related to this lease was $154,000, $164,000 and $161,000, respectively. In April 1996, the Company executed an operating lease for its main offices in a second location which it occupied in late 1996. The 1996 lease commenced September 1, 1996 and expires August 31, 2002. The Company's rent expense related to this lease was $827,000 for the fiscal year ended August 31, 1997. Future minimum rental payments under these operating leases at August 31, 1997 are set forth below (thousands of dollars):

For the years ended August 31,
------------------------------
1998........................................................  $1,080
1999........................................................   1,025
2000........................................................     942
2001........................................................     961
2002........................................................     814
                                                              ------
          Total.............................................  $4,822
                                                              ======

     Additionally, in October 1997, the Company entered into a five year $986,000 equipment financing arrangement which will result in annual payments of approximately $248,000 per year. In the general course of business, the Company, at various times, has been named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse affect on the business or financial condition of the Company.

16.  RELATED PARTY TRANSACTIONS

     During the years ended August 31, 1995, 1996 and 1997, PEC, a wholly-owned subsidiary of Mego Financial, provided certain services to the Company including loan servicing and collection for a cost of $232,000, $709,000 and $1.9 million, respectively. In addition, PEC provided services including executive, accounting, legal, management information, data processing, human resources, advertising and promotional materials (management services) totaling $690,000, $671,000 and $967,000, which amounts were included in general and administrative expenses for the years ended August 31, 1995, 1996 and 1997, respectively. Included in other interest expense for the years ended August 31, 1995, and 1996 and 1997, are $85,000, $29,000 and $16,000, respectively, related to advances from PEC.

     During the years ended August 31, 1995, 1996 and 1997, the Company paid PEC for developing certain computer programming (see Note 10), incurring costs of $36,000, $56,000 and $0, respectively. The Company is amortizing these costs over a five year period. During fiscal 1995, 1996 and 1997, amortization of $26,000, $29,000 and $62,000, respectively, was included in expense. The Company's agreement with PEC regarding loan servicing and collection services charges the Company an annual rate of 0.5% of outstanding loans serviced by PEC calculated and paid on a monthly basis. The costs charged to the Company for management services provided by PEC represent an estimate of the costs incurred by PEC which would have been incurred by the Company had it been operating as a stand alone entity.

     Management believes the allocation methodologies and contractual arrangements for services performed by PEC have been reasonable and are representative of an approximation of the expense the Company would have incurred had it operated as a stand alone entity performing such services.

     At August 31, 1995, 1996, and 1997, the Company had a non-interest bearing liability to Mego Financial of $8.5 million, $12.0 million and $9.7 million, respectively, for federal income taxes and cash advances. On August 29, 1997, the Company and Mego Financial entered into an agreement (the "Payment Agreement") with respect to the Company's repayment after the Spin-off of (i) a portion of the debt owed by the Company

                           MEGO MORTGAGE CORPORATION
to Mego Financial as of May 31, 1997 aggregating approximately $3.4 million (the "May Amounts") and (ii) debt owed by the Company to Mego Financial as of August 31, 1997 in addition to the May Amounts (the "Excess Amounts"). The May Amounts consist of a portion of the debt owed by the Company to Mego Financial as of May 31, 1997 in respect of funds advanced by Mego Financial to the Company through such date, the portion of the Warrant Value amortized through such date and amounts owed under the tax allocation and indemnification agreement between Mego Financial and the Company as of such date. The Excess Amounts consist of funds advanced by Mego Financial to the Company during the period commencing June 1, 1997 and ending August 31, 1997 (the "Excess Period"), the portion of the Warrant Value amortized during the Excess Period and amounts accrued under the tax allocation and indemnification agreement during the Excess Period. Pursuant to the Payment Agreement, the Company has agreed to repay the May Amounts upon the earlier to occur of (i) the first consummation after the date of the agreement of a public or private debt or equity transaction by the Company of at least $25.0 million in amount or (ii) August 31, 1998. The Company further agreed to repay the Excess Amounts upon the earlier to occur of (i) the second consummation after the date of the agreement of a public or private debt or equity transaction by the Company of at least $25.0 million in amount or (ii) August 31, 1998. The amount of the amortization of the Warrant Value for each of the months of September, October, November and December 1997 will be payable January 31, 1998. Commencing in January 1998 the unpaid balance of the Warrant Value will be continue to be amortized on a monthly basis and the amount of such amortization will be due and payable within 30 days from the end of each fiscal quarter.

     At August 31, 1996 and 1997, the Company had a non-interest bearing liability to PEC of $819,000 and $466,000, respectively, relating to charges for services to the Company. Under the Payment Agreement, Mego Financial may, but is not obligated to, make advances to PEC on behalf of the Company. Advances, if any, by Mego Financial on behalf of the Company to PEC will be due and payable within 30 days after the close of the month in which such advance was made. Under the Payment Agreement, any amount owed by the Company to Mego Financial that is not paid when due will bear interest from such due date until paid at the rate of 10.0% per annum. In October 1997, $3.9 million was paid to Mego Financial, which included the May Amounts.

     Activity due to Mego Financial consist of the following:

                                                     FOR THE YEARS ENDED AUGUST 31,
                                                   ----------------------------------
                                                    1995         1996          1997
                                                   -------      -------      --------
                                                         (THOUSANDS OF DOLLARS)
Balance at beginning of year.....................  $    --      $ 8,453      $ 11,994
Provision for federal income taxes...............    2,013        3,566         7,630
Cash advances from Mego Financial................    9,053        5,475         5,123
Repayment of advances............................   (2,613)      (5,500)      (15,094)
                                                   -------      -------      --------
Balance at end of year...........................  $ 8,453      $11,994      $  9,653
                                                   =======      =======      ========
Average balance during the year..................  $ 2,275      $11,874      $  6,876
                                                   =======      =======      ========

     The Company anticipates issuing Common Stock and subordinated debt to support its cash flow needs in the future. Although it may do so, Mego Financial is not anticipated to provide funds to the Company or guarantee its indebtedness and it has no obligation to do so.

17.  STOCK OPTIONS

     In November 1996 and August 1997, the Company authorized the reservation of 925,000 and 1 million shares, respectively, of Common Stock for issuance upon the exercise of options to purchase Common Stock granted under the Company's 1996 Stock Option Plan and 1997 Stock Option Plan. Effective August 20,

                           MEGO MORTGAGE CORPORATION

1997, the Company converted all outstanding employee stock options to SARs which resulted in additional compensation expense of approximately $220,000. See Note 18.

18.  SUBSEQUENT EVENTS

     In October 1997, the Company issued $40.0 million of 12.5% Senior Subordinated Notes ("Additional Notes") due in 2001 in the Private Placement which increased the aggregate principal amount of outstanding 12.5% Senior Subordinated Notes from $40.0 million to $80.0 million. The Company used the net proceeds of the Private Placement to repay $3.9 million of debt due to Mego Financial, $29.0 million to reduce the amounts outstanding under the Company's lines of credit, and to provide capital to originate and securitize loans. These Additional Notes are subject to the Indenture governing all of the Company's subordinated notes.

     The Company has entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. ("Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Additional Notes, at the Company's cost, (i) to file a registration statement (the "Exchange Offer Registration Statement") with respect to a registered offer to exchange the Additional Notes ("Exchange Offer") for notes of the Company with terms identical in all material respects to the Additional Notes ("Exchange Notes") (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases) with the Securities and Exchange Commission on or before November 28, 1997 and (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or before January 12, 1998. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Additional Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Additional Notes. For each Additional Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Notes will receive Exchange Notes having a principal amount equal to that of the tendered Additional Notes. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Additional Notes in exchange therefor or, if no interest has been paid on such Additional Notes, from the date of its original issue.

     On October 22, 1997 the Board of Directors (the "Board") of the Company voted, subject to shareholder approval, to amend the Company's 1997 Stock Option Plan to increase the number of shares of stock reserved for issuance upon the exercise of options to purchase Common Stock granted from one million to two million shares.

     Additionally, the Board voted to purchase all of the outstanding SARs. The SARs will be bought at $1.00 per share for those SARs previously held at $10.00 to $11.00 per share and $0.70 per share for those SARs previously held at $12.00 per share. Effective October 22, 1997, new employee stock options were granted at fair market value which was $14.75 per share on October 21, 1997 in the amount of 1,052,500 options, issued subject to stockholder approval of the 1997 Stock Option Plan. In addition to the accrued compensation expense of $220,000 recorded in fiscal 1997 (See Note 17), the Company will incur an additional $761,250 of expense, excluding payroll tax items, related to the purchase of the SARs.

     On August 20, 1997, the Company's Board of Directors determined to change the Company's fiscal year-end from August 31 to December 31, effective December 31, 1997 and accordingly filed a Current Report on Form 8-K on September 4, 1997. The Company intends to file a Transition Report on Form 10-K for the four month transition period ended December 31, 1997.

                           MEGO MORTGAGE CORPORATION

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tables reflect quarterly financial data for the Company.

                                                            FOR THE THREE MONTHS ENDED
                                              -------------------------------------------------------
                                              NOVEMBER 30,   FEBRUARY 29,     MAY 31,     AUGUST 31,
                                                  1995           1996          1996          1996
                                              ------------   ------------   -----------   -----------
                                                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Gain on sale of loans and mortgage related
  securities................................  $     5,965    $     4,845    $     2,151   $     6,275
Interest income, net........................          138             (3)           403           450
Financial income and other..................          891            870          1,288           299
                                              -----------    -----------    -----------   -----------
          Total revenues....................        6,994          5,712          3,842         7,024
                                              -----------    -----------    -----------   -----------
EXPENSES:
Operating expenses..........................        2,805          2,882          3,305         3,203
Net provision for credit losses.............          297            200           (524)           82
Interest....................................           47             31             42            47
                                              -----------    -----------    -----------   -----------
          Total expenses....................        3,149          3,113          2,823         3,332
                                              -----------    -----------    -----------   -----------
Income before income taxes..................        3,845          2,599          1,019         3,692
Income tax expense..........................        1,538          1,040            255         1,402
                                              -----------    -----------    -----------   -----------
Net income..................................  $     2,307    $     1,559    $       764   $     2,290
                                              ===========    ===========    ===========   ===========
EARNINGS PER SHARE:
Primary.....................................  $      0.23    $      0.16    $      0.08   $      0.23
                                              ===========    ===========    ===========   ===========
Fully-diluted...............................  $      0.23    $      0.16    $      0.08   $      0.23
                                              ===========    ===========    ===========   ===========
WEIGHTED-AVERAGE NUMBER OF SHARES
  OUTSTANDING:
Primary.....................................   10,000,000     10,000,000     10,000,000    10,000,000
                                              ===========    ===========    ===========   ===========
Fully-diluted...............................   10,000,000     10,000,000     10,000,000    10,000,000
                                              ===========    ===========    ===========   ===========

                           MEGO MORTGAGE CORPORATION

                                                            FOR THE THREE MONTHS ENDED
                                              -------------------------------------------------------
                                              NOVEMBER 30,   FEBRUARY 28,     MAY 31,     AUGUST 31,
                                                  1996           1997          1997          1997
                                              ------------   ------------   -----------   -----------
                                                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Gain on sale of loans and mortgage related
  securities................................  $     9,366    $     8,966    $    15,532   $    14,777
Interest income, net........................          355            526          1,137         1,115
Financial income and other..................          638            560            726         1,112
                                              -----------    -----------    -----------   -----------
          Total revenues....................       10,359         10,052         17,395        17,004
                                              -----------    -----------    -----------   -----------
EXPENSES:
Operating expenses..........................        4,589          5,352          6,274         8,240
Net provision for credit losses.............        1,711           (800)         4,108         1,281
Interest....................................           47             51            122            25
                                              -----------    -----------    -----------   -----------
          Total expenses....................        6,347          4,603         10,504         9,546
                                              -----------    -----------    -----------   -----------
Income before income taxes..................        4,012          5,449          6,891         7,458
Income tax expense..........................        1,533          2,078          2,619         2,832
                                              -----------    -----------    -----------   -----------
Net income..................................  $     2,479    $     3,371    $     4,272   $     4,626
                                              ===========    ===========    ===========   ===========
EARNINGS PER SHARE:
Primary.....................................  $      0.24    $      0.27    $      0.35   $      0.38
                                              ===========    ===========    ===========   ===========
Fully-diluted...............................  $      0.24    $      0.27    $      0.35   $      0.38
                                              ===========    ===========    ===========   ===========
WEIGHTED-AVERAGE NUMBER OF SHARES
  OUTSTANDING:
Primary.....................................   10,317,102     12,476,069     12,379,368    12,300,000
                                              ===========    ===========    ===========   ===========
Fully-diluted...............................   10,319,051     12,544,291     12,379,368    12,300,000
                                              ===========    ===========    ===========   ===========

             ======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   11
The Exchange Offer....................   25
Use of Proceeds.......................   35
Capitalization........................   36
Selected Financial Data...............   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   41
Business..............................   58
Management............................   78
Principal Stockholders................   88
Certain Transactions..................   90
Description of the Notes..............   92
Description of Capital Stock..........  121
Certain Federal Income Tax
  Considerations......................  122
Plan of Distribution..................  123
Legal Matters.........................  124
Experts...............................  124
Available Information.................  124
Index to Financial Statements.........  F-1

                             ---------------------
  Until        , 1998, (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in this Exchange Offer, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
             ======================================================
             ======================================================

                                  $40,000,000

                                 MEGO MORTGAGE
                                  CORPORATION
                                 [MEGO MORTGAGE
                               CORPORATION LOGO]

                           OFFER FOR ALL OUTSTANDING
                       12 1/2% SENIOR SUBORDINATED NOTES
                               SERIES B DUE 2001
                                IN EXCHANGE FOR
                       12 1/2% SENIOR SUBORDINATED NOTES
                               SERIES C DUE 2001

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                          , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b) (7) of the GCL, the Company's Amended and Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in the Amended and Restated Certificate of Incorporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     The Company presently maintains policies of directors' and officers' liability insurance in the amount of $30.0 million.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

 EXHIBIT
 NUMBER                                  DESCRIPTION
 -------                                 -----------
  3.1(4)     --  Amended and Restated Certificate of Incorporation of the
                 Registrant.
  3.2(4)     --  By-Laws of thc Registrant, as amended.
  5.1*       --  Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel
                 P.A.
 10.1(4)     --  1996 Stock Option Plan
 10.2(1)     --  Agreement for Line of Credit and Commercial Promissory Note
                 between the Registrant and First National Bank of Boston,
                 dated January 4, 1994.
 10.3(1)     --  Agreement between the Registrant and Hamilton Consulting,
                 Inc., dated January 31, 1994.
 10.4(1)     --  Loan Purchase and Sale Agreement dated March 22, 1994, between the Registrant as Buyer, and Southwest Beneficial
                 Finance, Inc. as Seller.
 10.5(1)     --  Master Loan Purchase and Servicing Agreement dated as of
                 August 26, 1994, between the Registrant as Seller, and First
                 National Bank of Boston, as Purchaser.
 10.6(2)     --  Master Loan Purchase and Servicing Agreement dated April 1,
                 1995, by and between Greenwich Capital Financial Products,
                 Inc. and the Registrant.
 10.7(2)     --  Participation and Servicing Agreement dated May 25, 1995, by and between Atlantic Bank, N.A. and the Registrant.
 10.8(2)     --  Warehousing Credit and Security Agreement, dated as of
                 August 11, 1995, between the Registrant and First National
                 Bank of Boston.
 10.9(4)     --  Form of Tax Allocation and Indemnity Agreement dated as of
                 November 22, 1996 between the Registrant and Mego Financial
                 Corp.
 10.10(4)    --  Loan Program Sub-Servicing Agreement between the Registrant and Preferred Equities Corporation dated as of September 1,
                 1996.
 10.11(4)    --  Servicing Agreement by and among Mego Mortgage FHA Title I
                 Loan Trust 1996-1, First Trust of New York, National
                 Association, as Trustee, Norwest Bank Minnesota, N.A., as
                 Master Servicer and the Registrant, as Servicer dated as of
                 March 21, 1996.
 10.12(4)    --  Loan Purchase Agreement between Financial Asset Securities
                 Corp., as Purchaser, and the Registrant, as Seller, dated as of March 21, 1996.
 10.13(3)    --  Indemnification Agreement among MBIA Insurance Corporation, as Insurer, the Registrant, as Seller and Greenwich Capital
                 Markets, Inc. as Underwriter, dated as of March 29, 1996.
 10.14(4)    --  Pooling and Servicing Agreement, dated as of March 21, 1996, among the Registrant, Financial Asset Securities Corp., as
                 Depositor, First Trust of New York National Association, as
                 Trustee and Contract of Insurance Holder and Norwest Bank
                 Minnesota, N.A., as Master Servicer.
 10.15(3)    --  Insurance Agreement among MBIA Insurance Corporation, as
                 Insurer, Norwest Bank Minnesota, N.A., as Master Servicer,
                 the Registrant, as Seller, Servicer and Claims
                 Administrator, Financial Asset Securities Corp., as
                 Depositor, Greenwich Capital Financial Products, Inc., and
                 First Trust of New York, National Association, as Trustee
                 and Contract of Insurance Holder, dated as of March 21,
                 1996.
 10.16(3)    --  Credit Agreement dated as of June 28, 1996 between the
                 Registrant and First National Bank of Boston as Agent.
 10.17(4)    --  Loan Purchase Agreement dated as of August 1, 1996 between
                 Financial Asset Securities Corp., as Purchaser, and the
                 Registrant, as Seller.

 EXHIBIT
 NUMBER                                  DESCRIPTION
 -------                                 -----------
 10.18(4)    --  Pooling and Servicing Agreement dated as of August 1, 1996 between Financial Asset Securities Corp., as Purchaser, and the Registrant, as Seller.
 10.19(3)    --  Amendment No. I to Warehousing Credit and Security Agreement
                 dated as of August 9, 1996 between the Registrant and First
                 National Bank of Boston.
 10.20(4)    --  Office Lease by and between MassMutual and the Registrant dated April 1996.
 10.21(3)    --  Amendment to Master Loan Purchase and Servicing Agreement
                 between Greenwich Capital Financial Products, Inc. and the
                 Registrant dated February 1, 1996.
 10.22(3)    --  Amendment No. 2 to Master Loan Purchase and Servicing
                 Agreement between Greenwich Capital Financial Products, Inc.
                 and the Registrant dated July 1, 1996.
 10.23(4)    --  Services and Consulting Agreement between the Registrant and
                 Preferred Equities Corporation dated as of September 1,
                 1996.
 10.24(3)    --  Employment Agreement between the Registrant and Jeffrey S.
                 Moore dated January 1, 1994.
 10.25(3)    --  Form of Indenture dated as of November 22, 1996 between the
                 Registrant and American Stock Transfer & Trust Company.
 10.26(4)    --  Master Repurchase Agreement dated as of September 4, 1996 between the Registrant and Greenwich Capital Markets. Inc.
 10.27(4)    --  Letter agreement dated October 1, 1996 between the
                 Registrant and Greenwich Capital Markets. Inc.
 10.28(4)    --  Amended and Restated Master Loan Purchase and Servicing
                 Agreement dated as of October 1, 1996 among the Registrant,
                 Mego Financial Corp. and Greenwich Capital Markets, Inc.
 10.9(4)     --  Form of Tax Allocation and Indemnity Agreement dated as of
                 November 22, 1996 between the Registrant and Mego Financial
                 Corp.
 10.10(4)    --  Loan Program Sub-Servicing Agreement between the Registrant and Preferred Equities Corporation dated as of September 1,
                 1996.
 10.11(4)    --  Servicing Agreement by and among Mego Mortgage FHA Title I
                 Loan Trust 1996-1, First Trust of New York, National
                 Association, as Trustee, Norwest Bank Minnesota, N.A., as
                 Master Servicer and the Registrant, as Servicer dated as of
                 March 21, 1996.
 10.12(4)    --  Loan Purchase Agreement between Financial Asset Securities
                 Corp., as Purchaser, and the Registrant, as Seller, dated as of March 21, 1996.
 10.13(3)    --  Indemnification Agreement among MBIA Insurance Corporation, as Insurer, the Registrant, as Seller and Greenwich Capital
                 Markets, Inc. as Underwriter, dated as of March 29, 1996.
 10.14(4)    --  Pooling and Servicing Agreement, dated as of March 21, 1996, among the Registrant, Financial Asset Securities Corp., as
                 Depositor, First Trust of New York National Association, as
                 Trustee and Contract of Insurance Holder and Norwest Bank
                 Minnesota, N.A., as Master Servicer.
 10.15(3)    --  Insurance Agreement among MBIA Insurance Corporation, as
                 Insurer, Norwest Bank Minnesota, N.A., as Master Servicer,
                 the Registrant, as Seller, Servicer and Claims
                 Administrator, Financial Asset Securities Corp., as
                 Depositor, Greenwich Capital Financial Products, Inc., and
                 First Trust of New York, National Association, as Trustee
                 and Contract of Insurance Holder, dated as of March 21,
                 1996.
 10.16(3)    --  Credit Agreement dated as of June 28, 1996 between the
                 Registrant and First National Bank of Boston as Agent.
 10.17(4)    --  Loan Purchase Agreement dated as of August 1, 1996 between
                 Financial Asset Securities Corp., as Purchaser, and the
                 Registrant, as Seller.

 EXHIBIT
 NUMBER                                  DESCRIPTION
 -------                                 -----------
 10.18(4)    --  Pooling and Servicing Agreement dated as of August 1, 1996 between Financial Asset Securities Corp., as Purchaser, and the Registrant, as Seller.
 10.19(3)    --  Amendment No. I to Warehousing Credit and Security Agreement
                 dated as of August 9, 1996 between the Registrant and First
                 National Bank of Boston.
 10.20(4)    --  Office Lease by and between MassMutual and the Registrant dated April 1996.
 10.21(3)    --  Amendment to Master Loan Purchase and Servicing Agreement
                 between Greenwich Capital Financial Products, Inc. and the
                 Registrant dated February 1, 1996.
 10.22(3)    --  Amendment No. 2 to Master Loan Purchase and Servicing
                 Agreement between Greenwich Capital Financial Products, Inc.
                 and the Registrant dated July 1, 1996.
 10.23(4)    --  Services and Consulting Agreement between the Registrant and
                 Preferred Equities Corporation dated as of September 1,
                 1996.
 10.24(3)    --  Employment Agreement between the Registrant and Jeffrey S.
                 Moore dated January 1, 1994.
 10.25(3)    --  Form of Indenture dated as of November 22, 1996 between the
                 Registrant and American Stock Transfer & Trust Company.
 10.26(4)    --  Master Repurchase Agreement dated as of September 4, 1996 between the Registrant and Greenwich Capital Markets. Inc.
 10.27(4)    --  Letter agreement dated October 1, 1996 between the
                 Registrant and Greenwich Capital Markets. Inc.
 10.28(4)    --  Amended and Restated Master Loan Purchase and Servicing
                 Agreement dated as of October 1, 1996 among the Registrant,
                 Mego Financial Corp. and Greenwich Capital Markets, Inc.
 10.29(4)    --  Agreement dated as of November 22, 1996 between the
                 Registrant and Mego Financial Corp.
 10.30(4)    --  Commitment letter between the Registrant and Greenwich
                 Capital Markets. Inc. dated September 17, 1996.
 10.31(5)    --  Loan Purchase Agreement dated as of November 1, 1996 between
                 Financial Asset Securities Corp. and the Registrant.
 10.32(5)    --  Pooling and Servicing Agreement dated as of November 1, 1996 among Financial Asset Securities Corp., the Registrant,
                 Norwest Bank Minnesota, N.A. and First Trust of New York,
                 National Association.
 10.33(5)    --  Home Loan Purchase Agreement dated as of March 1, 1997 between Financial Asset Securities Corp. and the Registrant.
 10.34(5)    --  Sale and Servicing Agreement dated as of March 1, 1997 among
                 Mego Mortgage Home Loan Owner Trust 1997-1, Financial Asset
                 Securities Corp., the Registrant, Norwest Bank Minnesota,
                 N.A. and First Trust of New York, National Association.
 10.35(5)    --  Trust Agreement dated as of March 1, 1997 among Financial
                 Asset Securities Corp., the Registrant, Wilmington Trust
                 Company and First Trust of New York, National Association.
 10.36(5)    --  Home Loan Purchase Agreement dated as of May 1, 1997 between
                 Financial Asset Securities Corp. and the Registrant.
 10.37(5)    --  Sale and Servicing Agreement dated as of May 1, 1997 among
                 Mego Mortgage Home Loan Owner Trust 1997-2, Financial Asset
                 Securities Corp., the Registrant, Norwest Bank Minnesota
                 N.A. and First Trust of New York, National Association.
 10.38(5)    --  Trust Agreement dated as of May 1, 1997 among Financial
                 Asset Securities Corp., the Registrant, Wilmington Trust
                 Company and First Trust of New York, National Association.

 EXHIBIT
 NUMBER                                  DESCRIPTION
 -------                                 -----------
 10.39(5)    --  Home Loan Purchase Agreement dated as of June 14, 1997 between Financial Asset Securities Corp. and the Registrant.
 10.40(5)    --  Sale and Servicing Agreement dated as of June 14, 1997 among
                 Mego Mortgage Home Loan Owner Trust 1997-3, Financial Asset
                 Securities Corp., the Registrant, Norwest Bank Minnesota
                 N.A. and First Trust of New York, National Association.
 10.41(5)    --  Trust Agreement dated as of June 14, 1997 among Financial
                 Asset Securities Corp., the Registrant, Wilmington Trust
                 Company and First Bank National Association.
 10.42(6)    --  Agreement between Mego Financial Corp. and the Registrant, dated August 29, 1997.
 10.43(7)    --  Sale and Servicing Agreement dated August 16, 1997 among
                 Mego Mortgage Home Loan Owner Trust 1997-4 as Issuer,
                 Financial Asset Securities Corp. as Depositor, the
                 Registrant as Seller and Servicer, Norwest Bank Minnesota,
                 N.A., as Master Servicer, and U.S. Bank National
                 Association, as Indenture Trustee and Co-Owner Trustee.
 10.44(7)    --  Home Loan Purchase Agreement dated August 16, 1997 between
                 Financial Asset Securities Corp. as Purchaser and the
                 Registrant as Seller.
 10.45       --  Servicing Agreement dated August 16, 1997 between the
                 Registrant and Norwest Bank Minnesota, N.A.
 10.46(7)    --  Credit Agreement dated as of October 27, 1997 between the
                 Registrant and Textron Financial Corporation, as Agent.
 10.47(7)    --  Security Agreement, dated as of October 27, 1997 between the
                 Registrant and Textron Financial Corporation, as Agent.
 10.48(7)    --  Note, dated October 27, 1997 issued by the Registrant to
                 Textron Financial Corporation.
 10.49       --  Credit Agreement dated as of June 20, 1997 between the
                 Registrant and The First National Bank of Chicago, as agent.
 10.50       --  Letter Agreement dated July 1, 1997 between the Registrant and The First National Bank of Chicago, as agent for the
                 lenders party thereto.
 10.51       --  Letter Agreement dated August 26, 1997 between the
                 Registrant and The First National Bank of Chicago, as agent.
 10.52       --  Amendment to Credit Agreement dated September 5, 1997
                 between the Registrant, The First National Bank of Chicago, as agent and as lender, Bank United and Guaranty Federal
                 Bank, F.S.B.
 10.53       --  Fourth Amendment to Credit Agreement dated October 16, 1997 between the Registrant and The First National Bank of
                 Chicago, as agent and as lender, Bank United, Guaranty
                 Federal Bank, F.S.B., and Harris Trust and Savings Bank.
 10.54       --  Security and Collateral Agency Agreement dated June 20, 1997 among the Registrant, The First National Bank of Chicago, as agent, and First Chicago National Processing Corporation.
 10.55       --  Tri-Party Agreement dated as of June 20, 1997 among the
                 Registrant, The First National Bank of Chicago and Greenwich
                 Capital Markets, Inc.
 10.56       --  Agreement Regarding Subservicing dated as of June 20, 1997 among the Registrant, The First National Bank of Chicago, as agent, and Preferred Equities Corporation.
 10.57       --  Pledge and Security Agreement dated as of April 17, 1997 between the Registrant and Greenwich Capital Markets, Inc.
 10.58       --  Promissory Note dated April 17, 1997 and Note Endorsements
                 No. 1, No. 2 and No. 3 dated June 13, 1997, June 20, 1997
                 and July 15, 1997, respectively, to Note issued by the
                 Registrant to Greenwich Capital Markets, Inc.

 EXHIBIT
 NUMBER                                  DESCRIPTION
 -------                                 -----------
 10.59*      --  Loan Purchase Agreement dated April 18, 1997 between the
                 Registrant and First Alliance Mortgage Company.
 10.60(7)    --  1997 Stock Option and Stock Appreciation Rights Plan.
 10.61       --  Employment Agreement dated as of September 1, 1997 between the Registrant and Jerome J. Cohen.
 10.62       --  Employment Agreement dated as of September 2, 1997 between the Registrant and Jeffrey S. Moore.
 10.63       --  Employment Agreement dated as of September 2, 1997 between the Registrant and James Belter.
 10.64       --  Employment Agreement dated as of September 2, 1997 between the Registrant and Chris DeWinter.
 10.65       --  Consultancy Agreement dated as of September 1, 1997 between the Registrant and Don A. Mayerson.
 10.66       --  Consultancy Agreement dated as of September 1, 1997 between the Registrant and Herbert B. Hirsch.
 10.67       --  First Supplemental Indenture dated as of October 20, 1997 between the Registrant and American Stock Transfer & Trust
                 Company.
 10.68       --  Registration Rights Agreement dated as of October 20, 1997 between the Registrant and Friedman, Billings, Ramsey & Co.,
                 Inc.
 10.69       --  Settlement Servicer Provider Agreement dated October 23,
                 1997 between the Registrant and Transamerica Home Loan.
 12.1        --  Computation of earnings to fixed charges.
 21.1(7)     --  Subsidiaries of the Registrant.
 23.1*       --  Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel,
                 P.A. (included in its opinion to be filed as Exhibit 5.1).
 23.2        --  Consent of Deloitte & Touche LLP.
 24.1        --  Power of Attorney (included in signature page).
 25.1(3)     --  Statement of eligibility of trustee
 27.1(6)     --  Financial Data Schedule (for SEC use only)
 99.1*       --  Letter of Transmittal

---------------

 *  To be filed by amendment.
(1) Filed as part of the Form 10-K for the fiscal year ended August 31, 1994 of Mego Financial Corp. and incorporated herein by reference.
(2) Filed as part of the Form 10-K for the fiscal year ended August 31, 1995 of Mego Financial Corp. and incorporated herein by reference.
(3) Filed as part of the Registration Statement on Form S-1 filed by the Company, as amended (File No. 333-13421) and incorporated herein by reference.
(4) Filed as part of the Registration Statement on Form S-1 filed by the Company, as amended (File No. 333-12443) and incorporated herein by reference.
(5) Filed as part of the Form 10-Q for the quarter ended May 31, 1997 filed by the Company and incorporated herein by reference.
(6) Filed as part of the Form 10-K for the fiscal year ended August 31, 1997 filed by the Company and incorporated herein by reference.
(7) Filed as part of the Registration Statement on Form S-1 filed by the Company, as amended (File No. 333-39935) and incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 26, 1997.

                                          MEGO MORTGAGE CORPORATION

                                          By:     /s/ JEFFREY S. MOORE
                                            ------------------------------------
                                                      Jeffrey S. Moore
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Moore and James L. Belter and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

                 /s/ JEROME J. COHEN                     Chairman of the Board            November 26, 1997
-----------------------------------------------------
                   Jerome J. Cohen

                /s/ JEFFREY S. MOORE                     President, Chief Executive       November 26, 1997
-----------------------------------------------------      Officer and Director
                  Jeffrey S. Moore                         (Principal Executive
                                                           Officer)

                 /s/ JAMES L. BELTER                     Executive Vice President,        November 26, 1997
-----------------------------------------------------      Chief Financial Officer and
                   James L. Belter                         Treasurer (Principal
                                                           Accounting Officer)

               /s/ ROBERT NEDERLANDER                    Director                         November 26, 1997
-----------------------------------------------------
                 Robert Nederlander

                /s/ HERBERT B. HIRSCH                    Director                         November 26, 1997
-----------------------------------------------------
                  Herbert B. Hirsch

                 /s/ DON A. MAYERSON                     Director                         November 26, 1997
-----------------------------------------------------
                   Don A. Mayerson

                /s/ SPENCER I. BROWNE                    Director                         November 26, 1997
-----------------------------------------------------
                  Spencer I. Browne

                  /s/ JEREMY WIESEN                      Director                         November 26, 1997
-----------------------------------------------------
                    Jeremy Wiesen